AMENDMENT NO. 1 TO
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

VIOQUEST PHARMACEUTICALS, INC.

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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2)	Form, schedule or registration statement no.:

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4)	Date filed:

VIOQUEST PHARMACEUTICALS, INC.
7 Deer Park Drive, Suite E
Monmouth Junction, New Jersey 08852
_______________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On
_______, 2005

_______________

Notice is hereby furnished to the shareholders of VioQuest Pharmaceuticals, Inc., a Minnesota corporation (the “Company”), of a special meeting of shareholders (the “Meeting”), to be held at __:00 _.m. on __________, 2005, at __________________________________, to consider and act upon a proposal to merge the Company with and into VioQuest Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with VioQuest Delaware, Inc. remaining as the surviving corporation.

The Company recently announced that it has entered into an Agreement and Plan of Merger with Greenwich Therapeutics, Inc., pursuant to which a wholly-owned subsidiary of the Company would merge into Greenwich and Greenwich would remain as the surviving corporation and a wholly-owned subsidiary of the Company. Greenwich is a privately-held, New York-based biotechnology company that holds exclusive license rights to develop and commercialize two pharmaceutical drug candidates for use in the treatment of cancer. Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald and his family collectively hold approximately 48 percent of Greenwich’s capital stock. Together, Dr. Rosenwald and such trusts also beneficially own approximately 16 percent of the Company’s common stock. Because of such cross-ownership, the proposed acquisition of Greenwich is prohibited under the Minnesota Business Corporation Act, to which we are subject as a Minnesota corporation. However, the same transaction would be permissible if the Company were incorporated under the laws of the State of Delaware. The primary purpose of the proposal to reincorporate the Company under the Delaware law is to allow the Company to complete the Company’s proposed acquisition of Greenwich. Accordingly, the shareholders will be asked to consider and act upon the following proposals: (i) to reincorporate the Company under the laws of the State of Delaware by merging the Company with and into VioQuest Delaware, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary, with VioQuest Delaware, Inc. remaining as the surviving corporation (the “Reincorporation”); (ii) to amend the Company’s articles of incorporation to increase the number of shares of authorized common stock to 100 million and to fix a number of authorized shares of preferred stock at 10 million (the “Charter Amendment”); and (iii) if necessary, to adjourn the Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the Charter Amendment.

The Board of Directors of the Company has approved the foregoing proposals and recommends that the shareholders of the Company vote in their favor.

Only shareholders of record as of the close of business on August 19, 2005, or their legal representatives, are entitled to notice and to vote at the Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Meeting.

A Proxy and Proxy Statement are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of the Company, and to return it in the envelope provided.

By Order of the Board of Directors,

President and Chief Executive Officer

August___, 2005

PROXY STATEMENT
OF
VIOQUEST PHARMACEUTICALS, INC.
7 Deer Park Drive, Suite E
Monmouth Junction, New Jersey 08852

For a Special Meeting of Shareholders
To Be Held __________, 2005

This Proxy Statement is furnished to the shareholders of VioQuest Pharmaceuticals, Inc. (referred to as “we,”“us,”“our” or the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the special meeting of the Company’s shareholders or any adjournment thereof (the “Meeting”), to be held at __:00 _.m. on _________, 2005, at ______________________________________. This Proxy Statement and the accompanying proxy were first mailed on approximately _________, 2005, to the Company’s shareholders of record as of the close of business on August 19, 2005. The Company intends to mail this Proxy Statement and the accompanying Notice of Special Meeting on or about September ___, 2005 to all shareholders entitled to vote at the Meeting.

As indicated in the accompanying Notice of Special Meeting, the matters to be considered at the Meeting are proposals: (i) to reincorporate the Company under the laws of the State of Delaware by merging the Company with and into VioQuest Delaware, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary, with VioQuest Delaware, Inc. remaining as the surviving corporation (the “Reincorporation”); (ii) to amend the Company’s articles of incorporation to increase the number of shares of authorized common stock and to establish a number of authorized shares of preferred stock (the “Charter Amendment”); and (iii) if necessary, to adjourn the Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the Charter Amendment (the “Adjournment”). The accompanying Proxy authorizes the appointees named in the Proxy, acting at the request of the management of the Company, to vote the shares indicated in the Proxy for or against each of the proposals and, in their discretion, to vote on other matters incidental to the Meeting.

A form of proxy is enclosed for your use. Please date, sign and return the proxy at your earliest convenience. Prompt return of your proxy will be appreciated. The solicitation of proxies from the shareholders is being made by the Board of Directors and management of the Company who will not be specially compensated for such solicitation.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE REINCORPORATION, THE CHARTER AMENDMENT, THE MERGER AND THE SPECIAL MEETING	4
SUMMARY	8
The Reincorporation Proposal	8
The Charter Amendment Proposal	9
Description of the Merger with Greenwich Therapeutics	9
The Special Meeting	11
RISK FACTORS	12
Risks Relating to the Merger	12
Risks Relating to Greenwich’s Operations	13
SHAREHOLDER PROPOSAL No. 1: REINCORPORATION UNDER DELAWARE LAW	21
General	21
Reasons for the Reincorporation - Condition to Completing Merger with Greenwich	21
Other Reasons for the Reincorporation	22
Effect on VioQuest Stock	22
Comparative Rights of VioQuest Stockholders and VioQuest Delaware Stockholders	23
Abandonment of Reincorporation Merger	33
Required Vote for the Reincorporation	33
Board Recommendation and Voting Requirements	33
Dissenters’ Rights	33
Federal Income Tax Consequences of Reincorporation	33
SHAREHOLDER PROPOSAL No. 2: AMENDMENT TO THE ARTICLES OF INCORPORATION	35
Effect on VioQuest Stock	35
Required Vote for the Charter Amendment	35
Board Recommendation and Voting Requirements	36
THE MERGER	37
Background of Merger	37
VioQuest’s Reasons for the Merger	38
The Merger Agreement	39
Interest of Certain VioQuest Directors in Greenwich	44
Management of Company after the Merger	44
Regulatory Approval	44
Material Federal Income Tax Consequences	44
CERTAIN INFORMATION REGARDING VIOQUEST	44
General	44
Chiral Business	45
Our Technology	46
Proposed Drug Development Business	49
Market for Company Common Stock	49
INFORMATION REGARDING GREENWICH THERAPEUTICS	50
Overview	50
Oncology Overview	50
Greenwich Therapeutics’ Product Candidates - Sodium Stibogluconate	54
Greenwich Therapeutics’ Product Candidates - Triciribine	56
License Agreements & Intellectual Property	58
Legal Proceedings	59
Plan of Operation	59

Information Concerning Greenwich Stock	60
Selected Historical Financial Data	60
Officers and Directors of Greenwich	61
Principal Stockholders	62
CERTAIN TRANSACTIONS AND RELATIONSHIPS	64
SUMMARY OF DISSENTERS’ RIGHTS	64
PRINCIPAL SHAREHOLDERS	67
PRO FORMA FINANCIAL INFORMATION	69
Where You Can Find More Information; Incorporation by Reference	76
INDEX TO APPENDICES TO PROXY STATEMENT	78
Appendix A: Agreement and Plan of Merger dated July 1, 2005 by and among VioQuest Pharmaceuticals, Inc., Greenwich Therapeutics, Inc. and VQ Acquisition Corp.	A-1
Appendix B: Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.	B-1
Appendix C: Financial Statements of Greenwich Therapeutics, Inc.	C-1
Appendix D: License Agreement dated February 8, 2005 by and between Greenwich Therapeutics, Inc. and The Cleveland Clinic Foundation.	D-1
Appendix E: License Agreement dated April 19, 2005 by and between Greenwich Therapeutics, Inc. and the University of South Florida Research Foundation, Inc.	E-1
Appendix F: Certificate of Incorporation of VioQuest Delaware, Inc.	F-1

QUESTIONS AND ANSWERS ABOUT THE REINCORPORATION, THE CHARTER
AMENDMENT, THE ADJOURNMENT, THE MERGER AND
THE SPECIAL MEETING

Who is entitled to vote?

The holders of record of the Company’s common stock as of the close of business on August 19, 2005 may vote at the Meeting. As of August 19, 2005, there were 17,827,924 shares of our common stock outstanding.

What are you voting on?

The matters to be voted upon at the Meeting are: (i) the Reincorporation; (ii) the Charter Amendment; and (iii) the Adjournment. The shareholders will not be directly voting on the proposed Merger with Greenwich Therapeutics, Inc., although completion of the Reincorporation is necessary to complete the Merger. Shareholders will also be voting on such other matters incidental to conducting the Meeting.

What is the purpose of the Reincorporation?

The Reincorporation is being proposed to facilitate the acquisition of Greenwich Therapeutics pursuant to the Merger Agreement. A copy of the Merger Agreement without schedules is included in this Proxy Statement as Appendix A. In the Merger, the stockholders of Greenwich Therapeutics are to receive a number of our common shares and warrants to purchase common shares, such that, following completion of the Merger, they will collectively own approximately 47 percent of our outstanding common stock on a fully-diluted basis (i.e., assuming the issuance of all shares issuable under outstanding options and warrants).

What is the purpose of the Charter Amendment?

The Charter Amendment is being proposed to provide the Company with a larger pool of authorized capital and, subsequently, greater flexibility to raise additional capital in the future by selling shares of its stock. Currently, the Company’s articles of incorporation authorize the issuance of 50,000,000 shares of undesignated capital stock. The Company currently has outstanding approximately 17,800,000 shares of common stock and options and warrants to acquire an additional approximately 6,200,000 shares of common stock. In connection with the Merger, we will be required to issue approximately 17,200,000 shares of common stock to Greenwich’s stockholders, plus warrants to purchase an additional 4,000,000 shares. Accordingly, following the Merger we expect to have outstanding approximately 35,000,000 shares of common stock and options and warrants to purchase an additional 10,200,000 common shares. Without the increased number of authorized shares resulting from the Charter Amendment, the Company will have very few additional authorized shares remaining for issuance and would likely need to seek shareholder approval in the near future.

Will the Merger proceed if the Reincorporation proposal is defeated?

Very unlikely. A vote against the proposed Reincorporation is essentially a vote against the Merger. Currently, as a Minnesota corporation, we are subject to the Minnesota Business Corporation Act, which prohibits us from completing a “business combination” (as that term is defined under the act) transaction with Greenwich. If we were a Delaware corporation, however, the proposed transaction with Greenwich would be permissible. Unless the ownership structure of either or both of our company and/or Greenwich changes, the Merger with Greenwich cannot be completed without the proposed Reincorporation.

Will the Merger with Greenwich proceed if the Reincorporation is approved?

Very likely. The proposed Reincorporation is a condition to completing the Merger. The Merger Agreement, however, has conditions other than the Reincorporation of the Company, which, if not satisfied, may allow either us or Greenwich to terminate the Merger Agreement. These include conditions requiring that:

•	the warranties and representations of the parties made in the Merger Agreement are true as of the time of the Merger;

•	the Merger be accomplished by October 31, 2005;

•	the Merger qualify as a tax free reorganization; and

•	the Merger is approved by the stockholders of Greenwich.

What will happen if the proposed Reincorporation is approved, but either the Merger is not completed or the Charter Amendment is not approved?

If either of those were to occur, we would likely still effect the Reincorporation. We believe reincorporating under Delaware law is advisable even if the Merger is not completed or the Charter Amendment is not approved because Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws with a specialized, responsive and efficient judiciary. Further, reincorporation from Minnesota to Delaware may make it easier to attract future candidates for our board of directors because many candidates are familiar with Delaware corporate law, specifically, provisions relating to director indemnification.

What will happen if the Charter Amendment is approved, but the Reincorporation is not approved?

If that were to occur, we would likely still proceed with the Charter Amendment. The Company currently has outstanding approximately 17,800,000 shares of common stock and options and warrants to acquire an additional approximately 6,200,000 shares of common stock. Increasing the authorized number of shares of the Company from 50,000,000 shares of undesignated capital stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock will provide us with greater flexibility for additional fundraising activities in the future.

Do you have statutory rights of appraisal if you oppose the Reincorporation?

Yes. Under Minnesota law, a shareholder asked to approve a merger of that shareholder’s corporation has the right to dissent from the transaction and receive the fair value of his or her shares in cash. Since the proposed Reincorporation involves merging the Company into a Delaware corporation, you are entitled to receive the fair value of shares under Minnesota law.

How does the Board recommend you vote on the proposals?

The Board recommends you vote your shares FOR the proposed Reincorporation, Charter Amendment and Adjournment.

Who will be soliciting your vote?

The Board of Directors is soliciting your vote by mail through this Proxy Statement. Your vote may also be solicited in person or by telephone by officers of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of our common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by the Company.

How can I vote?

If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by completing and mailing the form of proxy provided to you. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do I vote by mail?

You can vote by mail by following the instructions on the accompanying form of proxy, signing the proxy and mailing it to the address noted on the form of proxy or by using the accompanying envelope provided for that purpose. The individuals named as proxies on the form of proxy will vote your shares in accordance with your instructions. If you sign and submit your proxy without giving instructions, the proxies named on the form of proxy will vote your shares as recommended by the Board of Directors.

How can you revoke your proxy after mailing it?

If you are a shareholder of record, you can revoke your proxy by:

•	Submitting a new form of proxy with a later date on it;

•	Giving written notice before the Meeting to the Company’s Secretary, at 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey 08852, stating that you are revoking your proxy; or

•	Attending the Meeting and voting your shares in person.

Merely attending the Meeting without voting will not revoke your proxy. If you are a street name shareholder, you may revoke your proxy only as instructed by the bank, broker or other nominee holding your shares.

How do I sign the proxy?

Sign your name exactly as it appears on the form of proxy. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney-in-fact or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor or other beneficiary. If the shares are held in joint ownership, both owners must sign.

What does it mean if you receive more than one proxy or voting instruction form?

It means your shares are registered differently or are in more than one account. Please complete, sign and return all proxy forms you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of our shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Shareholders who send in their proxy but abstain from voting and broker non-votes are counted as present for establishing a quorum.

How many votes are needed for approval of the Reincorporation, the Charter Amendment and the Adjournment?

The Reincorporation requires the affirmative vote of at least a majority of the issued and outstanding shares of the Company. Each of the Charter Amendment and the Adjournment requires the affirmative vote of a majority of the shares represented at the Meeting. Abstentions and broker non-votes are counted as shares present at the Meeting. Accordingly, an abstention from voting on any proposal or a broker non-vote is the same as a vote against that proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy form that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

How can I attend the Meeting?

If you are a shareholder of record on August 19, 2005, you can attend the Meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the Meeting by presenting acceptable identification along with evidence of your beneficial ownership of the Company’s common stock. As a street name shareholder, however, you will not be able to vote your shares unless the organizations through which you hold your shares provide proxies giving you authority to vote the shares held for you. This may require more than one proxy, as the record owner of your shares is usually not the organization providing you the account in which your shares are held.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including the appendices to this proxy statement, to understand fully the proposed Reincorporation and Charter Amendment and proposed acquisition of Greenwich. A copy of the Agreement and Plan of Merger dated July 1, 2005 by and among VioQuest, Greenwich and VQ Acquisition Corp. is attached as Appendix A to this proxy statement.

The Reincorporation Proposal

Our management has called the Meeting, and is asking our shareholders to approve a proposal to reincorporate VioQuest under the laws of the State of Delaware (the “Reincorporation”). The Reincorporation is being proposed to facilitate our proposed acquisition of Greenwich Therapeutics, Inc. (“Greenwich”). On July 1, 2005, we entered into an Agreement and Plan of Merger with Greenwich (the “Merger Agreement”) pursuant to which Greenwich will merge with and into our wholly-owned subsidiary, VQ Acquisition Corp., a Delaware corporation, with Greenwich remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The business of Greenwich and the terms of the Merger are discussed elsewhere in this proxy statement. Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald (collectively, the “Rosenwald Trusts”) collectively own approximately 48 percent of the outstanding stock of Greenwich and approximately 16 percent of our outstanding common stock. The Minnesota Business Corporation Act (the “MBCA”), to which the Company is currently subject as a Minnesota corporation, prohibits a business combination transaction between the Company and Dr. Rosenwald, including an entity of which Dr. Rosenwald owns at least 10 percent of its outstanding stock. The General Corporation Law of Delaware (the “DGCL”), which governs Delaware corporations, would not prohibit the proposed Merger with Greenwich. Accordingly, the Company can complete the proposed Merger by reincorporating under Delaware law prior to completion of the transaction.

The Reincorporation would be effected by merging VioQuest with and into VioQuest Delaware, Inc., a wholly-owned subsidiary of VioQuest formed for the specific purpose of the Reincorporation. The outstanding shares of VioQuest’s common stock and each outstanding option and warrant to purchase VioQuest common stock would convert into the same number of shares of VioQuest Delaware’s common stock and the right to purchase the same number of shares of VioQuest Delaware common stock, respectively. VioQuest Delaware would remain as the surviving corporation in this merger and the separate existence of VioQuest would cease. The name of VioQuest Delaware will be changed to “VioQuest Pharmaceuticals, Inc.”

If a sufficient number of our shareholders do not approve the Reincorporation, the Merger cannot occur as currently structured. Accordingly, voting on the Reincorporation has the practical effect of voting on the Merger itself.

Right to Dissent. Under Minnesota law, VioQuest shareholders have the right to dissent from the proposed Reincorporation and obtain payment for the fair value of their shares of VioQuest common stock. A full disclosure of these dissenters’ rights is included on pages 63 to 65 and the provisions of the MBCA relating to dissenters’ rights is attached as Appendix B to this proxy statement.

The Charter Amendment Proposal

We are also asking our shareholders to approve a proposal to amend the articles of incorporation to increase the authorized number of shares from 50,000,000 undesignated shares of capital stock to 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

Description of the Merger with Greenwich Therapeutics

Terms of the Merger

General. On July 1, 2005, we entered into the Merger Agreement pursuant to which Greenwich will merge with and into our wholly-owned subsidiary, VQ Acquisition Corp., a Delaware corporation, with Greenwich remaining as the surviving corporation and a wholly-owned subsidiary of the Company. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware. Assuming all conditions to the Merger are met or waived by the appropriate party or parties, it is anticipated that the Merger will be completed within one week after the date of the Special Meeting.

Information Regarding Greenwich. Greenwich is a Delaware corporation formed on October 28, 2004 which has focused primarily on acquiring the rights to develop and commercialize pharmaceutical drug candidates, particularly candidates for usse in oncology. Greenwich currently has the exclusive rights to develop and commercialize two oncology drug candidates - Sodium Stibogluconate, or “SSG,” and Triciribine, or “TCN.” Greenwich borrowed from Paramount BioCapital, Inc., a New York-based merchant and investment bank and venture capital firm that focuses on biotechnology companies, and which is owned and controlled by Lindsay A. Rosenwald, M.D., substantially all of the funds necessary to conduct operations and to acquire the licenses for SSG and TCN. Most of this indebtedness will be repaid to Paramount BioCapital from the proceeds of proposed or future VioQuest financing transactions. As a result, Greenwich stockholders will acquire their controlling interest in VioQuest for nominal consideration.

Conversion of Greenwich Shares. As consideration for their shares of Greenwich common stock, the stockholders of Greenwich are entitled to receive a number of shares of VioQuest common stock (the “Merger Shares”) such that immediately following the Merger they will own approximately 49 percent of VioQuest’s issued and outstanding common stock. Accordingly, assuming VioQuest will have 17,827,924 shares of its common stock issued and outstanding immediately prior to the Merger, the Greenwich stockholders will be entitled to receive an aggregate of approximately 17,128,790 shares of VioQuest common stock. The last closing sale price of VioQuest’s common stock prior to the execution of the Merger Agreement, as quoted on the OTC Bulletin Board, was $0.70 per share. Based on such price, the aggregate value of the Merger Shares issuable to the Greenwich stockholders would be approximately $12 million. In addition to the Merger Shares, the Greenwich stockholders are also entitled to receive 5-year warrants to purchase an aggregate of 4,000,000 shares of VioQuest common stock at a price of $1.41 per share (the “Merger Warrants”). One-half of the total number of Merger Shares and Merger Warrants will be deposited into an escrow account and released upon the achievement of milestones relating to the development of Greenwich’s product candidates, as discussed below. See “—Escrow of Merger Shares and Warrants.”

Escrow of Merger Shares and Warrants. One-half of the Merger Shares and the Merger Warrants will be deposited with an escrow agent pursuant to an escrow agreement to be entered into among VioQuest, Greenwich and a representative appointed by the stockholders of Greenwich. The Merger Shares and the Merger Warrants subject to the escrow agreement will be outstanding at the closing of the Merger. As such, the Greenwich stockholders will hold approximately 49 percent of the issued and outstanding shares of VioQuest common stock upon the closing of the Merger and will be entitled to vote the Merger Shares and otherwise have all rights of a stockholder with respect to such shares, subject to restrictions on transfer. The escrowed securities will be released, if ever, upon the completion of the following milestones relating to the clinical development of Greenwich’s two product candidates:

•	35 percent upon the conclusion of a Phase I clinical trial for Sodium Stibogluconate;
•	15 percent upon conclusion of a Phase II clinical trial for Sodium Stibogluconate;
•	35 percent upon the conclusion of a Phase I clinical trial for Triciribine under a corporate-sponsored investigational new drug application accepted by the FDA; and
•	15 percent upon conclusion of a Phase II clinical trial for Triciribine.

See “The Merger - The Merger Agreement - Escrow of Merger Consideration.”  If the milestones are not achieved on or before June 30, 2008, then the escrow shall terminate and all of the Merger Shares and Merger Warrants remaining in the escrow will be returned to VioQuest for cancellation.

Registration Rights; Lock-Up Agreement. The Merger Shares and Merger Warrants are being issued to Greenwich’s stockholders in reliance upon certain exemptions from the registration requirements of the Securities Act of 1933, as amended. VioQuest will grant to the Greenwich stockholders “piggy-back” registration rights. This means that VioQuest will register the resale of the Merger Shares and the shares issuable upon exercise of the Merger Warrants in the next registration statement filed by VioQuest under the Securities Act. Under the terms of the Merger Agreement, however, the Greenwich stockholders will be required to enter into a lockup agreement providing that they will not sell or transfer (subject to certain exceptions) the Merger Shares or shares issuable upon exercise of the Merger Warrants for a period of one year following the effective date of the Merger.

Voting Agreements. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of Greenwich’s outstanding common stock. Pursuant to the terms of the Merger Agreement, however, Lester E. Lipschutz, as the trustee of the Rosenwald Trusts, J. Jay Lobell, the President of Greenwich, and Dr. Rosenwald have entered into a voting agreement with VioQuest. The voting agreements impose on the Greenwich stockholders an obligation to vote in favor of the Merger in connection with any stockholder action taken by Greenwich in connection with the Merger and grant an irrevocable proxy to vote the stockholders’ shares in such a manner.

Conditions to the Merger. The obligations of the parties to complete the Merger are subject to the satisfaction of certain conditions, including without limitation:

•	the accuracy of each party’s representations and warranties contained in the Merger Agreement;
•	the absence of any material adverse change in the financial condition of the parties;
•	the receipt by VioQuest of a fairness opinion from its financial advisor to the effect that the transaction is fair to VioQuest from a financial point of view;
•	approval of the Merger by the holders of a majority of Greenwich’s outstanding common stock and approval of the proposed Reincorporation by VioQuest’s shareholders;
•	VioQuest’s completion of a financing transaction which generates $5,000,000 in proceeds (see “The Merger - The Merger Agreement - Closing Conditions”); and
•	the receipt by Greenwich of an opinion of its counsel that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Market Price Data

No established trading market exists for Greenwich common stock. VioQuest’s common stock trades on the OTC Bulletin Board® under the symbol “VQPH.” The closing price per share of VioQuest common stock, as reported on the OTC Bulletin Board® on July 1, 2005, the last full trading day prior to the execution of the Merger Agreement was $0.70.

The Special Meeting

Record Date; Voting Power

You are entitled to vote at the Special Meeting if you owned shares of VioQuest common stock as of the close of business on August 19, 2005, the record date for the Special Meeting. On that date, there were 17,827,924 shares of VioQuest common stock issued and outstanding. VioQuest has no other shares of voting stock outstanding. Each VioQuest shareholder will have one vote for each share of VioQuest common stock owned at the record date.

Meeting Quorum; Votes Required

Under the Minnesota Business Corporation Act and VioQuest’s bylaws, a majority of the shares of common stock outstanding on the record date must be present in person or represented by proxy to establish a quorum for transaction of business at the Special Meeting. The affirmative vote of a majority of the outstanding shares of VioQuest common stock is required to approve the Reincorporation. The affirmative vote of a majority of the shares represented at the Meeting is required to approve the Charter Amendment. Accordingly, based on the number of shares outstanding as of the record date, in order for the Reincorporation to be approved, the Reincorporation must receive the affirmative vote of at least 8,913,963 shares. In order for each of the Charter Amendment to be approved, each must receive the affirmative vote of at least 4,456,982 shares.

Risk Factors

In considering whether to approve and adopt the the Reincorporation and the Charter Amendment, you should carefully review and consider the information contained below under the caption “Risk Factors.”

RISK FACTORS

Information or statements provided by VioQuest from time to time, including statements contained in this proxy statement, may contain certain "forward-looking statements," including comments regarding anticipated future operations, market opportunities, operating results and financial performance of VioQuest. VioQuest’s future operating performance and share price are influenced by many factors, including factors which may be treated in forward-looking statements. You are cautioned that any forward-looking statements made in this proxy statement or in any other reports, filings, press releases, speeches or other comments, are not a guarantee of future performance. Any such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those which may be projected on the basis of such forward-looking statements. Furthermore, VioQuest assumes no obligation to update such forward-looking statements, except as otherwise required by law. Among the risks and uncertainties which may affect future performance are those described below. In deciding to approve the proposed Reincorporation, you are urged to consider the following risk factors:

Risks Relating to the Merger

We may not realize the anticipated benefits of the Merger.

Although our Board of Directors believes that the Merger is in the best interests of our company and our shareholders, Greenwich is a very early-stage company with no operating history on which to evaluate its business and prospects. Greenwich was formed in October, 2004 and only acquired the licenses to its two product candidates in February 2005 and April 2005, respectively. We are proposing to acquire Greenwich because it has rights to develop and commercialize two oncology drug candidates, both of which are in the early stages of development. The Cleveland Clinic Foundation, from which Greenwich licenses its rights, has commenced a Phase I clinical trial for sodium stibogluconate, or SSG, pursuant to its own Investigational New Drug Application, or “IND.” Greenwich is in the process of finalizing the protocol for an initial Phase I clinical trial for triciribine, or TCN, which Greenwich licenses from the University of South Florida Research Foundation, Inc. The drug development business is very risky and there is no assurance either of these drug candidates will ever be successfully developed. Accordingly, there can be no assurance that, following the Merger, we will be successful in developing Greenwich’s product candidates or that the Merger will enhance the Company’s profitability or otherwise benefit its stockholders, including the former stockholders of Greenwich who receive shares of the Company’s common stock in the Merger. In the event that the benefits of the Merger fail to materialize, the market price of the Company’s common stock may be materially adversely affected.

The Merger will significantly dilute your percentage ownership in the Company.

If the Merger is completed, we will issue to the stockholders of Greenwich a number of shares of our common stock, including warrants to purchase additional shares of our common stock, that will represent up to approximately 47 percent of our outstanding common shares on a fully-diluted basis, including the Merger Shares and Warrants to be deposited into escrow at the closing of the Merger. Accordingly, the Merger will result in substantial dilution to your current ownership and voting interests in our company.

The Merger will result in a significant dilution in the book value of your shares.

As of June 30, 2005, we had a net tangible book value of $919,000 or approximately $0.05 per share. As of that date, Greenwich’s liabilities exceeded its tangible assets by $795,000. If the Merger were to have occurred on June 30, 2005 and all shares and warrants subject to escrow were issued to the Greenwich stockholders, it would have resulted in a dilution, on a per share net tangible book value basis, to our current shareholders of approximately $0.05 per share.

Following the Merger, a small group of persons will be able to exert significant control over our company, including with respect to the election of directors.

Following the Merger, our current officers and directors will beneficially own or control approximately 17.7% of our issued and outstanding common stock. Individually and in the aggregate, these persons will have significant influence over the management of our business, the election of directors and all matters requiring shareholder approval. In particular, this concentration of ownership may have the effect of facilitating, delaying, deferring or preventing a potential acquisition of the Company and may adversely affect the market price of our common stock. Following the Merger, Dr. Lindsay A. Rosenwald will beneficially own 8.1% of our outstanding common stock, and several trusts for the benefit of Dr. Rosenwald and his family will beneficially own 28.9% of our outstanding common stock. Dr. Rosenwald does not have the legal authority to exercise voting power or investment discretion over the shares held by those trusts; however, as a result of the foregoing, Dr. Rosenwald may have the ability to exert significant influence over our Company.

In connection with the Merger, Greenwich stockholders will be acquire a significant interest in our company for nominal consideration and license agreements for unproven and undeveloped drug candidates.

Greenwich stockholders borrowed from Paramount BioCapital, Inc., a New York-based merchant and investment bank and venture capital firm that focuses on biotechnology companies, Lindsay A. Rosenwald, M.D., and their affiliates substantially all of the funds necessary to conduct operations and to acquire the licenses held by Greenwich to the two drug candidates from The Cleveland Clinic Foundation and the University of South Florida Research Foundation, Inc. Most of this indebtedness will be repaid to Paramount BioCapital, Dr. Rosenwald and their affiliates from the proceeds of VioQuest private placements. Greenwich stockholders will therefore acquire their controlling interest in VioQuest for nominal consideration, including license agreements for uproven and undeveloped drug candidates.

A fairness opinion will not be delivered until the close of the Merger.

A fairness opinion will not be delivered until closing pursuant to the terms of the Merger Agreement. As such, you will not have the benefit of reviewing the fairness opinion in determining your vote with respect to the Reincorporation. The board of directors, however, will have received the fairness opinion prior to the close of the Merger and will have the benefit of its contents to assess the fairness of the Merger and to determine whether to proceed with closing the Merger.

Risks Relating to Greenwich’s Operations

Greenwich has no meaningful operating history on which to evaluate its business or prospects.

Greenwich was formed on October 28, 2004 and only acquired the licenses to its two product candidates in February 2005 and April 2005, respectively. Greenwich has only a limited operating history on which you can base an evaluation of its business and prospects. Accordingly, its business prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the fine chemical, pharmaceutical and biotechnology markets.

Greenwich’s management anticipates experiencing a significant negative cash flow for the foreseeable future and may never become profitable.

Because drug development takes several years and is extremely expensive, Greenwich expects that it will incur substantial losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability, even if it succeeds in acquiring, developing and commercializing one or more drug candidates. Greenwich expects to incur significant operating and capital expenditures and anticipates that its expenses will increase substantially in the foreseeable future as it:

•	undertakes pre-clinical development and clinical trials for its drug candidates;

•	seeks regulatory approvals for its drug candidates;

•	implements additional internal systems and infrastructure;

•	leases additional or alternative office facilities; and

•	hires additional personnel.

Greenwich’s drug development business may not be able to generate revenue or achieve profitability. Greenwich’s failure to achieve or maintain profitability could negatively impact the value of our Common Stock.

Following the Merger, we will require substantial additional financing in order to fund the development of Greenwich’s products. Such financing may not be available on acceptable terms, or even at all.

We will require substantial additional capital, both in the near future and long term, in order to fund the development of Greenwich’s product candidates. Greenwich’s combined capital requirements will depend on numerous factors, including costs for clinical trials; the extent of regulatory approval processes; the purchase of capital equipment to build its infrastructure; fluctuating real estate markets; the costs associated with hiring necessary personnel; and the cost of defending and enforcing patent claims and other intellectual property rights and the outcome of any potentially related litigation or other dispute. We cannot be sure that we will be able to obtain the necessary financing at the times when we need it and on acceptable terms. If we do not have sufficient capital available to us to fund development of these product candidates, we may be forced to slow down or cease all together our development efforts, which will significantly reduce the value of Greenwich’s product candidates to our company.

Greenwich’s success depends upon license agreements.

Greenwich does not directly own the rights to its product candidates, but rather has exclusive world-wide rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense the product candidates pursuant to license agreements with The Cleveland Clinic Foundation (“CCF”) and the University of South Florida Research Foundation, Inc. (“USF”). Pursuant to the license agreement by and between Greenwich and CCF, Greenwich paid CCF an initial license fee of $500,000, reimbursed CCF for certain costs and expenses incurred by it, agreed to pay CCF an annual license maintenance fee of $35,000 until the first commercial sale of the licensed product, at which time Greenwich will be obligated to pay to CCF an annual royalty based on net sales of the product, and is obligated to pay CCF up to an aggregate of $4.5 million upon the achievement of milestones. In the event that Greenwich sublicenses SSG to a third party, Greenwich will be obligated to pay CCF a portion of fees and royalties received from the sublicense. Pursuant to the license agreement by and between Greenwich and USF, Greenwich paid USF an initial license fee of $40,000, reimbursed the University of South Florida Research Foundation for certain costs and expenses incurred, agreed to sponsor a Research Project involving the licensed technology in the amount of $25,000 annually for the term of the agreement and is obligated to pay USF up to an aggregate of $5.8 million upon the achievement of milestones. Should a product incorporating the licensed technology be commercialized, Greenwich is obligated to pay to USF an annual royalty based on net sales of the product. In the event that the Company sublicenses TCN to a third party, Greenwich is obligated to pay USF a portion of fees and royalties received from the sublicense. Currently, Greenwich has indebtedness in an aggregate amount of approximately $795,000 and anticipates needing approximately $5 million for the next twelve months to continue its proposed development of the technology licensed from CCF and USF. Currently, Greenwich’s commercial success depends entirely on this licensed technology. In the event Greenwich materially breaches the license agreements, CCF or USF may have the right to terminate the licenses. Since, following the Merger, our drug development business will depend entirely on the availability of Greenwich’s license rights, the termination of the licenses would significantly reduce the value of our company. See “Information Concerning Greenwich Therapeutics - License Agreements & Intellectual Property.”

Following the Merger, if we are unable to hire additional qualified personnel, our ability to successfully develop Greenwich’s and any other product candidates that we may acquire in the future, will be harmed.

Greenwich does not currently have any employees and even its officers and directors, none of whom will continue with VioQuest following the Merger, only devote a small portion of their time to Greenwich’s business. Accordingly, following completion of the Merger, we will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research, government regulation, formulation and manufacturing and, eventually, sales and marketing. In particular, as soon as practicable following the Merger, we anticipate hiring a chief medical officer and other employees with experience in drug development.

Our future success is dependent on the management of our potential growth.

Following the Merger, the future success of our company depends upon our ability to grow our business over a period of three to five years. Such growth, if it occurs, will require us to establish management and operating systems, hire additional support technical and sales personnel, and establish and maintain an independent office, research and production facilities for the Greenwich business. Currently, we have thirty employees: twenty-four individuals are located in our New Jersey facility while six are in our China facility. Of these employees, three are individuals in senior management serving our VioQuest drug development business and twenty-seven are technical, operations and administrative employees serving our subsidiary, Chiral Quest. Failure to manage that growth efficiently could have a material adverse affect on our business.

Competition in this market sector is intense.

The market for Greenwich’s product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. In particular, assuming we obtain approval for SSG, we will compete with other developers of protein tyrosine phosphatases, or “PTPs,” inhibitors for oncology treatment. Although there are no approved PTPs currently on the market, there are several product candidates in development that will compete with SSG and which are significantly further in development. Companies that have PTP inhibitor drugs in development include CEPTYR, Inc., Combinatorx, Kinetek Pharmaceuticals, Ontogen Corporation, and Sugen (Pfizer).

Assuming we obtain approval for TCN, we will compete with existing oncology therapies currently being sold by Keryx Biopharmaceuticals, Inc., Astex Therapeutics (and AstraZeneca under their collaboration), Bristol-Myers Squib, Abbott Laboratories, Kinetek Pharmaceuticals, Inc., ProIX Pharmaceuticals, Inc. and Kinetix Pharmaceuticals. In addition, Keryx Biopharmaceuticals, Inc. has a drug in development that will compete directly with TCN. These or other future competing products and product candidates may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

Developments by competitors may render our products or technologies obsolete or non-competitive.

Alternative technologies are being developed to treat cancer, several of which are in advanced clinical trials. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

If we are not able to obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates, we will not be able to sell those products.

We will need FDA approval to commercialize any drug candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize any product candidates in those jurisdictions. In order to obtain FDA approval of a drug candidate, we will be required to first submit to the FDA for approval an Investigational New Drug Application, or an IND, which will set forth plans for clinical testing of a particular drug candidate. Currently, we have no regulatory applications before the FDA or any other governmental agency for TCN. However, CCF has filed, and the FDA has accepted, an IND for SSG.

When the clinical testing for the product candidates is complete, we will then be required to submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration will require significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during the regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, a drug candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may still ultimately reject an NDA. Failure to obtain FDA approval of a drug candidate will severely undermine our business development by reducing our ability to recover the development costs expended in connection with a drug candidate and realize any profit from commercializing a drug candidate.

In foreign jurisdictions, we will be required to obtain approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Following completion of the Merger, we will be required to expend significant time, effort and money to conduct human clinical trials necessary to obtain regulatory approval of the product candidates we will acquire from Greenwich. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. Clinical trials of any product candidate are estimated to take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow Greenwich’s clinical protocols.

In addition, we or the FDA may suspend clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the IND submissions or the conduct of these trials.

The results of any clinical trial may not support the results of pre-clinical studies relating to Greenwich’s product candidates, which may delay development of any product candidate or cause us to abandon development altogether.

Even if any clinical trials we undertake with respect to Greenwich’s product candidates, we cannot be certain that the results will support the findings of pre-clinical studies upon which a development plan would be based. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that the product candidates are safe and effective for indicated uses. This failure may cause us to delay the development of a product candidate or even to abandon clinical development of a product candidate altogether. Such failure may also cause delay in other product candidates. Any delay in, or termination of, the clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize Greenwich’s product candidates and generate product revenues.

If physicians and patients do not accept and use Greenwich’s drugs after regulatory approvals are obtained, we will not realize sufficient revenue from such product to cover our development costs.

Even if the FDA approved any of Greenwich’s product candidates, physicians and patients may not accept and use them. Acceptance and use of the product candidates will depend upon a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of Greenwich’s drugs;

•	cost-effectiveness of the product relative to competing products;

•	availability of reimbursement for the products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

 Our drug development business plan contemplates that substantially all of any future revenues realized will result from sales of product candidates developed. The failure of any of the drugs to find market acceptance would significantly and adversely affect our ability to generate cash flow and become profitable.

We will rely exclusively on third parties to formulate and manufacture its product candidates.

We do not currently have, and have no current plans to develop, the capability to formulate or manufacture drugs. Rather, we intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies that will be needed for any clinical trials undertaken.  If we received FDA approval for any product candidate, we would rely on one or more third-party contractors to manufacture the drugs. Our anticipated future reliance on a limited number of third-party manufacturers will expose us to the following risks:

•
We may be unable to identify manufacturers on commercially reasonable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of the products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture the drugs in the volume and of the quality required to meet clinical and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply the clinical trials or to successfully produce, store and distribute the products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for the products, we may not own, or may have to share, the intellectual property rights to the innovation.

If, following the Merger, we are not able to successfully compete against other drug companies, our drug development business will fail.

The market for new drugs is characterized by intense competition and rapid technological advances. If any drug candidate that we develop, including the drug candidates acquired from Greenwich, receives FDA approval, we will likely compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost or with fewer side-effects. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will be competing against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drug candidates already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

If we fail to adequately protect or enforce Greenwich’s intellectual property rights or secure rights to patents of others, the value of those intellectual property rights would diminish.

Our success, competitive position and future revenues in connection with our drug development business will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. Neither Greenwich nor either of its licensors has any obligations to defend or instigate any suits against any patent or licensed-related suits of third parties. Neither we nor Greenwich is aware of any third party infringing on any of Greenwich’s intellectual property rights.

To date, through Greenwich’s license agreements for SSG and TCN, it holds certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications. Greenwich also has patent applications pending in several foreign jurisdictions. Greenwich anticipates filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford Greenwich against competitors, including whether third parties will find ways to invalidate or otherwise circumvent its licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by Greenwich’s licensed patents and patent applications; or

•	whether Greenwich will need to initiate litigation or administrative proceedings which may be costly whether Greenwich wins or loses.

Following the Merger, our success will also depend upon the skills, knowledge and experience of scientific and technical personnel, consultants and advisors as well as licensors and contractors. To help protect proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we intend to rely on trade secret protection and confidentiality agreements. To this end, we currently require, and will continue to require in the future, all of our employees to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. We intend to require new employees hired in connection with our drug development business to also enter into such agreements. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

To date, to the best of its knowledge, Greenwich has not received any threats, claims or other notices from third parties alleging that Greenwich’s product candidates or methods infringe their rights. If, following the Merger, it is determined that Greenwich’s products, methods, processes and other technologies infringe on the proprietary rights of other parties, however, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of the product candidates acquired from Greenwich;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose.

SHAREHOLDER PROPOSAL NO. 1:
REINCORPORATION UNDER DELAWARE LAW

General

As a condition to completing the Merger, the Company proposes to reincorporate under the laws of Delaware. Accordingly, the Board of Directors has unanimously approved and recommended for shareholder approval a proposal to reincorporate the Company under the laws of the State of Delaware (the “Reincorporation”). The Reincorporation would be effected by merging the Company into VioQuest Delaware, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Reincorporation will be effected pursuant to the terms of an agreement and plan of merger between the Company and VioQuest Delaware. The Company anticipates that the Reincorporation will become effective as soon as practicable following shareholder approval. However, the Reincorporation may be abandoned by the Board of Directors before the effective date of the Reincorporation, either before or after shareholder approval. Further, for the reasons identified below under “Shareholder Proposal No. 1: Reincorporation Under Delaware Law - Other Reasons for Reincorporation,” the Company intends to complete the Reincorporation even if the proposed Merger with Greenwich is abandoned.

Reasons for the Reincorporation - Condition to Completing Merger with Greenwich

The primary purpose of the proposed Reincorporation is to allow VioQuest to complete the Merger with Greenwich. As a Minnesota corporation, VioQuest is subject to the Minnesota Business Corporation Act (“MBCA”), which prohibits “business combinations” with “interested shareholders.” Under the MBCA, an “interested shareholder” includes any person that beneficially owns, directly or indirectly, 10 percent or more of an issuing public corporation’s outstanding voting stock. For purposes of this definition, a person is deemed the “beneficial owner” of shares held by a relative or spouse residing in such person’s home, and any estate or trust in which the person owns 10 percent or more of the total beneficial interest. A “business combination” includes the merger of an issuing public corporation or any subsidiary of such corporation with an interested shareholder or another corporation that is an affiliate (a person or entity that controls, is controlled by or is under common control with a specified person) or associate (including a corporation of which the interested shareholders beneficially owns more than 10 percent of the voting stock) of the interested shareholder. Such business combinations are prohibited under the MBCA for a period of four years after the interested shareholder first became an interested shareholder unless the shareholders of the issuing public corporation approved the business combination transaction prior to the date the interested shareholder first became an interested shareholder.

Lindsay A. Rosenwald, M.D. is an “interested shareholder” of VioQuest because, since February 2003, he and various trusts established for his benefit have collectively owned approximately 16 percent of VioQuest’s outstanding common stock. Dr. Rosenwald is deemed to beneficially own (as defined under the MBCA) the shares held by the trusts because he is generally the sole beneficiary of the trust assets, although the power to dispose of those assets rests with a third party trustee. Dr. Rosenwald and such trusts also own approximately 48 percent of Greenwich’s outstanding voting stock, which makes Greenwich an associate (and perhaps an affiliate) of Dr. Rosenwald. As a result, the proposed Merger is a “business combination” under the MBCA because Dr. Rosenwald is an “interested shareholder” of VioQuest and because Greenwich is an associate and/or an affiliate of Dr. Rosenwald. Since it has not yet been four years since Dr. Rosenwald became an interested shareholder, the proposed Merger with Greenwich is not permitted under the MBCA.

Although the General Corporation Law of Delaware (“DGCL”), which sets forth corporate laws applicable to companies incorporated under Delaware law, contains a provision similar to the MBCA concerning business combinations with interested stockholders, the DGCL provision contains certain exceptions that would exempt the Merger from the restrictions of the business combination provision if VioQuest were a Delaware corporation. For example, the DGCL’s business combination provision does not apply to corporations that do not have a class of voting stock (i) listed on a national securities exchange, (ii) quoted on the NASDAQ Stock Market, or (iii) held of record by more than 2,000 stockholders. VioQuest is neither listed on a national securities exchange (e.g., the New York Stock Exchange or the American Stock Exchange) or on the NASDAQ Stock Market, and the number of holders of record of VioQuest common stock was only approximately 1,500 as of the record date for the Special Meeting. Accordingly, if VioQuest were a Delaware corporation, the proposed Merger with Greenwich would not be a prohibited “business combination.”

Other Reasons for the Reincorporation

VioQuest also believes reincorporating under Delaware law is advisable because Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs. Delaware has also established a specialized court, the Court of Chancery, having exclusive jurisdiction over matters relating to the DGCL. The Chancery Court has no jurisdiction over criminal and tort cases, and corporate cases are heard by judges, without juries, who have many years of experience with corporate law issues. Traditionally, this has meant that the Delaware courts are able in most cases to process corporate litigation relatively quickly and effectively. As a result, Delaware courts have developed considerable expertise in dealing with corporate illegal issues and produced a substantial body of case law construing Delaware corporate laws. Because our legal system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to VioQuest by allowing our board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. For these reasons, most public corporations have chosen to incorporate under the laws of Delaware or have, like VioQuest’s proposes, reincorporated under Delaware law.

Reincorporation from Minnesota to Delaware may also make it easier to attract future candidates willing to serve on VioQuest’s board of directors since many of such candidates are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience.

Effect on VioQuest Stock

The proposed Reincorporation will be effected by completing a merger transaction in which VioQuest would merge with and into VioQuest Delaware. Prior to the proposed Reincorporation, VioQuest and VioQuest Delaware will enter into an agreement and plan of merger, which will provide, as follows:

•	VioQuest will be merged with and into VioQuest Delaware, with VioQuest Delaware remaining as the surviving corporation and VioQuest’s separate existence as a Minnesota corporation will cease;

•
each holder of VioQuest common stock, par value $.01 per share, will receive one share of VioQuest Delaware common stock, par value $.001 per share, for each share of VioQuest common stock owned by such holder;

•	certificates formerly representing shares of VioQuest common stock will thereafter represent shares of VioQuest Delaware common stock;

•
all outstanding options, warrants and other rights to purchase shares of VioQuest common stock will automatically convert into an option, warrant or other right to purchase the same number of shares of VioQuest Delaware common stock;

•	the certificate of incorporation of VioQuest Delaware, substantially in the form attached to this proxy statement as Appendix F, will replace VioQuest’s existing articles of incorporation; and

•	the name of VioQuest Delaware, as the surviving corporation, will be changed to “VioQuest Pharmaceuticals, Inc.”

It will not be necessary for shareholders of VioQuest to exchange their existing stock certificates for stock certificates of VioQuest Delaware; outstanding certificates of VioQuest common stock should not be destroyed or sent to VioQuest. Following the Reincorporation, delivery of previously outstanding stock certificates of VioQuest will constitute “good delivery” in connection with sales through a broker, or otherwise, of shares of VioQuest Delaware.

Comparative Rights of VioQuest Stockholders and VioQuest Delaware Stockholders

If the Reincorporation is approved by the requisite vote of the shareholders at the Special Meeting, the holders of VioQuest common stock, whose rights are currently governed by the MBCA and VioQuest’s Articles of Incorporation and Bylaws, will become stockholders of VioQuest Delaware, which is a Delaware corporation. Accordingly, following Reincorporation, their rights will be governed in accordance with the DGCL and VioQuest Delaware’s Certificate of Incorporation, in substantially the form attached hereto as Appendix F, and Bylaws, which will be substantially identical to VioQuest’s existing bylaws. Certain differences in the rights of shareholders arise from distinctions between the MBCA and the DGCL, as well as from VioQuest’s charter instruments as compared to VioQuest Delaware’s charter instruments. The following is a brief description of those differences. This discussion is not intended to be a complete statement of the differences, but rather a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. The identification of certain provisions or differences is not meant to indicate that other equally or more significant differences do not exist. The following summary discussion is qualified in its entirety by reference to the MBCA, DGCL, VioQuest’s Articles of Incorporation and Bylaws and VioQuest Delaware’s Certificate of Incorporation and Bylaws, to which you are referred.

Shareholders’ Action Without a Meeting

Under Minnesota law, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action, and a publicly-held company cannot provide for a lower threshold in its articles of incorporation. This power cannot be restricted by a corporation’s articles of incorporation. In contrast, Delaware law permits such an action to be taken if the written consent is signed by the holders of shares that would have been required to effect the action at a meeting of the stockholders. Stockholders who do not sign the written consent must be notified promptly following the effectiveness of a written consent. Generally, holders of a majority of the Company’s outstanding shares may take action by written consent in lieu of a shareholder meeting. However, Delaware law also provides that a corporation’s certificate of incorporation may restrict or prohibit stockholders’ action without a meeting. VioQuest Delaware’s Certificate does not contain any such restriction, so actions may be adopted by a written consent signed by the holders of shares that would have been required to vote in favor of the proposed action at a meeting of stockholders.

Anti-Takeover Legislation

Both the MBCA and the DGCL contain provisions intended to protect shareholders from individuals or companies attempting a takeover of a corporation in certain circumstances. The anti-takeover provisions of the MBCA and the DGCL differ in a number of respects, and it is not practical to summarize all of the differences. However, the following is a summary of certain significant differences.

The Minnesota control share acquisition statute establishes various disclosure and shareholder approval requirements that must be satisfied by individuals or companies attempting a takeover. Delaware has no comparable provision. The Minnesota statute applies to an “issuing public corporation.” An “issuing public corporation” is a publicly-held corporation which is incorporated under or governed by the MBCA and has at least fifty shareholders. The Company is subject to the statute; VioQuest Delaware, because it is a Delaware corporation, will not be subject to the statute. The Minnesota statute requires disinterested shareholder approval for acquisitions of shares of an “issuing public corporation” which result in the “acquiring person” owning more than a designated percentage of the outstanding shares of such corporation. Accordingly, shareholders who acquire shares without shareholder approval and in excess of a designated percentage of outstanding shares lose their voting rights and are subject to certain redemption privileges of the corporation. Such shares regain their voting rights only if the acquiring person discloses certain information to the corporation and such voting rights are granted by the shareholders at an annual or special meeting of the shareholders. The Minnesota control share acquisition statute applies unless the “issuing public corporation” opts out of the statute in its articles of incorporation or bylaws. The Company has not opted out of such provisions.

While there is no Delaware statute comparable to the Minnesota control share acquisition statute, both Minnesota and Delaware have business combination statutes that are intended primarily to deter takeover bids which propose to use the target’s assets as collateral for the offeror’s debt financing and to liquidate the target, in whole or in part, to satisfy financing obligations. Proponents of the business combination statute argue that such takeovers have a number of abusive effects when the target is broken up, such as adverse effects on the community and employees. Further, proponents argue that if the offeror can wholly finance its bid with the target’s assets, that fact suggests that the price offered was not fair in relation to the value of the company, regardless of the current market price.

The Minnesota business combination statute provides that an issuing public corporation (as described above with respect to the Minnesota control share acquisition statute) may not engage in certain business combinations with any person that acquires beneficial ownership of 10% or more of the voting stock of that corporation (i.e., an interested shareholder) for a period of four years following the date on which the person became a 10% shareholder (the share acquisition date) unless, before that share acquisition date, a committee of the corporation’s disinterested directors approve either the business combination or the acquisition of shares. Only specifically defined types of “business combinations” are prohibited by the Minnesota statute. In general, the definition includes:

•	any merger or exchange of securities of the corporation with the interested shareholder;

•	certain sales, transfers, or other disposition of assets of the corporation to an interested shareholder;

•
transfers by the corporation to interested shareholders of shares that have a market value of 5% or more of the value of all outstanding shares, except for a pro rata transfer made to all shareholders;

•	any liquidation or dissolution of, or reincorporation in another jurisdiction of, the corporation which is proposed by the interested shareholder;

•
certain transactions proposed by the interested shareholder or any affiliate or associate of the interested shareholder that would result in an increase in the proportion of shares entitled to vote owned by the interested shareholder; and

•	transactions whereby the interested shareholder receives the benefit of loans, advantages, guarantees, pledges, or other financial assistance or tax advances or credits from the corporation.

For purposes of selecting a disinterested committee, a director or person is “disinterested” if the director or person is neither an officer nor an employee of the issuing public corporation or a related corporation, nor has been an officer or employee within five years preceding the formation of the committee of the issuing public corporation or a related corporation. The disinterested committee must consider and act on any written, good faith proposal to acquire shares or engage in a business combination. The disinterested committee must consider and take action on the proposal and within 30 days render a decision in writing regarding the proposal.

In contrast to the Minnesota statute, the Delaware statute provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, the person is designated an interested stockholder and the corporation may not engage in certain business combinations with such person for a period of three years. However, an otherwise prohibited business combination may be permitted if one of three conditions is satisfied:

•
if before the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
if the tender offer or other transaction pursuant to which the person acquires 15% stock ownership is attractive enough such that the interested stockholder is able to acquire ownership in the same transaction of at least 85% of the outstanding voting stock (excluding for purposes of determining the number of shares outstanding those shares owned by directors who are also officers and those shares owned by certain employee stock ownership plans); or

•
if the combination receives approval from the board of directors and is authorized at an annual or special meeting of stockholders (action by written consent is not permitted) by the affirmative vote of at least two-thirds of the outstanding voting shares held by disinterested stockholders.

As in Minnesota, only certain Delaware corporations are subject to the business combination provisions of Delaware corporation law. A corporation is subject to the statute if it is incorporated under the laws of Delaware and has a class of voting stock that is listed on a national securities exchange, quoted on the NASDAQ Stock Market, or held of record by more than 2,000 shareholders. Because VioQuest Delaware will not meet any of these conditions, it will not be subject to the Delaware business combination statute for purposes of the Merger. However, VioQuest Delaware may be subject to the Delaware business combination statute in the future.

The “business combinations” prohibited under Delaware law include any of the following:

•	any merger or consolidation with the interested stockholder;

•
any sale, transfer or other disposition of assets to the interested stockholder if the assets have a market value equal to or greater than 10% of the aggregate market value of all of the corporation’s assets;

•
any transfer of stock of the corporation to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution; and any receipt by the interested stockholder of any loans, advances, guarantees, pledges, and

•	other financial benefits, except in connection with a pro rata transfer.

The Delaware statute does not apply to any business combination in which the corporation, with the support of a majority of those directors who were serving as directors before any person became an interested stockholder, proposes a merger, sale, lease, exchange or other disposition of at least 50% of its assets, or supports (or does not oppose) a tender offer for at least 50% of its voting stock. In such a case, all interested stockholders are not required to comply with the three year prohibition and may compete with the corporation-sponsored transaction.

Minnesota law is somewhat more restrictive than Delaware law with respect to a prospective takeover attempt. In Minnesota, an interested shareholder is one who owns 10% of the outstanding shares while in Delaware 15% is the share ownership threshold. An interested shareholder must wait four years in Minnesota to engage in prohibited business combinations, compared to a three-year waiting period in Delaware. Minnesota also has a potentially broader definition of a business combination which arguably encompasses a larger variety of transactions. Another difference between the two business combination statutes is the method by which prohibited transactions become permissible. In Delaware, an otherwise prohibited business combination may be permitted by board approval, by stockholder approval, or by an acquisition of 85% of the outstanding shares of voting stock. In Minnesota, a prohibited transaction is permitted only by advance board committee approval. In addition, the Delaware statute provides that if the corporation proposes a merger or sale of assets, or does not oppose a tender offer, all interested stockholders are not required to comply with the three year prohibition and in certain circumstances may compete with such proposed transaction. The Minnesota statute does not have a comparable provision. Both the Minnesota and Delaware provisions permit a corporation to “opt out” of the business combination statute by electing to do so in its articles or certificate of incorporation within a specified time period. Neither the Bylaws nor the Articles of Incorporation of the Company contain such an “opt out” provision. Similarly, neither the Certificate of Incorporation nor the Bylaws of VioQuest Delaware contain such an “opt out” provision.

The MBCA includes other provisions relating to takeovers that are not included in the DGCL. Some of these provisions address a corporation’s use of golden parachutes, greenmail and the standard of conduct of the Board of Directors in connection with the consideration of takeover proposals. The MBCA contains a provision which prohibits a publicly-held corporation from entering into or amending agreements (commonly referred to as golden parachutes) that increase current or future compensation of any officer or director during any tender offer or request or invitation for tenders. The MBCA provides that a publicly-held corporation is prohibited from purchasing or agreeing to purchase any shares from a person who beneficially owns more than 5% of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase will not violate the statute if the purchase is approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or if the corporation’s offer is of at least equal value per share and made to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted. In considering the best interests of the corporation with respect to a proposed acquisition of an interest in the corporation, the MBCA authorizes the board of directors to consider the interest of the corporation’s employees, customers, suppliers and creditors, the economy of the state and nation, community and social considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Directors’ Standard of Care and Personal Liability

Minnesota law provides that a director must discharge the director’s duties in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A director who complies with such standards may not be held liable by reason of being a director or having been a director of the corporation. Delaware law provides that the business and affairs of a Delaware corporation are to be managed by or under the direction of its board of directors. The directors of a company owe fiduciary duties to the company and its stockholders. These fiduciary duties require directors in making a business decision to act on an informed basis, in good faith, and in the honest belief that the action to be taken is in the best interests of the company and its stockholders. In general, directors owe two distinct fiduciary duties: the duty of care and the duty of loyalty.

Limitation or Elimination of Director’s Personal Liability

Minnesota law provides that the personal liability of a director for breach of fiduciary duty may be eliminated or limited if the articles of incorporation so provide, but the articles may not limit or eliminate such liability for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) any transaction in which the director received an improper personal benefit, (e) certain violations of the Minnesota securities laws, and (f) any act or omission that occurs before the effective date of the provision in the articles eliminating or limiting liability. The Company’s Articles of Incorporation provide that, to the fullest extent permitted by the MBCA, a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of a directors’ fiduciary duty. Delaware law provides that if the certificate of incorporation so provides, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited, but that the liability of a directors is not limited or eliminated for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, or (d) any transaction in which the director received an improper personal benefit. VioQuest Delaware’s Certificate of Incorporation contains a provision eliminating the personal liability of its directors for breach of fiduciary duty, subject to the foregoing limitations. The Company is not aware of any pending or threatened litigation to which the limitation of directors’ liability would apply.

Indemnification

Minnesota law generally provides for mandatory indemnification of persons acting in an official capacity on behalf of the corporation if such a person acted in good faith, did not receive any improper personal benefit, acted in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Delaware law permits a corporation to indemnify its officers, directors, employees and agents and expressly provides that such indemnification shall not be deemed exclusive of any indemnification right provided under any bylaw, vote of shareholders or disinterested directors or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against parties entitled to indemnity for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner such person reasonably believed was in or not opposed to the best interests of the corporation. In Delaware indemnification is available in a criminal action only if the person seeking indemnity had no reasonable cause to believe that the person’s conduct was unlawful. Delaware law does not allow indemnification for directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) as to which such director shall have been adjudged to be liable to the corporation unless indemnification (limited to expenses) is ordered by a court. The Certificate of VioQuest Delaware provides for indemnification to the fullest extent permitted by Delaware law.

Stockholder Voting

Under both Minnesota law and Delaware law, action on certain matters, including the sale, lease or exchange of all or substantially all of the corporation’s property or assets, mergers, and consolidations and voluntary dissolution, must be approved by the holders of a majority of the outstanding shares. In addition, both states’ laws provide that the articles or certificate of incorporation may provide for a supermajority of the voting power of the outstanding shares to approve such extraordinary corporate transactions. Neither the Company’s Articles nor VioQuest Delaware’s Certificate contain such a provision.

Action by Directors Without a Meeting

Minnesota and Delaware law permit directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting. Minnesota law provides that a corporation’s articles of incorporation may provide for such written action, other than an action requiring shareholder approval, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present. The Company’s Articles of Incorporation contain such a provision allowing an action to be taken by written consent of less than all of the directors. Delaware law contains no such provision and, thus, written actions by the directors of VioQuest Delaware must be unanimous. Minnesota law also states that if the articles of incorporation or bylaws so provide, a director may give advance written consent or opposition to a proposal to be acted on at a board meeting; however, such consent or opposition of a director not present at a meeting does not constitute presence for determining the existence of a quorum. The Company’s Bylaws contain such a provision. Delaware law does not contain any advance written consent or opposition provision.

Conflicts of Interest

Under both Minnesota law and Delaware law, a contract or transaction between a corporation and one or more of its directors, or an entity in or of which one or more of the corporation’s directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable solely because of such reason, provided that the contract or transaction is fair and reasonable at the time it is authorized, such contract or transaction is ratified by the corporation’s disinterested stockholders after disclosure of the relationship or interest, or such contract or transaction is authorized in good faith by a majority of the disinterested members of the board of directors after disclosure of the relationship or interest. However, if such contract or transaction is authorized by the board, under Minnesota law the interested director may not be counted in determining the presence of a quorum and may not vote on such contract or transaction. Delaware law permits the interested director to be counted in determining whether a quorum of the directors is present at the meeting approving the contract or transaction, and further provides that the contract or transaction shall not be void or voidable solely because the interested director’s vote is counted at the meeting which authorizes the contract or transaction.

Number of Directors

Minnesota law provides that the number of directors shall be fixed by or in the manner provided in the articles of incorporation or bylaws, and that the number of directors may be changed at any time by amendment to or in the manner provided in the articles of incorporation or bylaws. The Company’s Bylaws provide that the Board of Directors shall consist of a seven directors. Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. Under the Bylaws and the Certificate of Incorporation of VioQuest Delaware, the number of directors may be fixed by resolution of the Board of Directors.

Classified Board of Directors

Both Minnesota and Delaware permit a corporation’s bylaws to provide for a classified board of directors. Delaware permits a maximum of three classes; Minnesota law does not limit the number of classes. The Company currently has a classified board of directors and the Certificate of Incorporation and the Bylaws of VioQuest Delaware provide for a classified board of directors.

Removal of Director

Under Minnesota law, unless a corporation’s articles of incorporation provide otherwise, a director may be removed with or without cause by the affirmative vote of a majority of the shareholders or, if the director was named by the board to fill a vacancy, by the affirmative vote of a majority of the other directors. Under Delaware law a director of a corporation may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors. However, a director of a Delaware corporation that has a classified board may be removed but only for cause, unless the certificate of incorporation provides otherwise. The Bylaws of VioQuest Delaware provide that a director may be removed at any time but only for cause by the stockholders.

Vacancies on Board of Directors

Under Minnesota law, unless the articles of incorporation or bylaws provide otherwise, (a) a vacancy on a corporation’s board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (b) a newly created directorship resulting from an increase in the number of directors may be filled by the board, and (c) any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. The Company’s Bylaws follow these provisions. Under Delaware law, a vacancy on a corporation’s board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the affirmative vote of a majority of the outstanding voting shares, unless otherwise provided in the certificate of incorporation or bylaws. The Certificate of Incorporation of VioQuest Delaware provides that a vacancy on a board of directors shall be filled by the affirmative vote of a majority of the remaining directors, and not by the stockholders.

Annual Meetings of Stockholders

Minnesota law provides that if a regular meeting of shareholders has not been held during the immediately preceding 15 months, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders. Delaware law provides that if no date has been set for an Annual Meeting of stockholders for a period of 13 months after the last Annual Meeting, any stockholder or director may request the Delaware court to order a meeting to be held.

Special Meetings of Stockholders

Minnesota law provides that the chief executive officer, the chief financial officer, two or more directors, a person authorized in the articles or bylaws to call a special meeting, or a shareholder holding 10% or more of the voting power of all shares entitled to vote, may call a special meeting of the shareholders, except that a special meeting concerning a business combination must be called by 25% of the voting power. Under Delaware law, only the board of directors or those persons authorized by the corporation’s certificate of incorporation or bylaws may call a special meeting of the corporation’s stockholders. The Bylaws of VioQuest Delaware provide that special meetings of shareholders may be called by the corporation’s President, Board of Directors, Chairman of the Board, Chief Executive Officer or at the request of stockholders owning a majority of the voting power of the outstanding shares entitled to vote.

Voluntary Dissolution

Minnesota law provides that a corporation may be dissolved by the voluntary action of holders of a majority of a corporation’s shares entitled to vote at a meeting called for the purpose of considering such dissolution. Delaware law provides that voluntary dissolution of a corporation first must be deemed advisable by a majority of the board of directors and then approved by a majority of the outstanding stock entitled to vote. Delaware law further provides for voluntary dissolution of a corporation without action of the directors if all of the stockholders entitled to vote on such dissolution consent in writing to such dissolution.

Minnesota law provides that a court may dissolve a corporation in an action by a shareholder where: (a) the situation involves a deadlock in the management of corporate affairs and the shareholders cannot break the deadlock; (b) the directors have acted fraudulently, illegally, or in a manner unfairly prejudicial to the corporation; (c) the shareholders are divided in voting power for two consecutive regular meetings to the point where successor directors are not elected; (d) there is a case of misapplication or waste of corporate assets; or (e) the duration of the corporation has expired. Delaware law provides that courts may revoke or forfeit the charter of any corporation for abuse, misuse or nonuse of its corporate powers, privileges or franchises.

Inspection of Shareholder Lists

Under Minnesota law, any shareholder has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, the corporation’s share register. Under Delaware law, any stockholder, upon written demand under oath stating the purpose thereof, has the right during the usual hours for business to inspect for any proper purpose a list of the corporation’s stockholders and to make copies or extracts therefrom.

Amendment of the Charter

Under Minnesota law, before shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered, or the amendment must have been proposed by shareholders holding 3% or more of the voting power of the shares entitled to vote. Amending the articles of incorporation requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote at the meeting (and of each class, if entitled to vote as a class), unless the articles of incorporation require a larger proportion. Minnesota law provides that a proposed amendment may be voted upon by the holders of a class or series even if the articles of incorporation would deny that right, if among other things, the proposed amendment would change the rights or preferences of the class or series, create a new class or series of shares having rights and preferences prior and superior to the shares of that class or series or limit or deny any existing preemptive right of the shares of the class or series. Under Delaware law, the board of directors must adopt a resolution setting forth an amendment to the certificate of incorporation before the stockholders may vote on such amendment. Unless the certificate of incorporation provides otherwise, amendments to the certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares, or would adversely affect the rights, powers or preferences of such class or series, a majority of the outstanding stock of such class or series also must approve the amendment.

Amendment of the Bylaws

Minnesota law provides that unless the articles of incorporation reserve the power to the shareholders, the power to adopt, amend, or repeal a corporation’s bylaws is vested in the board of directors, subject to the power of the shareholders to adopt, repeal, or amend the bylaws. After adoption of initial bylaws, the board of directors of a Minnesota corporation cannot adopt, amend, or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Delaware law provides that the power to adopt, amend, or repeal bylaws remains with the corporation’s stockholders, but permits the corporation, in its certificate of incorporation, to place such power in the board of directors. Under Delaware law, the fact that such power has been placed in the board of directors neither divests nor limits the stockholders’ power to adopt, amend, or repeal bylaws.

Proxies

Both Minnesota and Delaware law permit proxies of definite duration. If the proxy is indefinite as to its duration, under Minnesota law it is valid for 11 months, under Delaware law, the proxy is valid for three years.

Preemptive Rights

Under Minnesota law, shareholders have preemptive rights to acquire a certain fraction of the unissued securities or rights to purchase securities of a corporation before the corporation offers them to other persons, unless the corporation’s articles of incorporation otherwise provide. The Company’s Articles provide that the Company’s shareholders do not have preemptive rights. Under Delaware law, preemptive rights do not exist unless the corporation’s certificate of incorporation specifies otherwise. VioQuest Delaware’s Certificate does not provide for any such preemptive rights.

Dividends

         Generally, a Minnesota corporation may pay a dividend if its board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend and if, among other things, the dividend payment does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of the shares having preferential rights, unless the payment is made to those shareholders in the order and to the extent of their respective priorities. A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, except that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Stock Repurchases

A Minnesota corporation may acquire its own shares if, after the acquisition, it is able to pay its debts as they become due in the ordinary course of business and if enough value remains in the corporation to satisfy all preferences of senior securities. Under Delaware law, a corporation may purchase or redeem shares of any class except when its capital is impaired or such purchase would cause impairment of capital, except that a corporation may purchase or redeem any of its preferred shares if such shares will be retired upon the acquisition and the capital of the corporation will be reduced by such retirement of shares.

Treasury Shares

The MBCA does not allow treasury shares. Under the DGCL, the Company may hold treasury shares and such shares may be held, sold, loaned, pledged or exchanged by the Company. Such treasury shares, however, are not outstanding shares and therefore do not receive any dividends and do not have voting rights.

Dissenting Shareholder Rights

In some circumstances under Minnesota law and Delaware law, shareholders have the right to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court in an action timely brought by the dissenting shareholders. Minnesota law, in general, affords dissenters’ rights upon certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, upon the sale of substantially all corporate assets and upon merger or exchange by a corporation. However, no such appraisal rights exist for the holders of any shares listed on the New York Stock Exchange, the American Stock Exchange or designated as a national market system security on an interdealer quotation system. Delaware law allows for dissenters’ rights only in connection with certain mergers or consolidations. No such appraisal rights exist, however, for corporations whose shares are listed on a national securities exchange or held of record by more than 2,000 stockholders unless the certificate of incorporation provides otherwise (the VioQuest Delaware Certificate does not provide otherwise) or the shareholders are to receive in the merger or consolidation anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of clauses (a), (b), or (c). The procedures for asserting dissenters’ rights in Delaware impose most of the initial costs of such assertion on the dissenting shareholder, whereas the Minnesota procedures pose little financial risk to the dissenting shareholder in demanding payment in excess of the amount the corporation determined to be the fair value of its shares.

Abandonment of Reincorporation Merger

Notwithstanding shareholder approval, the Board of Directors may abandon the proposed Reincorporation at any time before the effective time of the Reincorporation if the Board of Directors of the Company determines that in its judgment the Reincorporation does not appear to be in the best interests of the Company or its shareholders. In the event the Board of Directors abandons the Reincorporation, or the Company’s shareholders fail to approve the Reincorporation, the Company would remain a Minnesota corporation.

Required Vote for the Reincorporation

The affirmative vote of a majority of all shares of VioQuest common stock entitled to vote at the Meeting is required to authorize the Reincorporation. The enclosed form of Proxy provides a means for shareholders (i) to vote for the Reincorporation and its resulting effects, (ii) to vote against the Reincorporation and its resulting effects, or (iii) to abstain from voting with respect to the Reincorporation and its resulting effects. Each properly executed proxy received in time for the Meeting will be voted at such meeting as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder’s proxy will be voted for the Reincorporation and all its resulting effects. A vote for the proposal will constitute specific approval of the Reincorporation and its resulting effects, VioQuest Delaware’s Bylaws, and all transactions and proceedings related to the Reincorporation described in this proxy statement.

Board Recommendation and Voting Requirements

The Board of Directors recommends a vote FOR approval of the proposal to change the state of incorporation from Minnesota to Delaware. Provided a quorum is present, the affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on this item and present, in person or by proxy, at the Special Meeting is required for approval of the proposal to change the state of incorporation from Minnesota to Delaware. Proxies solicited by our Board of Directors will be voted for approval of the Reincorporation, unless shareholders specify otherwise in their proxies.

Dissenters’ Rights

Under Minnesota law, you have the right to dissent from the proposed Reincorporation and receive the fair value of your shares in cash. See “Summary of Dissenters’ Rights.”

Federal Income Tax Consequences of Reincorporation

The Reincorporation is intended to be tax free under the Internal Revenue Code. We have been advised by counsel that no gain or loss will be recognized by shareholders for federal income tax purposes as a result of the consummation of the Reincorporation. We have further been advised that each shareholder will have a tax basis in the shares of capital stock of VioQuest Delaware deemed received upon the effective time of the Reincorporation equal to the tax basis of the shareholder in the shares of capital stock deemed exchanged therefore, and, provided that the shareholder held the shares of capital stock as a capital asset, such shareholder’s holding period for the shares of capital stock of VioQuest Delaware deemed to have been received will include the holding period of the shares of capital stock deemed exchanged therefore. No gain or loss will be recognized for federal income tax purposes by the Company or VioQuest Delaware and VioQuest Delaware will succeed, without adjustment, to the tax attributes of the Company.

         NOTWITHSTANDING THE FOREGOING, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REINCORPORATION UNDER APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

SHAREHOLDER PROPOSAL NO. 2:
AMENDMENT TO THE ARTICLES OF INCORPORATION

General

The Board of Directors is proposing that the Articles of Incorporation of the Company be amended to increase the authorized capital stock of the Company from 50,000,000 shares of undesignated capital stock, $.01 per share par value, to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, $.001 per share par value.

Purpose of the Charter Amendment

The Charter Amendment will have the effect of increasing the number of shares of the Company’s authorized capital stock. Currently, the Company’s articles of incorporation authorize the issuance of 50,000,000 shares of undesignated capital stock. VioQuest Delaware’s certificate of incorporation, however, authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company currently has outstanding approximately 17,800,000 shares of common stock and options and warrants to acquire an additional approximately 6,200,000 shares of common stock. In connection with the Merger, we will be required to issue approximately 17,200,000 shares of common stock to Greenwich’s stockholders, plus warrants to purchase an additional 4,000,000 shares. Accordingly, following the Merger we expect to have outstanding approximately 35,000,000 shares of common stock and options and warrants to purchase an additional 10,200,000 common shares. Without the increased number of authorized shares resulting from the Charter Amendment, the Company will have very few additional authorized shares remaining for issuance and would likely need to seek shareholder approval in the near future. The increased number of authorized shares resulting from the Charter Amendment will provide the Company with flexibility to raise additional capital in the future by selling shares of its stock. Apart from the Merger and the proposed financing transaction to generate proceeds in the amount of $5 million, the Company has no current intentions or understandings to issue the additional authorized shares of common stock.

Effect on VioQuest Stock

Because the proposed Charter Amendment will increase the number of shares of the Company’s authorized capital stock, there is a potential for further dilution of shares of capital stock currently held by the Company’s shareholders if the Company issues additional authorized shares of common stock. Further, if the Company issues additional shares in financings or otherwise, the issued shares may have rights, preferences or privileges senior to those of our common stock.

Other than as contemplated by the Merger, we currently have no specific plans to issue additional stock. However, because the drug development business is very expensive and we expect to incur losses for the foreseeable future, we will need to raise significant amounts of additional capital in the future, likely by selling shares of our stock.

Additionally, the proposed increase in the number of authorized shares of capital sotck, and the flexibility in structuring the terms and conditions of those shares may be viewed as giving the Board of Directors the ability to make a takeover attempt more difficult. Management may use the shares to counter an offer by a bidder wanting to obtain control of the Company. For example, management could issue preferred shares with rights and preferences superior to common stock, such as superior voting rights, to persons friendly to management. Management has no current intention to issue preferred shares for that purpose.

Required Vote for the Charter Amendment

The affirmative vote of a majority of the shares represented at the special meeting is required to authorize the Charter Amendment. The enclosed form of Proxy provides a means for shareholders (i) to vote for the Charter Amendment and its resulting effects, (ii) to vote against the Charter Amendment and its resulting effects, or (iii) to abstain from voting with respect to the Charter Amendment and its resulting effects. Each properly executed proxy received in time for the Meeting will be voted at such meeting as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder’s proxy will be voted for the Charter Amendment and all its resulting effects. A vote for the proposal will constitute specific approval of the Charter Amendment and its resulting effects.

Board Recommendation and Voting Requirements

The Board of Directors recommends a vote FOR approval of the proposal to amend the articles of incorporation of the Company. Provided a quorum is present, the affirmative vote of holders of a majority of the shares represented at the Meeting is required for approval of the proposal to amend the articles of incorporation of the Company. Proxies solicited by our Board of Directors will be voted for approval of the Charter Amendment, unless shareholders specify otherwise in their proxies.

THE MERGER

Background of Merger

Greenwich is a company founded by Lindsay A. Rosenwald, M.D. and his associates. Dr. Rosenwald is the chairman and chief executive officer of Paramount BioCapital, Inc., a New York-based merchant and investment bank and venture capital firm that focuses on biotechnology companies. Among other business activities, with its affiliates, Paramount BioCapital creates new companies to then in-license novel drug and therapeutic technologies to develop and commercialize.

Under this model, Paramount founded Greenwich in October 2004 and shortly thereafter began negotiating with academic and research institutions to in-license the rights to develop and commercialize novel drug and therapeutic technologies. Aside from Dr. Rosenwald and various trusts established for his benefit, who collectively own approximately 48 percent of Greenwich’s outstanding common stock, the rest of Greenwich’s common stock is owned substantially by employees and other associates of Paramount BioCapital, including Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., both of whom are directors of VioQuest.

In February 2005, Daniel Greenleaf, the President and Chief Executive Officer of VioQuest, became aware that Greenwich was in negotiations with both the Cleveland Clinic to in-license the rights to develop and commercialize sodium stibogluconate, or SSG, and with the Moffitt Cancer Center at the University of South Florida to in-license the rights to develop and commercialize triciribine, or TCN. Mr. Greenleaf initiated preliminary discussions with Dr. Jeffrey Serbin, an analyst employed by Paramount BioCapital who was involved in conducting due diligence research relating to SSG and TCN on behalf of Paramount and Greenwich to determine if the technologies were available for sale to VioQuest. On several occasions from February into March 2005, Mr. Greenleaf also had similar discussions with Dr. Jason Stein, a senior analyst at Paramount, who is also vice president of Greenwich and a member of its board of directors.

On March 22, 2005, Mr. Greenleaf informed the VioQuest board of directors of his discussions with Greenwich concerning acquiring the rights to its two drug candidates and made a summary presentation of SSG and TCN. No action by the VioQuest board was taken at this time.

Following the March 22, 2005 VioQuest board meeting, Mr. Greenleaf continued in discussions with Drs. Stein and Serbin and J. Jay Lobell, Paramount BioCapital’s chief operating officer and the president of Greenwich, concerning the terms and form of a proposed transaction whereby VioQuest would acquire the rights to SSG and TCN.

On April 4, 2005, at a meeting of the VioQuest board of directors, Dr. Serbin and Dr. Matthew Wykoff made a presentation to the VioQuest board concerning SSG and TCN, which included a lengthy question and answer session with VioQuest’s board. The VioQuest board took no action at the meeting.

On April 14, 2005, Greenwich sent a preliminary term sheet to VioQuest’s management, which outlined the terms of a proposed merger transaction between the two companies. On April 19, 2005, the VioQuest board of directors met telephonically to consider the term sheet. Mr. Rocamboli and Dr. Weiser did not participate in this meeting as a result of their interest in Greenwich. The board did not take any action at the meeting, but agreed to appoint a committee of disinterested directors to consider and, if warranted, approve the term sheet. Following this board meeting, a written consent of the VioQuest board approving resolutions that appointed a special committee consisting of Kenneth W. Brimmer, David M. Tanen and Mr. Greenleaf.

On April 26, 2005, VioQuest engaged CRA International, a business valuation consultant to undertake to render a fairness opinion to VioQuest.

Through the remainder of April, Mr. Greenleaf, Mr. Lenz and VioQuest’s legal counsel held numerous discussions with representatives of Greenwich, including Mr. Lobell, Dr. Stein and its counsel. VioQuest’s special committee of the board also met several times to discuss and consider various proposed terms of the transaction. On May 2, 2005, the VioQuest special committee authorized VioQuest’s management to enter into a non-binding term sheet that outlined the terms and conditions of a proposed merger transaction whereby a wholly-owned subsidiary of VioQuest would merge with and into Greenwich, with Greenwich becoming a wholly-owned subsidiary of VioQuest following the transaction. The term sheet was executed on the evening of May 3, 2005, which VioQuest publicly announced on May 4, 2005.

Following the execution of the term sheet, the parties proceeded to negotiate a definitive merger agreement and commenced due diligence. From early May through the end of June 2005, the parties conducted negotiations of the terms of a definitive merger agreement, with both sides being assisted by its respective legal counsel.

On April 28, 2005, Mr. Greenleaf met with representatives of the Cleveland Clinic in Cleveland, Ohio to discuss the development plans for SSG, and on May 17, 2005, Mr. Greenleaf met with representatives of the Moffitt Cancer Center in Tampa, Florida to discuss the development plans relating to TCN.

On June 17, 2005, CRA International delivered an oral report to the VioQuest board of directors concerning its analysis of the financial terms of the Merger. The VioQuest board of directors approved the terms of the merger at that date.

However, following that date, additional negotiations were required with respect to certain terms. On June 28, 2005, VioQuest’s management informed its board of directors of the additional items that remained open. The next day, Mr. Greenleaf met with Mr. Lobell in New York to finalize the agreement on these open terms. The definitive merger agreement was signed July 1, 2005.

As a result of their past business relationships, the officers and directors of VioQuest have known the founders and principals of Greenwich for, in some cases, several years. Specifically, because VioQuest itself was founded, in part, by Dr. Rosenwald and others at Paramount, many of VioQuest’s officers and directors have developed business relationships with various Paramount employees who have co-founded Greenwich.

VioQuest’s Reasons for the Merger

In August 2004, VioQuest determined to expand its business into biotechnology and drug development, in addition to its chiral products and services business. VioQuest then began searching for a chief executive officer candidate with experience in biotechnology and drug development, particularly with the development of therapeutics for use in oncology, viral and autoimmune diseases. In February 2005, the Company hired Mr. Greenleaf as its President and CEO, who was then charged with finding and acquiring the rights to one or more promising drug candidates for the Company to develop and commercialize. As indicated above, shortly after his hiring, Mr. Greenleaf became aware that Greenwich had just acquired the rights to SSG and was about to acquire the rights to TCN. Following research and due diligence of these two drug candidates, as well as approximately two dozen other drug candidates held by various unaffiliated third parties, VioQuest’s management believed the Greenwich drugs offered exciting potential as oncology therapeutics. The Company continued its scientific due diligence, which concluded that SSG and TCN are promising drug candidates. VioQuest’s management believes that the Merger and resulting acquisition of SSG and TCN will help fulfill VioQuest’s objective of developing a therapeutics business, which it believes will enhance shareholder value.

In addition to its consideration of the potential of Greenwich’s two product candidates, in determining to approve the Merger and the transactions contemplated by the Merger Agreement, the VioQuest board also considered potential negative factors relating to the transaction. For example, the Board considered the substantial dilution that will result to VioQuest’s shareholders as a result of the issuance of the Merger Shares and Merger Warrants to the stockholders of Greenwich. The board concluded that this factor was mitigated, to some extent, by the requirement that one-half of the Merger Shares and Merger Warrants will be placed in escrow and released only upon the achievement of milestones relating to the clinical development of Greenwich’s product candidates, as discussed in more detail below. See “ - The Merger Agreement - Escrow of Merger Consideration.” The VioQuest board also considered the need and expense involved in reincorporating the Company under Delaware law as a result of the fact that the Merger is a transaction with a related party.

The Merger Agreement

General Terms of the Merger

Pursuant to an Agreement and Plan of Merger dated July 1, 2005 (the “Merger Agreement”), between the Company, VQ Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (“VQ Merger Sub”), and Greenwich, we have agreed to effect a merger transaction in which SubCo will merge with and into Greenwich, with Greenwich remaining as the surviving corporation and our wholly-owned subsidiary (the “Merger”). In exchange for their shares of common stock, the stockholders of Greenwich will be entitled to receive such number of shares of VioQuest common stock representing approximately 47 percent of the outstanding fully-diluted common shares of VioQuest after giving effect to the Merger. Upon completion of the Merger, Greenwich will continue its current operations as a wholly owned operating subsidiary of VioQuest.

Manner and Basis of Converting Greenwich Shares

At the effective time of the Merger, each of the issued and outstanding shares of Greenwich common stock, other than shares held by persons who exercise dissenters’ rights, will be converted into a number of shares of VioQuest common stock (the “Merger Shares”) determined by applying an exchange ratio calculated by dividing:

(1)	the product of:

(a)	the fraction 49/51, multiplied by

(b)	the number of shares of VioQuest common stock issued and outstanding immediately prior to the effective time of the Merger; by

(2)	the number of shares of Greenwich Common Stock issued and outstanding immediately prior to the Effective Time on a fully diluted basis.

In addition to the Merger Shares, the Greenwich stockholders will collectively receive five-year warrants to purchase an aggregate of 4,000,000 shares of VioQuest common stock at an exercise price of $1.41 per share (the “Merger Warrants”), which approximates the blended terms of the currently outstanding options and warrants to purchase VioQuest common stock. As of the date of this proxy statement, there were 17,827,924 shares of VioQuest common stock issued and outstanding and 4,000,000 shares of Greenwich common stock issued and outstanding. Assuming no additional shares of either company are issued prior to the closing of the Merger, each share of Greenwich common stock will automatically convert into and be exchangeable for 4.2822 shares of VioQuest common stock (or approximately 17,128,800 shares of VioQuest common stock in the aggregate) and one Merger Warrant. Based on the foregoing, the Greenwich stockholders will hold 49 percent of the issued and outstanding shares of VioQuest common stock, or approximately 47 percent of VioQuest’s common stock on a fully-diluted basis (i.e., assuming the issuance of all shares subject to outstanding options, warrants and other rights to acquire VioQuest common stock, including the issuance of all shares and warrants subject to escrow pursuant to the Merger Agreement).

Escrow of Merger Consideration

Pursuant to the Merger Agreement, one-half of both the Merger Shares and Merger Warrants issuable to the stockholders of Greenwich will be placed in escrow (the “Escrowed Securities”) with an unaffiliated escrow agent pursuant to an escrow agreement to be entered into among VioQuest, Greenwich, a third party escrow agent, and a representative appointed by the stockholders of Greenwich. The Escrowed Securities shall be released from escrow after closing and delivered to the Greenwich stockholders as follows:

(i)
thirty-five percent (35%) of the Escrowed Securities shall be released immediately upon the conclusion of a Phase I clinical trial pursuant to an investigational new drug, or IND, application accepted by the U.S. Food and Drug Administration, or FDA, for Sodium Stibogluconate, or SSG;

(ii)
fifteen percent (15%) of the Escrowed Securities shall be released immediately upon conclusion of a Phase II clinical trial for SSG under a VioQuest-sponsored IND; provided that a majority of the members of VioQuest’s then existing medical advisory board conclude that such trial yielded results which, in the opinion of such advisory board, warrant initiation of Phase III trial(s) (provided that this milestone shall be deemed to have been satisfied in the event a new drug application, or NDA, relating to SSG has been accepted for review by the FDA prior to any determination by the medical advisory board to initiate a Phase III trial);

(iii)
thirty-five percent (35%) of such Escrowed Securities shall be released immediately upon the conclusion of a Phase I clinical trial pursuant to a VioQuest-sponsored IND application accepted by the FDA for Triciribine, or TCN; and

(iv)
fifteen percent (15%) of such Escrowed Securities shall be released immediately upon conclusion of a Phase II clinical trial for TCN under a VioQuest-sponsored IND; provided that a majority of the members of VioQuest’s then existing medical advisory board conclude that such trial yielded results which, in the opinion of such advisory board, warrant initiation of Phase III trial(s) (provided that this milestone shall be deemed to have been satisfied in the event an NDA relating to TCN has been accepted for review by the FDA prior to any determination by the medical advisory board to initiate a Phase III trial.

Notwithstanding the foregoing, all Escrowed Securities will be released to the Greenwich stockholders upon a “change of control” of VioQuest or Greenwich occurring after the Merger but prior to June 30, 2008. For purposes of the Merger Agreement, a “Change of Control” means (a) the merger or consolidation of VioQuest or Greenwich with or into another entity in which the stockholders of VioQuest or Greenwich, as applicable, immediately prior to such merger or consolidation own less than 60 percent of the voting securities of the surviving entity, (b) any other transaction or series of transactions as a result of which the shareholders of VioQuest or Greenwich, as applicable, immediately prior to such transaction or series of transactions own less than 60 percent of the voting securities of VioQuest or Greenwich, as applicable, or other surviving entity following such transaction (other than the sale of equity securities by Parent in a capital raising transaction) or (c) the sale or license of all or substantially all of the assets of Parent or Greenwich, as applicable, provided that in the case of Greenwich such sale is not to a wholly owned subsidiary of VioQuest.

In the event that the Escrowed Securities relating to the milestones described above have not been released to Greenwich stockholders by June 30, 2008, any Escrowed Shares still remaining in the escrow shall be released and delivered to VioQuest for cancellation, and the Greenwich shareholders will have no further right, title or interest to such Escrowed Shares. Notwithstanding the foregoing, the Escrowed Securities shall be deemed to be issued and outstanding for economic purposes while such Escrowed Securities are in escrow, and all cash dividends or other consideration or distributions (including without limitation additional securities) declared by VioQuest on any Escrowed Securities and or otherwise received by VioQuest for payment or distribution to shareholders of record of VioQuest at any point that any Escrowed Securities are in escrow, will be credited to such Escrowed Shares on a pro rata basis and immediately deposited by VioQuest with the escrow agent as additional Escrowed Securities or as additional consideration or distributions to be held and distributed by the escrow agent in accordance with the terms hereof.

Nominal Consideration

Greenwich stockholders borrowed from Paramount BioCapital, Inc., a New York-based merchant and investment bank and venture capital firm that focuses on biotechnology companies, Lindsay A. Rosenwald, M.D., and their affiliates substantially all of the funds necessary to conduct operations and to acquire the licenses held by Greenwich to the two drug candidates from The Cleveland Clinic Foundation and the University of South Florida Research Foundation, Inc. Most of this indebtedness will be repaid to Paramount BioCapital, Dr. Rosenwald and their affiliates from the proceeds of VioQuest private placements. Greenwich stockholders will therefore acquire their controlling interest in VioQuest for nominal consideration, including license agreements for uproven and undeveloped drug candidates.

Registration Rights; Lockup Agreement

VioQuest has agreed to grant “piggy-back” registration rights with respect to the Merger Shares issuable to Greenwich’s stockholders. This means that, in connection with the next registration statement to be filed by VioQuest under the Securities Act (other than registrations on Forms S-4 or S-8), VioQuest will include the Merger Shares in such registration. Notwithstanding this obligation, however, the Greenwich stockholders will not be permitted to sell or otherwise transfer their Merger Shares (subject to limited exceptions for transfers made by operation of law and pursuant to a bona fide gift or private sale to any person or other entity that agrees in writing to be bound by the provisions of the Registration Rights Agreement) for a period of one year from the closing of the Merger.

Representations and Warranties

The Merger Agreement contains various mutual customary representations and warranties relating to, among other things:

•	the due organization, power and standing of the Company and Greenwich;
•	the capital structure and the authorization and validity of the outstanding shares of capital stock of the Company, VQ Merger Sub and Greenwich;
•	the authorization, execution, delivery and performance by and enforceability of the Merger Agreement against, the Company and Greenwich;
•
the absence of any provision of each party’s articles or bylaws or any agreements, governmental authorizations, laws, regulations or orders in conflict with such party’s authorization, execution, delivery or performance of the Merger Agreement;

•	the absence of any public body, court or authority’s authorization, consent or approval required for the consummation of the Merger by the Company, VQ Merger Sub and Greenwich;
•	conformity with generally accepted accounting principles of the respective financial statements;
•	the absence of certain changes or events with respect to the Company and Greenwich;
•	the filing of tax returns, the absence of tax audits, the payment of taxes and related tax matters by the Company and Greenwich;
•	the rights in certain intellectual property of the Company and Greenwich;
•	compliance with applicable laws and possession of necessary permits by the Company and Greenwich, including compliance with the FDA;
•	the absence of pending or threatened actions against such party with respect to the Merger;
•
the absence of claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation based upon arrangements made by or on behalf of the Company or Greenwich with respect to the Merger;

•	employee relations and certain other matters related to employees of the Company and Greenwich;
•	certain employee benefit plans and matters arising under the Employee Retirement Income Security Act of 1974, as amended;
•	title (including leashold title) of the Company and Greenwich to, and the absence of liens against certain properties and assets;
•	the absence of environmental liabilities and compliance with environmental laws;
•	certain material contracts to which the Company or Greenwich is a party and the absence of defaults and breaches with respect thereto;
•	insurance policies of the Company and Greenwich and certain matters related thereto; and
•	material disclosure by the Company and Greenwich.

In addition to the mutual representations and warranties listed above, VioQuest and VQ Merger Sub have given representations and warranties relating to the following:
•	the filing of reports and other documents with the SEC, the material compliance of such documents with SEC fules and regulations and the accuracy of the information contained therein;
•	the absence of interim operations of VQ Merger Sub; and
•	the authorization and validity of the shares of common stock to be issued pursuant to the Merger Agreement

Closing Conditions

The closing of the Merger is subject to the following conditions: (i) the Company’s shareholders will have approved the Reincorporation; (ii) the Company will have succeeded in raising $5,000,000 in proceeds in a financining transaction; (iii) holders of 98 percent of Greenwich’s common stock having completed a stockholder questionnaire; (iv) the parties to the Merger Agreement will have executed a registration rights agreement and an escrow agreement; (v) no more than 2 percent of Greenwich stockholders will have exercised their statutory appraisal rights under Delaware law; (vi) receipt by VioQuest of a fairness opinion from its financial advisor; and (vii) customary officer certificates and tax and legal opinions will have been delivered.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(1)    by either VioQuest or Greenwich if:

•	the Merger shall not have been completed by October 31, 2005; or

•	a governmental authority or court shall have issued an order or taken other action prohibiting the Merger;

(2)    by VioQuest if:

•	the Reincorporation proposal is not approved by VioQuest’s shareholders;

•
any of the conditions precedent to VioQuest’s obligation to complete the Merger become incapable of satisfaction prior to October 31, 2005, provided that the failure of such condition is not the fault of VioQuest;

•	Greenwich materially breaches or fails to perform any representation, warranty or covenant made by Greenwich in the Merger Agreement; or

•
the board of directors of Greenwich withdraws its approval of the Merger or takes any other adverse action relating to the Merger or the Greenwich board of directors fails to reaffirm in writing its recommendation to the Greenwich stockholders that they approve the Merger within five days of VioQuest’s request to do so;

(3)    by Greenwich if:

•
any of the conditions precedent to Greenwich’s obligation to complete the Merger become incapable of satisfaction prior to October 31, 2005, provided that the failure of such condition is not the fault of Greenwich;

•	VioQuest materially breaches or fails to perform any representation, warranty or covenant made by VioQuest in the Merger Agreement; or

•	the board of directors of VioQuest withdraws its approval of the Merger or takes any other adverse action relating to the Merger.

If prior to receiving the approval of Greenwich’s stockholders, Greenwich terminates the Merger Agreement as a result of having received a superior unsolicited offer or if VioQuest terminates the Merger Agreement as a result of having received a superior unsolicited offer, then the terminating party must reimburse the non-terminating party for all reasonable out-of-pocket expenses actually incurred by the non-terminating party in connection with the Merger Agreement up to a limit of $25,000. Such expenses may include fees paid to counsel, accountants, experts and other consultants.

Interest of Certain VioQuest Directors in Greenwich

Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., both of whom are directors of VioQuest, are stockholders of Greenwich. Mr. Rocamboli owns 144,000 shares of Greenwich common stock and Dr. Weiser owns 280,000 shares of Greenwich common stock. Accordingly, upon completion of the Merger, Mr. Rocamboli will receive approximately 616,320 Merger Shares (assuming a merger conversion ratio of approximately 4.28 shares of VioQuest common stock for each share of Greenwich common stock owned) and 144,000 Merger Warrants, and will beneficially own approximately 2.5 percent of the VioQuest’s outstanding common stock upon the Merger. Dr. Weiser will receive approximately 1,198,400 Merger Shares and 280,000 Merger Warrants, and will beneficially own approximately 5.4 percent of the VioQuest’s outstanding common stock upon the Merger. Mr. Rocamboli’s and Dr. Weiser’s interests in Greenwich were made known to VioQuest’s board of directors at the outset of the negotiating process between the companies and neither attended or otherwise participated in any meeting and other discussion of the VioQuest board in all matters relating to the Merger.

Each of Mr. Rocamboli and Dr. Weiser are also employed by Paramount BioCapital, Inc., of which Dr. Lindsay Rosenwald is the chairman and sole stockholder. Together with various trusts established for his and his family’s benefit, Dr. Rosenwald owns approximately 48 percent of Greenwich’s outstanding common stock and approximately 16 percent of VioQuest’s common stock. Upon completion of the Merger, Dr. Rosenwald and the Rosenwald Trusts will beneficially own approximately 37 percent of VioQuest’s outstanding common stock. See “Shareholder Proposal No. 1: Reincorporation Under Delaware Law - Reasons for the Reincorporation - Condition to Completing the Merger with Greenwich.”

Management of Company after the Merger

Those individuals serving as directors and officers of the Company prior to the Merger will continue to serve as directors and officers of the Company following the Merger.

Regulatory Approval

No federal or state regulatory approvals are required in connection with the Merger.

Material Federal Income Tax Consequences

Pursuant to the merger agreement, a wholly-owned subsidiary of VioQuest will be merged with and into Greenwich, with Greenwich as the surviving corporation, in exchange for approximately 49 percent of the issued and outstanding common stock of VioQuest on a post-transaction basis, plus warrants to purchase an additional 4,000,000 shares of VioQuest common stock. For federal income tax purposes, it is expected that no gain or loss will be recognized by VioQuest or VioQuest shareholders as a result of the Merger.

CERTAIN INFORMATION REGARDING VIOQUEST

General

VioQuest Pharmaceuticals, Inc. has two subsidiaries - VioQuest Drug Development, Inc., which was created for the purpose of acquiring, developing and eventually commercializing human therapeutics in the areas of oncology, viral and autoimmune diseases and disorders that are current unmet medical needs, and Chiral Quest, Inc., which continues our historical business of providing chiral products, technology and services to pharmaceutical and fine chemical companies in all stages of the product lifecycles with innovative chiral products and services. Chiral Quest has three main lines of products and services - proprietary chiral catalysts and chiral building blocks or client-defined molecules and process synthesis contract research services. We have the rights to certain chemical compounds known as chiral ligands which, with the introduction of a metal, serve as catalysts in facilitating the production of chiral molecules in such a manner that there is a preferential manufacture of the desired molecule versus the unwanted mirror-image molecule. We provide pharmaceutical and fine chemical manufacturers and other prospective clients with broad access to our technologies for testing purposes at a low upfront cost, coupled with the opportunity to gain access to such technologies for specific applications for fees, royalties and certain manufacturing and development rights. Our ligands may also find use in producing fine chemicals other than pharmaceuticals - chiral molecules are used in flavors, fragrances, agrochemicals, animal health, food and feed additives (including vitamins) and nutraceuticals. In connection with our chiral technology, we provide specialized services to pharmaceutical, biotechnology and fine chemical companies relating to the development of chiral manufacturing processes for their products.

Our proprietary chiral technology was developed by Dr. Xumu Zhang, a professor at Pennsylvania State University (“Penn State”) and is owned by the Penn State Research Foundation (“PSRF”), the technology development arm of Penn State. In November 2000, we obtained from the PSRF an exclusive, worldwide license to certain patents based on Dr. Zhang’s research relating to asymmetrical catalysis technologies. This license gives us the right to, among other things, sub-license technology rights on a non-exclusive basis to clients, or sell molecule groups, known as ligands, to pharmaceutical and fine chemical company clients for both research and commercial applications.

Through Chiral Quest, we are also engaged in developing and making client-defined building blocks and drug candidate fragments, mainly in the chiral area. With this process chemistry offering to life sciences companies, we develop new synthetic routes or optimize existing ones and produce certain quantities of material for further processing at the clients’ needs either for further elaboration, clinical trials or beyond.

We are a Minnesota corporation that resulted from the reverse merger of Chiral Quest, LLC, a Pennsylvania limited liability company that commenced operations in October 2000, and Surg II, Inc., a Minnesota corporation, on February 18, 2003.

Chiral Business

Chiral Quest has the rights to certain chemical compounds known as chiral ligands which, with the introduction of a metal, serve as catalysts in facilitating the production of chiral molecules in such a manner that there is a preferential manufacture of the desired molecule. Our products include bulk chiral catalysts, proprietary building blocks / client-defined targets and a proprietary “Chiral ToolKit”, comprised of a diverse set of chiral ligands that when combined with transition metals to catalyze reactions leading to chiral molecules.

A molecule is considered “chiral” because it exists in two “enantiomers,” or non-superimposable mirror images of each other analogous to one’s left and right hands. Most drugs interact with biological targets in a specific manner, requiring the drug to be of a specific shape and orientation. Contaminating “wrong-handed” enantiomers of the active drug molecule will probably not interact with the biological drug target, or worse, interact with a different biological molecule in an unintended and often toxic manner. Thalidomide, the morning sickness drug used by pregnant women in the 1960’s, is a notorious example of an impure chiral drug. One enantiomer of the drug’s chiral molecules treated morning sickness, while its undesired enantiomer impurity caused birth defects. Pharmaceutical companies are typically required, at great expense, to purify the active mirror-image form of the drug molecule away from its contaminating or inactive counterpart, to maximize both safety and efficacy.

We also use our technology to provide specialized services to pharmaceutical, biotechnology and fine chemical companies relating to the development of chiral manufacturing processes for their products. Furthermore, Chiral Quest offers a variety of services covering specialized chiral transformation screening, chiral synthetic or process support and chiral manufacturing solutions to be delivered on a partnership/contract basis with client firms.

It is estimated that more than one-half of new drugs in Phases II and III development are chiral and approximately 90 percent of the new chiral substances are developed anantiomerically pure. In 2003, chiral drug sales exceeded $160 billion, which represents more than one-third of total pharmaceutical sales for that year. It is estimated that the market for chiral drugs is increasing at an annual rate of 8-10 percent and worldwide revenues are expected to reach $15 billion by 2008.

After the Merger, our working capital requirements will also be substantially impacted by the costs associated with the development of Greenwich’s product candidates. These development costs will significantly impact our working capital based upon milestone payments, license fees, and regulatory approval and manufacturing costs. As a result, the Company will experience a significant increase in losses on a consolidated basis for the foreseeable future.

Given that Greenwich’s officers and directors will not continue in their roles, the Company intends to build upon its experience base to continue the development of Greenwich’s product candidates. Further, the Company intends to hire appropriate personnel to bolster the development and commercialization of the product candidates.

Our Technology

The Chiral Quest “Chiral Library” depicted below identifies the current commercial portfolio of proprietary ligands from which clients order both the Chiral ToolKit selection sets for Research and Development testing as well as bulk quantities for larger scale uses and commercialization.

Our Products and Services

Chiral ToolKit. We currently sell products that represent several of the proprietary families of our chiral ligands to which the Company has exclusive rights. These ligands are sold in research quantities that are packaged in convenient Chiral ToolKit sets for exclusive use in research applications by client companies. These innovative, patent protected ligands are screened by clients for applications in the manufacturing of their chiral molecules. Clients use this screening process to determine which ligands may prove optimal for their chiral manufacturing needs. The sale of research quantities of ligands allows clients to gain initial access to our technology and to independently validate the advantages provided by that technology.

Screening Services. We also provide focused screening of client supplied target compounds using our proprietary ligands. In addition to the select ligands included in the Chiral ToolKit, we have several families of chiral ligands that are used to “screen” target compounds. In other words, we “test” our ligands with target compounds to determine whether our ligands can be used efficiently to manufacture a desired building block or compound for a client. Accordingly, we will identify and prepare individual ligands optimized for particular client needs. Sometimes, because of their expertise and know-how, our chemists can develop a “higher yield” manufacturing process using our ligands with a client target than outside chemists using our Chiral Toolkit independently on the same chiral targets. We work with our clients to help optimize the conditions under which our ligands are used and also produce certain molecules of customer interest. This may involve the development of novel manufacturing processes.

Bulk Ligands. We also sell larger quantities of proprietary chiral ligands to which we have exclusive rights, including some that are not included in our Chiral ToolKit. These ligands are sold individually to clients in amounts specified by the client according to their research, development or semi-commercial needs. One of our objectives is to provide clients with their required ligands and catalysts, either from our own laboratories or through third party manufacturers, for research, clinical and commercial purposes.

Proprietary Building Blocks / Client-Defined Targets. We may also produce and sell certain selected chiral products defined by our clients such as chiral building blocks or intermediates. “Building Blocks” or “intermediates” are completed parts or refined raw material used to ultimately manufacture a finished product.

Sales and Marketing

We sell our products and services directly to clients both in the pharmaceutical and fine chemical areas. In September 2004 and January 2005, we hired a Director of Global Operations and Vice President of Business Development, who are focused on sales and marketing activities. We intend to hire additional marketing personnel in the near future.

Competition

Competition in the traditional area of separation manufacture of chiral molecules comes from a few distinct sources, including Chiral Technologies Inc., ChromTech Ltd., NovaSep, Inc. and Advance Separation Technologies Inc. Traditional methods of manufacturing chiral molecules involve the production of a mixture of both chiral forms of molecules of interest, followed by a process which separates the desired enantiomer from the undesired enantiomer. This methodology, though still commonly used, is extremely cost-ineffective, as it results in the loss of greater than 50 percent of the intermediate product at each chiral purification step. We believe we have a competitive advantage over companies using traditional methods of separation because our technology drives the preferential manufacture of chiral enantiomers of interest, which can result in 95 to 99 percent yields. This can result in significant cost savings in the manufacturing process, particularly for chiral molecules that may require several chiral separation steps by traditional methods.

In the area of chemical catalysts for chiral drug manufacturing, we compete with pharmaceutical and fine chemical companies, including our current and potential clients and collaborators, as well as academic and research institutions. Some of these companies include the Dow Chemical Company, Degussa AG, Rhodia ChiRex Inc. and Solvias AG. Many of these companies are developing or marketing technologies and services similar to the ones developed or offered by us. We anticipate continued competition from other manufacturers of chiral catalysts in the future.

Some of our competitors, such as Codexis, a wholly owned subsidiary of Maxygen, or Diversa Corporation, attempt to genetically modify biological enzymes for the purpose of serving as biological catalysts for asymmetric chiral manufacturing. While this approach works in certain circumstances, it is extremely time-consuming to develop for each individual manufacturing process. We believe our technology has the competitive advantage of being more broadly applicable to a number of common asymmetric transformations.

Proposed Drug Development Business

In 2004, we determined to also pursue a drug development business. Accordingly, we are seeking to acquire, develop and bring to market therapies for oncological, viral and autoimmune diseases. Pursuant to these ends, on July 1, 2005, we entered into a definitive agreement to acquire Greenwich Therapeutics, which holds exclusive rights to develop and commercialize two oncology drug candidates as discussed in “INFORMATION REGARDING GREENWICH THERAPEUTICS.”

Market for Company Common Stock

Since August 27, 2004, VioQuest’s common stock has traded on the OTC Bulletin Board under the symbol “VQPH.OB”. From February 18, 2003, VioQuest’s common stock traded on the OTC Bulletin Board under the symbol “CQST.OB.” From October 4, 2002 to February 18, 2003, it traded under the symbol “SURG.OB.” The following table lists the high and low bid price for VioQuest’s common stock as quoted, in U.S. dollars, by the OTC Bulletin Board, as applicable, during each quarter within the last two completed fiscal years and the first two completed quarters of fiscal 2005. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. Trading on our common stock has been sporadic, exemplified by the low trading volume and many days upon which no trades occurred.

	Price Range
Quarter Ended	High	Low
March 31, 2003	1.65	1.62
June 30, 2003	2.50	1.55
September 30, 2003	2.23	2.00
December 31, 2003	1.83	1.50
March 31, 2004	1.76	1.76
June 30, 2004	1.05	1.05
September 30, 2004	1.25	1.25
December 31, 2004	0.95	0.80
March 31, 2005	0.95	0.60
June 30, 2005	1.01	0.59

As of July 11, 2005, VioQuest had approximately 1,500 shareholders of record. It is believed that approximately 2,500 additional shareholders own shares of VioQuest common stock in street name.

INFORMATION REGARDING GREENWICH THERAPEUTICS

Overview

Greenwich is a corporation formed on October 28, 2004 under the laws of the State of Delaware. Since inception, it has been focused on acquiring the rights to develop and commercialize pharmaceutical drug candidates, particularly candidates for use in oncology. Greenwich currently has the exclusive rights to develop and commercialize two oncology drug candidates - Sodium Stibogluconate, also called “SSG,” and Triciribine, or “TCN.”

To date, Greenwich is only in the early stages of development of its product candidates, which is a very lengthy and expensive process. None of its product candidates have been approved for sale by the U.S. Food and Drug Administration or any other regulatory body, and neither Greenwich nor us, assuming completion of the Merger, expects to have obtained such approvals for several years, if ever. Accordingly, Greenwich has not received any commercial revenues to date and, until the necessary regulatory approvals for Greenwich’s drug candidates are obtained, Greenwich’s business will not generate any commercial revenues. Further, Greenwich (or our company, assuming completion of the Merger) will need substantial additional capital in the future in order to fund the development of Greenwich’s product candidates to completion. Greenwich has a history of losses since its inception and expects to continue incurring substantial losses and negative operating cash flow for the foreseeable future.

Greenwich’s principal executive office is located at 787 Seventh Avenue, 48th Floor, New York, New York 10019 and its telephone number is (212) 554-4300.

Oncology Overview

Cancer is the second leading cause of death in America. In the U.S., half of all men and one third of all women will develop cancer at some point in their lives. Since 1990, over 17 million new cancer cases have been diagnosed. A number of drugs are used in the treatment of cancer. These drugs are used to reduce pain, prolong the life of the patient, send the cancer into remission or eliminate the cancer completely. There is great opportunity for improvement in all types of cancer treatment. Recognizing this vast health and commercial opportunity, Greenwich was established as a biopharmaceutical company that acquires, develops, and commercializes innovative products for the treatment of important unmet medical needs in cancer and immunological diseases.

Definition of Cancer

Cancer develops when abnormal cells in the body begin to grow out of control. These cancer cells will out live normal cells and go on to form additional cancerous cells. The danger is that these cells will often travel to other parts of the body and replace normal tissue, a process called metastasis. Frequently, these metastases ultimately lead to a patient’s death. Although the exact cause of cancer is still uncertain, it is believed that genetics and environmental toxins play a role.

Cancer Statistics and Market Overview

The American Cancer Society estimates that 1,372,910 new cases of cancer will be diagnosed in 2005 alone. The National Institute of Health estimated an overall cost of cancer to be $189.8 billion in 2004. This cost includes $69.4 billion in direct medical expenses, $16.9 billion in indirect morbidity costs, and $103.5 billion in indirect mortality costs. This year, 570,280 deaths are expected to be due to cancer or one in four deaths in the US. For all types of cancer diagnosed between 1995 and 2000 combined, the 5-year relative survival rate is 64%. A list of incidence rates of leading cancers in the US can be found on the following page.

	Estimated	Actual	5-Year Relative
	Cancer	Cancer	Survival Rates
	Cases	Deaths	(Percent)
Primary Site	in 2000	in 2000	1950-54	1992-99
Oral cavity and Pharynx	30,200	7,492	46	59.7
Esophagus	12,300	12,232	4	15.4
Stomach	21,500	12,645	12	21.4
Colon and Rectum	130,200	57,477	37	63.0
Colon	93,800	48,570	41	63.0
Rectum	36,400	8,907	40	63.0
Liver and Intrahep	15,300	16,582	1	6.8
Pancreas	28,300	29,331	1	4.4
Larynx	10,100	3,861	52	66.6
Lung and Bronchus	164,100	155,788	6	15.1
Males	89,500	90,676	5	13.4
Females	74,600	65,112	9	17.2
Melanoma of the skin	47,700	7,420	49	89.8
Breast(females)	182,800	41,872	60	87.9
Cervix uteri	12,800	4,200	59	72.9
Corpus and Uterus, NOS	36,100	6,585	72	86.3
Ovary	23,100	14,453	30	52.4
Prostate	180,400	31,078	43	98.4
Testis	6,900	338	57	95.8
Urinary bladder	53,200	12,306	53	82.6
Kidney and Renal pelvis	31,200	12,038	34	62.9
Brain and Other nervous	16,500	12,655	21	32.1
Thyroid	18,400	1,328	80	96.1
Hodgkin lymphoma	7,400	1,287	30	85.0
Non-Hodgkin lymphoma	54,900	22,553	33	57.2
Myeloma	13,600	10,697	6	30.9
Leukemia	30,800	21,339	10	47.6
Childhood(0-14 yrs)	8,600	1,526	20	78.7
All Sites	1,220,100	553,080	35	64.4
Source: SEER Cancer Statistics Review 1975-2000.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process

None of Greenwich’s drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:
•	preclinical laboratory tests, animal studies, and formulation studies;
•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;
•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;
•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and
•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to: (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits the FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that any of our drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505(b)(2) of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or a prior FDA approval of an NDA for a related drug. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require postmarketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before we can market our product candidates for additional indications, we must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements

Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA; (ii) comply with certain requirements concerning advertising and promotional labeling for their products; and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Orphan Drug

The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it may not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication.

Non-United States Regulation

Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all EU members states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

Greenwich Therapeutics’ Product Candidates - Sodium Stibogluconate

Sodium Stibogluconate, or SSG, is a pentavalent antimonial drug that has been used for over 50 years in parts of Africa and Asia for the treatment of leishmaniasis, a protozoan disease. Recent research at the Cleveland Clinic has revealed the mechanism of action of SSG. Based on such research, we believe that SSG acts by inhibiting the enzymatic action of multiple protein tyrosine phosphatases, or PTPases, specifically, the SRC homology PTPase (SHP-1). PTPases are enzymes involved in the intracellular signaling pathways of a number of receptor tyrosine kinases involved in controlling cell growth, proliferation and differentiation. SHP-1 is a PTPase involved in the regulation of intracellular signaling in hematopoietic cells, and mutations in this enzyme in cancerous cells leads to hyper-responsiveness to normal stimuli, and thus cancerous transformation. By inhibiting the enzymatic action of the SHP-1 protein tyrosine phosphatase, it is believed that SSG may be effective in triggering apoptosis, or cell death, in malignant cancer cells. However, future tests might not corroborate the results of these tests. To date, Greenwich has not submitted any application to the FDA, although CCF has filed an investigator IND which has been accepted by the FDA, and pursuant to which it is conducting a clinical trial in SSG.

Preclinical Data

We believe, based on the results of in vivo testing of SSG in mice to date, that SSG has anti-proliferative effects against a broad number of tumor cell lines, including melanoma and renal cell carcinoma. These effects were seen whether used as part of a combination therapy with existing treatments, including interferon and interleukin-2. In addition, based on preclinical data, we believe that SSG has promise as a monotherapy to treat certain other tumor types, including prostate cancer. The preclinical data suggests that SSG utilizes multiple modes of action, including having a direct effect on cancer cells, as well as generally empowering the immune system. These multiple modes of action, along with SSG’s historical modest toxicity profile, indicate to us that SSG is an ideal drug to evaluate as an anti-cancer agent.

Potential Lead Indication of SSG

The standard of care for solid tumors, lymphoma, myeloma and certain other hematological malignancies, such as low-grade lymphoma and chronic myelogenous leukemia, includes Interferon alpha-2b, or IFN a-2b. However, many patients treated with IFN a-2b become refractory, or non-responsive to continued treatment. In addition, the toxicity profile of IFN a-2b often limits its clinical efficacy. We believe that the effectiveness of this existing treatment may be improved by utilizing SSG as a combination therapy with IFN a-2b. Specifically, we believe that SSG, due to its demonstrated ability to inhibit PTPases, will augment the anti-proliferative activity and improve the efficacy of IFN a-2b therapy. Therefore, we believe that the efficacy shown in preclinical studies by SSG in combination therapy with IFN a-2b, when considered with its acceptable historical safety profile, may position it well as a combination therapy effective in treating solid tumors and certain other hematological malignancies.

Clinical Development

SSG is currently being studied in a twenty-four patient Phase I clinical trial at the Cleveland Clinic Taussig Cancer Center for combination therapy using IFN a-2b paired with SSG in the treatment of refractory solid tumors, lymphoma and melanoma. The primary objective of this clinical trial is to confirm the tolerance, safety and maximum tolerated dose, or MTD, of SSG in combination with IFN a-2b. In addition, the trial will also provide pharmacokinetic data and may provide anecdotal indicators of efficacy, although the trials will not be designed to measure or demonstrate efficacy. This clinical trial is expected to be completed by the second quarter of 2006. The Cleveland Clinic intends to fund all costs associated with this clinical trial although we may incur costs relating to the completion of this trial as the Cleveland Clinic has no specific obligation to us to fund this trial. If the Cleveland Clinic determines to discontinue the trials, we intend to continue product testing at an alternative facility such as a medical center or university to run our clinical trials. In order for us to sponser clinical trials, however, it will be necessary for us to submit our own IND to the FDA. Pending a successful completion of this Phase I clinical trial, we anticipate initiating a Phase II trial in the second half of 2006. The Phase II trial will be designed to provide information concerning efficacy among other information. Prior to a initiating the Phase II trial, we will need to apply for approval with the IRB “Institutional Review Board” and the Principal Investigator to run the study. There may potentially be delays in receiving this approval such as unforeseen safety issues and dosing issues. See “Risk Factors - Risks Relating to Greenwich’s Operations.”

Advantages Over Existing Developmental Therapeutics

Potential advantages of SSG over existing therapies include SSG’s long history of use, favorable toxicity and side effect profiles, and efficacy in refractory preclinical cancer models. As previously discussed, SSG has been utilized in the treatment of leishmaniasis for over fifty years in parts of Africa and Asia. In connection with such use, SSG has demonstrated favorable toxicity and side effect profiles, at dosages well in excess of the dosages we intend to utilize in our clinical trials using SSG in the treatment of cancer. Also, based on preclinical in vivo cancer models, we believe that SSG may have better efficacy in treating refractory cancer than existing standards of care.

Competition

To the knowledge of VioQuest or Greenwich, no clinically feasible inhibitors of such PTPases have previously been demonstrated to be effective to treat cancer. CombinatoRx, Incorporated, a privately held biotechnology company, is developing a clinical drug candidate containing Pentamidine + Thorazine. Pentamidine may also be a PTPase inhibitor and has also previously been used for the treatment of leishmaniasis. Hoffman-La Roche Inc. and Wyeth are investigating PTPase inhibitors for the potential treatment of non-insulin dependent diabetes. See "Risk Factors- Risks Relating to Greenwich's Operations- Competition in this market sector is intense."

Greenwich Therapeutics’ Product Candidates - Triciribine

Triciribine, or TCN, is a nucleoside analog that had been under development for many years as an anti-cancer therapy and as an anti-viral therapy. The National Cancer Institute, or NCI, previously advanced TCN into clinical trials in oncology in the 1980s and 1990s. While an anti-cancer signal was seen in these clinical trials in various tumor types, including sarcoma, colorectal, hepatic and breast cancers, the drug was limited by its side effect profile (specifically, hyperglycemia and hepatotoxicity). Recently, investigators at the Moffitt Cancer Center at the University of South Florida screened a library of over 2,000 compounds for Akt (Protein Kinase B) inhibition, and TCN had the strongest signal at low dose concentrations. We believe that this discovery shows that the anti-cancer mechanism of action of TCN involves the inhibition of Akt. Though not normally active in human cells, Akt, a serine/threonine protein kinase, is typically hyperactivated, or hyperphosphorylated, in many tumor types. Since Akt has been shown to play a critical role in malignant transformation by inducing cell survival, growth, migration, and angiogenesis, and since research demonstrates disruption of the Akt pathway leads to apoptosis and inhibition of tumor growth, we believe that Akt is an attractive therapeutic target. Therefore, if TCN inhibits Akt, as available research indicates, we believe that TCN may be effective in the treatment of certain malignancies. Future tests might not corroborate the results of these tests. To date, no application has been submitted or is expected to be submitted to the FDA in the near future.

Preclinical Data

We believe that the in vitro preclinical experiments performed to date on human tumor cell lines and in vivo experiments in nude mice xenograft experiments demonstrate that TCN inhibits cancer cell growth and induces apoptosis, or cell death, in cancer cells that express elevated Akt. Moreover, since TCN had little effect in these preclinical models on cancer cell lines in which Akt was not overexpressed, or elevated, we believe that TCN’s anticancer mechanism is through the inhibition of Akt in tumors that express elevated Akt levels, by directly and irreversibly binding the Akt receptor. Furthermore, the effectiveness of the low doses used in these preclinical experiments suggests that the side effects prevalent in previous clinical trials conducted by the NCI may be minimized.

Potential Lead Indication of Triciribine

The efficacy of TCN as an anti-cancer drug in previous clinical trials was limited by the side effects associated with its usage. We believe, however, that these side effects were closely related to the high dosage levels used in these trials. In addition, we believe that the hyperglycemia seen as a side effect may have resulted from TCN’s mechanism of action on Akt, as recent preclinical studies have shown that a deficiency of Akt impairs the ability of insulin to lower blood glucose, which could lead to a hyperglycemic condition. The previous NCI-sponsored clinical trials used dosages that ranged up to 256mg/m2, and these trials targeted tumors without regard to whether such tumors overexpressed Akt, since, at the time of such trials, the mechanism of action for TCN was not fully understood. We believe that, based on the preclinical studies conducted to date, TCN effectively and selectively induces apoptosis and inhibits growth in tumor cells with elevated levels of Akt at doses lower than those used in the previous clinical trials. Therefore, we believe that by selectively screening and treating only those patients with tumors that overexpress Akt, TCN in low doses could achieve tumor inhibition and regression without the significant side effects previously associated with its usage at higher dose levels. As a result, our initial potential lead indication for TCN will be for the treatment of solid tumors known to overexpress Akt, which constitute a significant percentage of all colorectal, ovarian, pancreatic and breast tumors.

Additional Potential Indications for TCN

While TCN continues in clinical development for solid tumors that overexpress Akt, we intend to continue evaluating, in consultation with our Scientific Advisory Board, management team and other consultants, TCN’s potential in treatment for hematological and other malignancies. We intend to continue the preclinical and clinical development of TCN in those indications in which we believe it shows potential.

Clinical Development

Greenwich is currently finalizing a protocol for a Phase I clinical trial to be conducted at the Moffitt Cancer Center at the University of South Florida for TCN in the treatment of metastatic colorectal, pancreatic, breast and ovarian tumors. Each patient enrolled in the clinical trial will have refractory solid tumors that have demonstrated hyperphosphorylated, or overexpressed, Akt on archived pathology samples. The primary objective of this clinical trial will be to confirm the tolerance, safety and maximum tolerated dose, or MTD, of TCN. In addition, the trial will also provide pharmacokinetic data and may provide us with anecdotal indicators of efficacy, although the trials will not be designed to measure or demonstrate efficacy. The trial is designated to provide information related to the efficacy, not the effectiveness, of TCN. It is expected that this clinical trial will begin in late 2005 and will take approximate 6 to 9 months to complete. Pending a successful completion of this Phase I clinical trial, we anticipate initiating a Phase II trial in the second half of 2006. Prior to a initiating the Phase II trial, we will need to apply for approval with the IRB “Institutional Review Board” and the Principal Investigator to run the study. There may potentially be delays in receiving this approval such as unforeseen circumstances in Phase I, unforeseen toxicities, etc. There may potentially be delays in receiving this approval such as unforeseen safety issues and dosing issues. See “Risk Factors - Risks Relating to Greenwich’s Operations.”

Advantages over Existing Developmental Therapeutics

The planned clinical trials utilizing TCN in patients that have demonstrated tumors that express elevated Akt is a strategy that we believe offers significant advantages over classic anticancer therapies. Our research indicates to us that low dose treatment with TCN directly binds the Akt molecule. This will target cancer cells specifically, while sparing healthy cells, resulting in fewer side effects. This “targeted therapy” takes advantage of the biologic differences between cancer cells and healthy cells. We expect this approach to result in a decreased number of patients required to see a clinical effect, as we predict that a larger percentage of the patients treated will benefit from treatment with TCN. We expect that this will decrease both the clinical trial regulatory time period, and also the costs associated with such clinical trials, as compared to other anticancer products currently in clinical development.

Competition

There is currently no approved Akt inhibitor on the market. Keryx Biopharmaceuticals, Inc., a public company, is developing Perifosine. Perifosine is an alkylphospholipid that has been shown to inhibit the PI3K/Akt pathway, but research to date has not demonstrated that it directly binds the Akt molecule. Multiple pharmaceutical companies have Akt inhibitors in the early discovery stage of development, including Abbott Laboratories, Merck & Co., Inc. and Eli Lilly. See "Risk Factors- Risks Relating to Greenwich's Operations- Competition in this market sector is intense."

License Agreements & Intellectual Property

General

Greenwich’s goal is to obtain, maintain and enforce patent protection for its products, formulations, processes, methods and other proprietary technologies, preserve its trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Greenwich’s policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for its current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford complete protection against competitors who seek to circumvent its patents. See “Risk Factors - If we fail to adequately protect or enforce Greenwich’s intellectual property rights or secure rights to patents of others, the value of those intellectual property rights would diminish” above.

SSG

In February 2005, Greenwich entered into an exclusive, worldwide license agreement attached to this proxy statement as Appendix D with The Cleveland Clinic Foundation (“CCF”) for the rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense Sodium Stibogluconate, or SSG. As consideration for the license of these rights to SSG, Greenwich has paid CCF to date an aggregate of approximately $595,000 as consideration for the license, consisting of the initial license fees, reimbursement for certain costs and expenses incurred by it and an annual license maintenance fee. Greenwich is also obligated to make an annual license maintenance payment of $35,000 until the first commercial sale of the licensed product, at which time Greenwich is no longer obligated to pay this maintenance fee. In addition, the license agreement requires Greenwich to make payments in an aggregate amount of up to $4.5 million to CCF upon the achievement of certain clinical and regulatory milestones. Should SSG become commercialized, Greenwich will be obligated to pay CCF an annual royalty based on net sales of the product. In the event that Greenwich sublicenses SSG to a third party, Greenwich will be obligated to pay CCF a portion of fees and royalties received from the sublicense. Greenwich holds the exclusive right to negotiate for a license on any improvements to SSG and has the obligation to use all commercially reasonable efforts to bring SSG to market. Greenwich has agreed to procecute and maintain the patents associated with SSG or provide notice to CCF so that it may so elect. Each of CCF and Greenwich has the right, but not the obligation, to prosecute or defend any infringement actions. The license agreement shall automatically terminate upon Greenwhich’s bankruptcy and upon the date of the last to expire claim contained in the patents subject to the license agreement. The license agreement may be terminated by CCF, upon notice with an opportunity for cure, for Greenwich’s failure to make required payments or its material breach, or by Greenwich, upon thirty day’s written notice. The license agreement contains other customary clauses and terms relating to, among others, reports and records, dispute resolution, indemnity, assignment, confidentiality and insurance, as are common in similar agreements in the industry.

TCN

In April 2005, Greenwich entered into an exclusive, worldwide license agreement attached to this proxy statement as Appendix E with the University of South Florida Research Foundation, Inc. (“USF”), for the rights to develop, manufacture, use, commercialize, lease, sell and/or sublicense Triciribine, or TCN. As consideration for the license of these rights to Triciribine, Greenwich paid USF an initial license fee of $40,000, reimbursed USF for certain costs and expenses incurred and agreed to sponsor a Research Project involving the licensed technology in the amount of $25,000 annually for the term of the license agreement, one of which has been made. In addition, the license agreement requires Greenwich to make payments in an aggregate amount of up to $5.8 million to USF upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, Greenwich is obligated to pay to USF an annual royalty based on net sales of the product. In the event that the Company sublicenses TCN to a third party, Greenwich is obligated to pay USF a portion of fees and royalties received from the sublicense. Greenwich holds a right of first refusal to obtain an exclusive license on any improvements to TCN and has the obligation to use all commercially reasonable efforts to bring TCN to market. Greenwich has agreed to procecute and maintain the patents associated with TCN or provide notice to USF so that it may so elect. Each of USF and Greenwich has the right, but not the obligation, to prosecute or defend any infringement actions. The license agreement shall automatically terminate upon Greenwhich’s bankruptcy or upon the date of the last to expire claim contained in the patents subject to the license agreement. The license agreement may be terminated by USF, upon notice with an opportunity for cure, for Greenwich’s failure to make required payments or its material breach, or by Greenwich, upon six month’s written notice. The license agreement contains other customary clauses and terms relating to, among others, reports and records, dispute resolution, indemnity, assignment, confidentiality and insurance, as are common in similar agreements in the industry.

Legal Proceedings

Greenwich is not a party to any material legal proceedings.

Plan of Operation

Research and Development. Over the next 12 months, Greenwich expects to develop and initiate clinical Phase I/II trials for both the licensed anti-cancer treatment compounds. Greenwich believes its planned development activities for the next 12 months will require additional financing of approximately $5,000,000.

As a result of the Merger, the Company will be obligated to pay CCF and USF substantial payments upon the achievement of certain milestones as outlined in the license agreements. Pursuant to Greenwich’s license agreements with CCF and USF, Greenwich has agreed to make payments to CCF and USF in an aggregate amount of up to $4.5 million and $5.8 million, respectively, upon the achievement of certain clinical and regulatory milestones. These milestone payments may have a significant impact upon the Company’s liquidity. The Company anticipates that in the next twelve months it will be obligated to pay CCF and USF an aggregate amount equal to $600,000 for milestones achieved.

Purchases of Facilities and Significant Equipment.  Greenwich has no operating facilities or equipment. Assuming completion of the Merger, VioQuest’s management intends to move Greenwich’s offices for administration and corporate development to new offices in Basking Ridge, New Jersey at a rental cost of approximately $4,000 per month.

Employees. As of June 30, 2005, Greenwich had no employees. VioQuest’s management anticipates hiring a Chief Medical Officer and in July 2005 hired a Vice President of Corporate Business Development.

Information Concerning Greenwich Stock

Shares of Greenwich’s common stock are not publicly traded. Greenwich’s certificate of incorporation authorize it to issue 25,000,000 shares of capital stock, of which 20,000,000 shares are authorized as common stock and 5,000,000 shares are authorized as preferred stock. As of the date of this proxy statement, 4,000,000 shares of Greenwich’s common stock were outstanding and no shares of preferred stock were outstanding. Greenwich does not have outstanding any options, warrants or other rights to purchase shares of its common stock.

As of the date of this proxy statement, there were 50 holders of Greenwich common stock. Greenwich has not paid or declared any dividends on its common stock and does not anticipate doing so in the near future.

Selected Historical Financial Data

The following table summarizes certain selected historical financial data of Greenwich, which are derived from and should be read in conjunction with the audited financial statements of Greenwich attached to this proxy statement as Appendix C. Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended Ended June 30, 2005 (Unaudited)	Three Months Ended March 31, 2005	Period from October 28, 2004 (Inception) to December 31, 2004	Period from October 28 2004 (Inception) to June 30, 2005 (Unaudited)
Statement of Operations Data:
Revenues	$--	$--	$--	$--
Operating expenses	714,348	596,459	68,552	782,900
Loss from operations	(714,348)	(596,459)	(68,552)	(782,900)
Interest expense	(11,449)	(3,072)	(415)	(11,864)
Net loss	(725,797)	(599,531)	(68,967)	(794,764)
Basic and diluted net loss per share	$(0.18)	$(0.15)	$(0.02)	$(0.20)

	June 30, 2005 (Unaudited)	March 31, 2005	December 31, 2004
Balance Sheet Data:
Total assets	$--	$--	$--
Current liabilities	67,425	30,228	415
Total liabilities	794,764	668,498	68,967
Stockholders’ deficiency	(794,764)	(668,498)	(68,967)
Shares outstanding	4,000,000	4,000,000	4,000,000

Historical book value per share:	$.08
Pro forma information:	$.04

Officers and Directors of Greenwich

Biographical information concerning each of Greenwich’s current officers and directors is set forth below. None of Greenwich’s officers and directors, all of whom are also employed by Paramount BioCapital or an affiliate of Paramount BioCapital, will continue as an officer, director or other employee of either VioQuest or Greenwich following the completion of the Merger.

Name	Age	Positions
J. Jay Lobell	42	President and Director
Jason Stein, M.D.	32	Vice President and Director
John Liatos	36	Treasurer
Louis Smookler	27	Secretary

J. Jay Lobell has been President and a member of Greenwich’s Board of Directors since February 16, 2005. Mr. Lobell has served as President and Chief Operating Officer of Paramount Biosciences, LLC, an affiliate of Paramount BioCapital, since January 2005. From January 1995 to December 2004, Mr. Lobell was a partner at Covington & Burling, a law firm where he provided business, litigation and regulatory advice. Mr. Lobell received a B.A. from Queens College and a J.D. from Yale Law School.

Jason Stein, M.D. has been Vice President and a director of Greenwich since February 16, 2005. Dr. Stein has served as the Senior Analyst at Paramount BioCapital Asset Management, Inc., an affiliate of Paramount BioCapital, where he is responsible for medical, scientific, and financial research of pharmaceutical products and technologies, since January 2000. Dr. Stein also serves as an officer and/or director of several other privately held development-stage biotechnology companies. Dr. Stein received his undergraduate degree from the University of Michigan and his medical degree from Saba University.

John Liatos  has served as Greenwich’s Treasurer since February 16, 2005.   Mr. Liatos is the Vice President of Finance of Paramount BioCapital, where he has worked since 2005.  Previously, he served as Vice President at Gefinor USA, Inc. since October 1997. Prior to joining Gefinor he served as Senior Associate at RJR Nabisco in Financial Reporting and Consolidations from May 1995 through October 1997. From October 1991 through May 1995 he served as an auditor at Eisner LLP (f/k/a Richard A. Eisner & Company, LLP). Mr. Liatos received his Bachelors degree in Business from The Citadel in May 1991.

Louis Smookler has served as Greenwich’s Secretary since February 16, 2005. Mr. Smookler is Associate General Counsel at Paramount BioCapital. Prior to joining Paramount BioCapital, from February 2003 until March 2004, Mr. Smookler served as an in-house attorney in the Private Client Litigation Department of Merrill Lynch & Co. Inc.’s Office of General Counsel. Mr. Smookler received his B.S.B.A. degree summa cum laude in Corporate Finance from West Virginia University and his J.D. from Brooklyn Law School. Mr. Smookler is admitted to the bars of both New York and New Jersey.

Each of these individuals will resign from their directorships and offices, respectively, upon completion of the Merger.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of Greenwich common stock by (i) each person beneficial owning more than 5 percent of outstanding Greenwich common stock, (ii) each director of Greenwich; (iii) each executive officer of Greenwich and (iv) each director or executive of VioQuest.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage Ownership
Lester Lipschutz	1,633,000	(1)	40.8
Jeffrey Serbin	300,000		7.5
Jason Stein, M.D.	280,000		7.0
Michael Weiser, M.D.	280,000		7.0
Lindsay Rosenwald, M.D.	270,000		6.8
J. Jay Lobell	220,000		5.5
Matthew Wyckoff	200,000		5.0
Stephen Rocamboli	144,000		3.6
Louis Smookler	31,500		*
John Liatos	19,000		*

* Represents less than 1%.
______________________
(1)
Mr. Lipschutz is the trustee or investment advisor of four trusts established for the benefit of Lindsay Rosenwald, M.D. which collectively own 701,000 shares of Greenwich common stock. Mr. Lipschutz also serves as the trustee for the Rosenwald 2000 Family Trust, a trust established for the benefit of Dr. Rosenwald’s minor children, which owns 932,000 shares of Greenwich common stock. Mr. Lipschutz may be deemed to beneficially own the shares held by the aforementioned trusts as he has sole control over the voting and disposition of any shares held by such trusts.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Dr. Weiser and Mr. Rocamboli both of whom are directors of our company, are employees of Paramount BioCapital, Inc. or its affiliates, a corporation of which Dr. Lindsay A. Rosenwald is the chairman and sole shareholder. Dr. Rosenwald beneficially owns approximately 5.5 percent of our outstanding common stock and various trusts for the benefit of Dr. Rosenwald or members of his immediate family (the “Rosenwald Trusts”) beneficially own approximately 14 percent of our outstanding common stock. Dr. Weiser and Mr. Rocamboli collectively own approximately 3 percent of our outstanding common stock. Paramount BioCapital participated as a placement agent in connection with our February 2004 private placement, for which it received aggregate commissions of approximately $300,000.

In addition, Dr. Rosenwald, the Rosenwald Trusts, Dr. Weiser and Mr. Rocamboli hold 6.8 percent, 40.8 percent, 7.0 percent and 3.6 percent of the outstanding shares of Greenwich, respectively. As a result of their ownership interests in Greenwich and their relationship with Paramount, both Dr. Weiser and Mr. Rocamboli have recused themselves from our board of directors’ consideration of the Merger with Greenwich.

SUMMARY OF DISSENTERS’ RIGHTS

Pursuant to the relevant sections of the Minnesota Business Corporation Act (the “MBCA”), you have the right to an appraisal of the value of your shares of VioQuest common stock in connection with the Reincorporation proposal.

Sections 302A.471 and 302A.473 of the MBCA entitle any shareholder of the Company who objects to the Reincorporation proposal and who follows the procedures prescribed by Section 302A.473 to receive cash equal to the “fair value” of such shareholder’s shares of the Company. Set forth below is a summary of the procedures relating to the exercise of such dissenters’ rights. This summary does not purport to be a complete statement of dissenters’ rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as Appendix B attached to this proxy statement and to any amendments to such provisions as may be adopted after the date of this proxy statement.

Any shareholder contemplating the possibility of dissenting from the Reincorporation proposal should carefully review the text of Appendix B (particularly the specified procedural steps required to perfect the dissenters’ rights, which are complex) and should also consult such shareholder’s legal counsel. Such rights will be lost if the procedural requirements of Section 302A.473 of the MBCA are not fully and precisely satisfied.

The MBCA provides dissenters’ rights for any shareholder of the Company who objects to the Reincorporation proposal and who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any shareholder of the Company who (i) files with the Company a written notice of his, her or its intent to demand the fair value of such shareholder’s shares of stock if the Reincorporation proposal is approved and the actions contemplated by the Reincorporation proposal is consummated, which notice is filed with the Company on or before the vote is taken at the Special Meeting, and (ii) does not vote such shares of stock at the Special Meeting in favor of the Reincorporation proposal, shall be entitled, if the Reincorporation proposal is approved and the actions contemplated by the Reincorporation proposal is consummated, to receive a cash payment of the fair value of such shareholder’s shares of Company stock upon compliance with the applicable statutory procedural requirements. A failure by any shareholder of the Company to vote against the Reincorporation proposal will not in and of itself constitute a waiver of the dissenters’ rights of such shareholder under the MBCA. In addition, a shareholder’s vote against the Reincorporation proposal will not satisfy the notice requirement referred to in clause (i) above.

Any written notice of a shareholder’s intent to demand payment for such shareholder’s shares if the Reincorporation proposal is approved and the actions contemplated by the Reincorporation proposal are consummated must be filed with the Company at 7 Deer Park Drive, Suite E, Monmouth Junctions, New Jersey 08852, Attention: Brian Lenz, prior to the vote on the Proposal at the Special Meeting. A shareholder who votes for the Proposal will have no dissenters’ rights with respect thereto. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder’s shares of Company stock under the dissenters’ rights provisions of the MBCA and will be bound by the terms governing the subject transaction.

If the Reincorporation proposal is approved, the Company must send written notice to all shareholders who have given written notice of their intent to demand the fair value of their shares and who have not voted in favor of the Reincorporation proposal as described above. The notice will contain: (i) the address where the demand for payment and certificates representing shares of the Company’s stock (each a “Certificate”) must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in Appendix B with a brief description of the procedures to be followed under those provisions. A shareholder of the Company who is sent a notice and who wishes to assert dissenters’ rights must demand payment and deposit his or her Certificate or Certificates within 30 days after such notice is given by the Company. Prior to the effective time of the consummation of the actions contemplated by the Reincorporation proposal, a shareholder exercising dissenters’ rights retains all other rights of a shareholder of the Company. From and after such effective time, dissenting shareholders will no longer be entitled to any rights of a shareholder of the Company, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the MBCA.

After the effective time of the consummation of the actions contemplated by the Reincorporation proposal, or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such shareholder’s shares of stock, plus interest accrued from the effective time of the sale to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company’s estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the Company’s stock. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered. If the Company fails to remit payment within 60 days of the deposit of the Certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited Certificates and cancel all transfer restrictions; provided, however, that the Company may again give notice regarding the procedure to exercise dissenters’ rights and require deposit or restrict transfer at a later time. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Company’s stock plus interest, such dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value of the shares, plus interest, within 30 days after the Company mails its remittance, and demand payment of the difference.

If the Company receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with the Company or file in court a petition requesting that the court determine the fair value of the Company’s stock.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by the Company, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to the Company if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

If the court finds that the Company did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in such shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder of the Company has no right, at law or in equity, to set aside the approval of the Proposal or the consummation of the actions contemplated thereby except if such adoption or consummation was fraudulent with respect to such shareholder or the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of VioQuest common stock as of the record date for the Special Meeting by (i) each person known by us to be the beneficial owner of more than 5 percent of VioQuest’s outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey 08852.

	Before Merger			Assuming Completion of the Merger(11)
Name and Address	Number of Shares Beneficially Owned(1)		Percentage of Class	Number of Shares Beneficially Owned		Percentage of Class
Vincent M. Aita, Ph.D.	233,774	(2)	1.3	233,774		*
Kenneth W. Brimmer	154,300	(2) (3)	*	154,300		*
Stephen C. Rocamboli	111,999	(2) (4)	*	868,335	(12)	2.5
Stephen A. Roth, Ph.D.	37,633	(2) (5)	*	37,633		*
David M. Tanen	111,999	(2) (4)	*	111,999		*
Michael Weiser, M.D., Ph.D.	417,353	(2)	2.3	1,892,068	(13)	5.4
Daniel Greenleaf	20,000	(6)	*	20,000		*
Brian Lenz	13,333	(7)	*	13,333		*
Michael Cannarsa	0		--	0		--
Xumu Zhang, Ph.D.	2,943,268	(8)	16.2	2,943,268		8.3
All Executive Officers and Directors as a group (10 persons)	4,038,659		22.0	6,274,710		17.7
Lester Lipschutz 1650 Arch Street - 22nd Floor Philadelphia, PA 19103	1,915,534	(9)	10.7	10,641,364	(14)	28.9
Lindsay A. Rosenwald, M.D. 787 Seventh Avenue, 48th Floor New York, NY 10019	990,678	(10)	5.5	2,863,300	(15)	8.1
_____________
* Less than 1%.

(1)	Assumes in each case that the shareholder exercised all options or warrants available to the person that have vested or will vest within 60 days of July 1, 2005.

(2)
Includes 4,300 shares issuable upon the exercise of a vested portion of an option and does not include the remaining 8,600 unvested shares subject thereto, which vest in equal installments in October 2005 and October 2006.

(3)
Includes 7,500 shares which are owned by Mr. Brimmer’s Individual Retirement Account, 2,500 shares which are owned by the Individual Retirement Account of Mr. Brimmer’s spouse (to which he disclaims any beneficial interest), and 100,000 shares issuable upon the exercise of a vested option.

(4)	Represents 5,000 shares issuable upon the exercise of a warrant.

(5)	Represents 33,334 shares issuable upon exercise (at a price of $1.70 per share) of the vested portion of an option; the remaining 16,666 shares subject to such option vest in July 2006.

(6)
Does not include 891,396 shares issuable (at a price of $0.88 per share) upon the exercise of an option vesting in three equal annual installments commencing February 2006. Does not include any options which may be subsequently issued to Mr. Greenleaf pursuant to the terms of his employment agreement in order to maintain his beneficial ownership (assuming the exercise of all stock options issued to him) at five percent (5%) percent of the Company’s outstanding Common Stock

(7)
Represents shares issuable upon the exercise of vested options. Pursuant to such options, an additional 10,000 shares will vested in two installments on each of October 2005 and October 2006, and an additional 16,667 will vest in two equal installments on each of April 2006 and April 2007. Does not include any shares issuable pursuant to an option to purchase 60,000 shares, none of which has vested to date, but vests in three equal annual installments commencing January 2006.

(8)	Includes 325,026 shares issuable upon the exercise of the vested portion of an option. The remaining 325,026 shares subject to such option vest in two equal installments on June 2006 and June 2007.

(9)
Based on Schedule 13G filed with the SEC on December 17, 2004. Represents shares owned equally by several trusts established for the benefit of Dr. Lindsay A. Rosenwald or members of his immediate family, for which Mr. Lipschutz is the trustee/investment manager, and over which he has voting control and investment power. Dr. Rosenwald disclaims beneficial ownership of these shares.

(10)	Based on a Schedule 13G filed February 11, 2005. Includes 102,871 shares issuable upon the exercise of a warrant for purposes of determining beneficial ownership prior to giving effect to the Merger.

(11)	Assumes the issuance of an aggregate of approximately 17,128,800 Merger Shares and the Merger Warrants to purchase an additional 4,000,000 shares of common stock in connection with the Merger.

(12)	Includes an additional 144,000 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger.

(13)	Includes an additional 280,000 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger.

(14)	Includes an additional 1,633,000 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger.

(15)
Includes an additional 372,871 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger and approximately 446,429 shares issuable upon the conversion, in accordance with the terms of the Merger, of a portion of the outstanding indebtedness under promissory note issued to Paramount BioCapital Investments LLC by Greenwich.

PRO FORMA FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

In consideration for their shares of Greenwich common stock and in accordance with the Merger Agreement, the stockholders of Greenwich will receive a number of shares of VioQuest common stock such that, upon the effective time of the Merger, the Greenwich stockholders collectively will receive (or be entitled to receive) up to approximately 49% of VioQuest’s outstanding shares (the “Merger Shares”) of common stock and warrants to purchase an aggregate of 4,000,000 shares of VioQuest common stock. Based on the number of outstanding shares of VioQuest common stock on the date of the Merger Agreement, the former stockholders of Greenwich are to receive up to an aggregate of 17,128,790 shares of VioQuest common stock and 4,000,000 warrants (the “Merger Warrants”). At June 30, 2005, Greenwich had outstanding indebtedness of approximately $795,000 resulting principally from a series of promissory notes issued to Paramount BioCapital Investments, LLC, an entity owned and controlled by Dr. Lindsay Rosenwald. The notes having a maturing date of October 28, 2006, will be payable in three equal installments, as follows: (1) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $5 million; (2) one-third will be converted into securities of VioQuest upon the terms and at the completion of the financing referred to in clause (1); and (3) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $10 million, or prior to the notes' maturity date whichever occurs first including the proceeds from the financing described in clause (1). In the event that VioQuest does not complete the financing(s) resulting in aggregate gross proceeds of at least $10 million, or prior to the notes' maturity date, whichever occurs first, then VioQuest will be required to satisfy the final one-third in October 2006. The completion of the Merger is conditioned upon obtaining at least $5 million in a financing transaction.

One-half of the Merger Shares and Merger Warrants will be placed in escrow and released upon the achievement of certain milestones relating the the clinical development of Greenwich’s product candidates. Using the share price around the date of the execution of the Merger Agreement, which was $0.70 per share, the release of the escrowed securities would result in an additional purchase price of $5,995,000 and a corresponding increase to in-process research and development ("IPRD").

The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical consolidated statements of operations of the Company and Greenwich giving effect to the merger as if it had been consummated on January 1, 2004. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of the Company and the historical balance sheet of Greenwich, giving effect to the merger as if it had been consummated on June 30, 2005.

You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•
Separate historical financial statements of the Company as of and for the year ended December 31, 2004 and as of and for the six months ended June 30, 2005 (Unaudited) included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 and the Quarterly Report on Form 10-QSB for the six months ended June 30, 2005, respectively;

•
Separate historical financial statements of Greenwich as of June 30, 2005 (Unaudited) and March 31, 2005 and December 31, 2004 and for the six months ended June 30, 2005 and for the period from October 28, 2004 (inception) to June 30, 2005 (Unaudited) and for the three months ended March 31, 2005 and for the period from October 28, 2004 (inception) to December 31, 2004 which are attached as Appendix C to this proxy statement.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger on June 30, 2005 or on January 1, 2004. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with the Company treated as the acquirer. Accordingly, the Company’s cost to acquire Greenwich will be allocated to the assets acquired and liabilities assumed (substantially IPRD) based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2005 (Unaudited) ($000's)

VioQuest	Greenwich	Pro Forma	Pro Forma
Pharmaceuticals, Inc.	Therapeutics, Inc.	Adjustments	Combined

Current assets:
Cash and cash equivalents	$1,155	$		$(246)	(3)	$909
				4,600	(5)	4,600
Accounts receivable	229					229
Inventories	380					380
Prepaid expenses	59					59
Total current assets	1,823		—	4,354		6,177

Property and equipment, net	776					776
Security deposits	61					61
Intellectual property rights, net	571					571
Other	55					55
Total assets	$3,286		$—	$4,354		$7,640

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$1,369	$		$150	(4)	$1,519
Accrued expenses	302		56			358
Accrued interest - related party			12	(12)	(3)	—
Deferred revenue	125					125
Total current liabilities	1,796		68	138		2,002

Note payable - related party			727	(481)	(3)	246
Total liabilities	1,796		795	(343)		2248

Commitments and contingencies

Stockholders’ equity (deficiency):

Common stock	178		4	89	(3)	356
				(4)	(2)
				89	(5)

Stock subscriptions receivable			(4)	4	(2)	—

Additional paid-in capital	11,509			6,153	(3)	22,173
				4,511	(5)

Deferred consulting expenses	(317)					(317)

Accumulated deficit	(9,880)		(795)	(6,940)	(3)	(16,820)
				795	(2)

Total stockholders’ equity (deficiency)	1,490		(795)	4,697		5,392

Total liabilities and stockholders' equity (deficiency)	$3,286		$—	$4,354		$7,640

See accompanying notes to unaudited condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2005
(Unaudited)
($000's, except share and per share information)

	VioQuest	Greenwich	Pro Forma	Pro Forma
	Pharmaceuticals, Inc.	Therapeutics, Inc.	Adjustments	Combined

Revenue	$1,502	$—		$$1,502

Cost of goods sold (excluding depreciation)	1,059			1,059

Gross profit	443			443

Operating expenses:
Management and consulting fees	139			139
Research and development	138	714		852
Selling, general and administrative	1,250			1,250
Depreciation and amortization	68			68

Total operating expenses	1,595	714	—	2,309

Loss from operations	(1,152)	(714)	—	(1,866)

Interest income, (expense), Net	5	(11)		(6)
Net loss	$(1,147)	$(725)	$—	$(1,872)

Net loss per common share:
Basic and diluted	$(0.06)			$(0.05)

Weighted average shares of common stock outstanding:
Basic and diluted	17,827,924			35,636,702

See accompanying notes to unaudited condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2004
(Unaudited)
($000's, except share and per share information)

	VioQuest	Greenwich	Pro Forma	Pro Forma
	Pharmaceuticals, Inc.	Therapeutics, Inc.	Adjustments	Combined

Revenue	$1,485	$—		$$1,485

Cost of goods sold (excluding depreciation)	838			838

Gross profit	647			647

Operating expenses:
Management and consulting fees	627			627
Research and development	902	69		971
Selling, general and administrative	1,612			1,612
Compensation	1,389			1,389
Depreciation and amortization	179			179

Total operating expenses	4,709	69	—	4,778

Loss from operations	(4,062)	(69)	—	(4,131)

Interest income, Net	38			38

Net loss	$(4,024)	$(69)	$—	$(4,093)

Net loss per common share:
Basic and diluted	$(0.24)			$(0.12)

Weighted average shares of common stock outstanding:
Basic and diluted	17,100,582			34,909,360

See accompanying notes to unaudited condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(1) Description of Transaction and Basis of Presentation

On July 1, 2005, VioQuest entered into the Merger Agreement with Greenwich Therapeutics, Inc., a Delaware corporation. In consideration for their shares of Greenwich common stock and in accordance with the Merger Agreement, the stockholders of Greenwich will receive a number of shares of the Company’s common stock such that, upon the effective time of the Merger, the Greenwich stockholders collectively will receive (or be entitled to receive) up to approximately 49% of the Company’s outstanding common stock. Based on the number of outstanding shares of the Company’s common stock on the date of the Merger, the former stockholders of Greenwich are to receive up to an aggregate of 17,128,790 shares of the Company’s common stock and warrants to purchase 4,000,000 shares of the Company’s common stock. At June 30, 2005, Greenwich had outstanding indebtedness of approximately $795,000 resulting principally from a series of promissory notes issued to Paramount BioCapital Investments, LLC owned and controlled by Dr. Lindsay Rosenwald. The notes having a maturity date of October 28, 2006, will be payable in three equal installments, as follows: (1) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $5 million; (2) one-third will be converted into securities of VioQuest upon the terms and at the completion of the financing referred to in clause (1); and (3) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $10 million or prior to the notes’ maturity date whichever occurs first, including the proceeds from the financing described in clause (1). In the event that VioQuest does not complete the financing(s) resulting in aggregate gross proceeds of at least $10 million, or prior to the notes' maturity date, whichever occurs first, then VioQuest will be required to satisfy the final one-third in October 2006. The completion of the Merger is conditioned upon obtaining at least $5 million in a financing transaction.

The Merger will be accounted for as a purchase by the Company under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the liabilities of Greenwich will be recorded as of the acquisition date, at their respective fair values, and combined with those of the Company. The reported financial condition and results of operations of the Company after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Greenwich. The estimated purchase price has been preliminarily allocated to acquired IPRD.

As required by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”, the Company will record a charge upon the closing of the transaction of $6,940,000 for the preliminary estimate of the portion of the purchase price allocated to acquired IPRD.

One-half of the Merger Shares and Merger Warrants will be placed in escrow and released upon the achievement of certain milestones relating to the clinical development of Greenwich’s product candidates. Using the share price around the date of the execution of the Merger Agreement, which was $0.70 per share, the release of the escrowed securities would result in an additional purchase price of $5,995,000 and a corresponding increase to IPRD.

A valuation using the guidance in SFAS No. 141, “Business Combinations” and the AICPA Practice Aid “Assets Acquired in a Business Combination to Be Used in Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries” is being performed to determine the fair value of research and development projects of Greenwich which were in-process but not yet completed. The valuation is a preliminary allocation of IPRD. If the actual fair value is materially different we will adjust the preliminary estimate accordingly.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(2)	To eliminate the stockholders’ deficiency accounts of Greenwich. The Greenwich stock subscription receivable has been collected in full as of August 19, 2005.

(3)
To reflect the issuance of 8,880,207 shares, including 315,812 shares for the repayment of $246,000 of the indebtedness, of the Company’s $.01 par value common stock to the stockholders of Greenwich and repayment of certain indebtedness of the Company to Greenwich. The Company is obligated to repay the note in its entirety prior to its maturity date of October 28, 2006

The components of the preliminary purchase price, which we anticipate will be charged to IPRD, are summarized as follows ($000’s):

Common stock issued	$5,995
Liabilities assumed	795
Estimated transaction costs	150
Total purchase price	$6,940

The preliminary purchase price does not include any of the achievement based milestone payments described above.

(4)	To reflect estimated transaction costs.

(5)
To reflect the proposed minimum sale of shares of the Company’s capital stock for gross proceeds of $5,000,000 and net proceeds to the Company of $4,600,000. If the maximum number of shares of capital stock is sold the gross proceeds received would be $11,000,000 and net proceeds to the Company of $10,180,000. The estimated completion of the offering upon the reincorporation and closing of the merger agreement. If the maximum number of shares is sold the pro forma net loss per share would be $.04 for the six months ended June 30, 2005, and $.09 for the year ended December 31, 2004.

Such shares of common stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Where You Can Find More Information; Incorporation by Reference

We are allowed to “incorporate by reference” certain information which we file with the Securities and Exchange Commission (the “SEC”). This means that we can provide important information regarding the Company to you by referring to documents previously filed with the SEC. Any new information that we may provide in any filing with the SEC will automatically update and supersede the information contained in this Proxy Statement. All information filed or to be filed with the SEC is considered a part of this Proxy Statement.

We incorporate by reference the documents listed below, and any additional filing we may make with the SEC, under Sections 13 and 14 of the Securities Exchange Act of 1934:

• Form 10-KSB annual report for the period ended December 31, 2004, as amended by Form 10-KSB/A filed on July 28, 2005;

• Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005; and

• Current Reports on Form 8-K filed on January 12, 2005, February 7, 2005, July 8, 2005 and July 13, 2005, respectively.

We will provide you with a copy of any document incorporated by reference in this Proxy Statement free of charge if you request it by writing us at VioQuest Pharmaceuticals, Inc., 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey 08852, Attention: Secretary, or by calling us at (732) 274-0399, ext. 17. Upon such request, the document will be sent to you by first class mail within one business day of our receipt of the request.

You may also read and copy any materials we file with SEC at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

INDEX TO
APPENDICES TO PROXY STATEMENT

Appendix	Description

A	Agreement and Plan of Merger dated July 1, 2005 by and among VioQuest Pharmaceuticals, Inc., Greenwich Therapeutics, Inc. and VQ Acquisition Corp.

B	Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

C	Financial Statements of Greenwich Therapeutics, Inc.

D
License Agreement dated February 8, 2005 by and between Greenwich Therapeutics, Inc. and The Cleveland Clinic Foundation. (portions of this appendix have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended).

E
License Agreement dated April 19, 2005 by and between Greenwich Therapeutics, Inc. and the University of South Florida Research Foundation, Inc. (portions of this appendix have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended).

F	Certificate of Incorporation of VioQuest Delaware, Inc.

Appendix B

SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS
CORPORATION ACT

Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from and, and obtain the fair value of their shares in the event of certain corporate actions, and establish procedures for the exercise of such dissenters’ rights.

302A.471  Rights of dissenting shareholders.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) The applicability of clause (1) is determined as of: (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473    Procedures for asserting dissenters' rights.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Appendix C
GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

Index

Page

Report of Independent Registered Public Accounting Firm	C-2

Balance Sheets
June 30, 2005 (Unaudited), March 31, 2005 and December 31, 2004	C-3

Statements of Operations
Six Months Ended June 30, 2005 (Unaudited) and Three Months Ended March 31, 2005,
Period from October 28, 2004 (Inception)
to December 31, 2004 and Period from October 28, 2004 (Inception)
to June 30, 2005	C-4

Statements of Changes in Stockholders' Deficiency
Six Months Ended June 30, 2005 (Unaudited), Period from October 28, 2004 (Inception)
to December 31, 2004 and Period from October 28, 2004 (Inception)
to June 30, 2005	C-5

Statements of Cash Flows
Six Months Ended June 30, 2005 (Unaudited) and Three Months Ended March 31, 2005,
Period from October 28, 2004 (Inception)
to December 31, 2004 and Period from October 28, 2004 (Inception)
to June 30, 2005	C-6

Notes to Financial Statements	C-7-9

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Greenwich Therapeutics, Inc.

We have audited the accompanying balance sheets of Greenwich Therapeutics, Inc. (A Development Stage Company) as of March 31, 2005 and December 31, 2004, and the related statements of operations, changes in stockholders' deficiency and cash flows for the three months ended March 31, 2005, the period from October 28, 2004 (Inception) to December 31, 2004 and the cumulative amounts for the period from October 28, 2004 (Inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenwich Therapeutics, Inc. as of March 31, 2005 and December 31, 2004, and its results of operations and cash flows for the three months ended March 31, 2005, the period from October 28, 2004 (Inception) to December 31, 2004 and the cumulative amounts for the period from October 28, 2004 (Inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses from its inception through March 31, 2005 and it had a stockholders' deficiency as of March 31, 2005 of $668,498. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 4, 2005

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

BALANCE SHEETS
JUNE 30, 2005 (Unaudited), MARCH 31, 2005 AND DECEMBER 31, 2004

	June
	30, 2005	March	December
ASSETS	(Unaudited)	31, 2005	31,2004

Totals	$-	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	$55,561	$26,741	$-
Accrued interest - related party	11,864	3,487	415
Total current liabilities	67,425	30,228	415

Notes payable - related party	727,339	638,270	68,552
Total liabilities	794,764	668,498	68,967

Commitments

Stockholders' deficiency:
Preferred stock, $.001 par value; 5,000,000 shares
authorized; none issued	-	-	-
Common stock, $.001 par value; 20,000,000 shares
authorized; 4,000,000 shares issued and outstanding	4,000	4,000	4,000
Less stock subscriptions receivable	(4,000)	(4,000)	(4,000)
Deficit accumulated during the development stage	(794,764)	(668,498)	(68,967)
Total stockholders' deficiency	(794,764)	(668,498)	(68,967)

Totals	$-	$-	$-

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2005 (Unaudited), THREE MONTHS ENDED MARCH 31, 2005,
PERIOD FROM OCTOBER 28, 2004 (Inception) TO DECEMBER 31, 2004 AND
PERIOD FROM OCTOBER 28, 2004 (Inception) TO JUNE 30, 2005 (Unaudited)

	Six			Period from
	Months	Three	Period from	October 28, 2004
	Ended	Months	October 28, 2004	(Inception) to
	June	Ended	(Inception) to	June
	30, 2005	March	December	30, 2005
	(Unaudited)	31, 2005	31, 2004	(Unaudited)

Operating expenses - research
and development, principally
license fee	$714,348	$596,459	$68,552	$782,900

Loss from operations	(714,348)	(596,459)	(68,552)	(782,900)

Interest expense	(11,449)	(3,072)	(415)	(11,864)

Net loss	$(725,797)	$(599,531)	$(68,967)	$(794,764)

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
SIX MONTHS ENDED JUNE 30, 2005 (Unaudited), PERIOD FROM OCTOBER
28, 2004 (Inception) TO DECEMBER 31, 2004 AND PERIOD FROM
OCTOBER 28, 2004 (Inception) TO JUNE 30, 2005 (Unaudited)

				Deficit
				Accumulated
			Stock	During the
	Common Stock		Subscriptions	Development
	Shares	Amount	Receivable	Stage	Total

Issuance of common stock to
founders in October 2004
at $.001 per share	4,000,000	$4,000	$(4,000)

Net loss				$(68,967)	$(68,967)

Balance, December 31, 2004	4,000,000	4,000	(4,000)	(68,967)	(68,967)

Net loss (Unaudited)				(725,797)	(725,797)

Balance, June 30, 2005 (Unaudited)	4,000,000	$4,000	$(4,000)	$(794,764)	$(794,764)

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2005 (Unaudited), THREE MONTHS ENDED MARCH 31, 2005,
PERIOD FROM OCTOBER 28, 2004 (Inception) TO DECEMBER 31, 2004 AND
PERIOD FROM OCTOBER 28, 2004 (Inception) TO JUNE 30, 2005 (Unaudited)

	Six			Period from
	Months	Three	Period from	October 28, 2004
	Ended	Months	October 28, 2004	(Inception) to
	June	Ended	(Inception) to	June
	30, 2005	March	December	30, 2005
	(Unaudited)	31, 2005	31, 2004	(Unaudited)

Cash flows from operating activities:
Net loss	$(725,797)	$(599,531)	$(68,967)	$(794,764)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Expenses paid by related party on
behalf of the Company	658,787	569,718	68,552	727,339
Changes in operating assets and
liabilities:
Accounts payable and accrued
expenses	55,561	26,741		55,561
Accrued interest - related party	11,449	3,072	415	11,864
Net cash provided by
operating activities
and cash, beginning
and end of period	$-	$-	$-	$-

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2005 and the six months then ended)

Note 1 - Business, basis of presentation and summary of significant accounting policies:

Business:

Greenwich Therapeutics, Inc. ("Greenwich" or the "Company") was incorporated in the State of Delaware on October 28, 2004. Greenwich is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company's current licensed compound targets the treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases.

Basis of presentation:

The Company's primary activities since incorporation have been organizational activities, payment of a license fee and performing business and financial planning. Accordingly, the Company is considered to be in the development stage.

On May 3, 2005, VioQuest Pharmaceuticals, Inc. ("VIO") entered into a letter of intent ("LOI") with Greenwich. Pursuant to the LOI, VIO will issue up to 49% of its common stock to Greenwich's stockholders in exchange for 100% of the outstanding common stock of Greenwich. VIO is a pharmaceutical company that acquires and develops proprietary prescription drugs.

The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the six months ended June 30, 2005, the Company reported a net loss of $725,797 and it had a loss from inception through June 30, 2005 and a stockholders' deficiency as of June 30, 2005 of $794,764. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability, if ever. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2005 or for any subsequent period.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2005 and the six months then ended)

Note 1 - Business, basis of presentation and summary of significant accounting policies (concluded):

Research and development:

Research and development costs are expensed as incurred.

Research and development costs for the six months ended June 30, 2005, for the three months ended March 31, 2005 and the period from October 28, 2004 through the year ended December 31, 2004 were $714,348, $596,459 and $68,522, respectively, primarily for license fees (see Note 3).

Income taxes:

Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that deferred tax assets will not be realized.

Note 2 - Notes payable - related party:

In October 2004, the Company entered into an open-ended future advance promissory note whereby Paramount BioCapital Investments, LLC ("PBCI"), an affiliate of a significant stockholder of Greenwich, agreed to advance funds for obligations arising out of the operations of Greenwich's business. The note accrues interest at a fixed rate equal to 5% per annum and becomes payable upon the earlier of two years from the date of issuance of the note or the date on which Greenwich enters into certain specified financing transactions. The amount due PBCI, including accrued interest, was $739,203, $641,757 and $68,967 as of June 30, 2005, March 31, 2005 and December 31, 2004, respectively.

Note 3 - License agreements:

In February 2005, the Company entered into an agreement to acquire the rights to an exclusive, world-wide, royalty-bearing sublicense to develop and commercialize technology for treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases (the "Sodium Stibogluconate Technology").

The amount expended under this agreement and charged to research and development expense for the three months ended March 31, 2005 and for the six months ended June 30, 2005 was $549,718 and for the period from October 28, 2004 (inception) to December 31, 2004 was $35,000. Future potential milestone payments under this agreement total approximately $4,550,000. The Company may also owe the licensor royalty payments based on future net sales, as defined, from Sodium Stibogluconate Technology. There are no minimum royalties required under the agreement.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2005 and the six months then ended)

Note 3 - License agreements (concluded):

On April 19, 2005, Greenwich entered into a license agreement with the University of South Florida as the exclusive licensee under certain patent rights relating to technology for anticancer and antiviral therapy (the "Triciribine Technology"). The Company intends to develop, produce, manufacture, market and/or sell products related to the licensed technology. In May 2005, the Company made an initial payment of $41,000 under this agreement. Future potential milestone payments under this agreement total approximately $5,800,000. The Company may also owe the licensor royalty payments based on future net sales, as defined, from the Triciribine Technology. There are no minimum royalties required under the agreement.

Note 4 - Stockholders' deficiency:

In 2004, the Company issued 4,000,000 shares of common stock to its founders for subscriptions receivable of $4,000 or $.001 per share.

Note 5 - Income taxes:

There was no current or deferred income tax expense or credit for the six months ended June 30, 2005 and for the period from October 28, 2004 (inception) to December 31, 2004.

The Company's deferred tax assets as of June 30, 2005, March 31, 2005 and December 31, 2004 are as follows:

	June 30, 2005	March 31, 2005	December 31, 2004

Net operating loss carryforwards - Federal	$247,000	$204,000	$23,000
Net operating loss carryforwards - state	44,000	36,000	4,000
Totals	291,000	240,000	27,000
Less valuation allowance	291,000	(240,000)	27,000

Deferred tax assets	$-	$-	$-

At June 30, 2005, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $795,000.

The utilization of the Company's net operating losses may be subject to a substantial limitation due to the "change of ownership provisions" under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

Note 7 - Subsequent events:

During the period from July 1, 2005 through August 12, 2005, the Company received additional advances of $3,948 under the promissory note issued to PBCI (see Note 2).

Appendix D

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT
(as amended)

THIS LICENSE AGREEMENT (hereinafter referred to as this “Agreement”), effective as of this February 8, 2005 is entered into by and between The Cleveland Clinic Foundation, an Ohio non-profit corporation located at 9500 Euclid Avenue, Cleveland, Ohio 44195 (the “Licensor”), and Greenwich Pharmaceuticals, Inc., a Delaware for-profit corporation located at 787 Seventh Avenue, New York, New York 10019 (the “Company”). Licensor and Company shall individually be referred to as “Party” and collectively referred to as the “Parties.”

WHEREAS, the Licensor owns rights to the research, development and commercialization of intellectual property relating to Sodium Stibogluconate, Pentamidine, analogues of Sodium Stibogluconate and Pentamidine, pentavalent antimony-based compounds and other compounds (collectively, the “Technology”) as claimed in Patent Rights or covered by Know-How (as defined below); and

WHEREAS, the Company is interested in obtaining rights for the use, production, distribution, and marketing of products derived from the Technology, and Licensor is willing to grant such rights so that the Technology may be developed and the benefits enjoyed by the public.

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

1.2 “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than fifty percent (50%) of the directorships or similar positions with respect to such Entity.

1.3 “Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.4 “Company” shall mean Greenwich Pharmaceuticals, Inc., a Delaware corporation.

1.5 “Fair Market Value” shall mean a commercially reasonable price agreed to between a willing buyer and a willing seller in an arm’s length transaction.

1.6 “Field of Use” shall mean all uses.

1.7 “Improvements” shall mean (i) any modifications of a Licensed Process or Licensed Product developed by the Licensor after the date of this Agreement; (ii) any invention (whether patentable or not), information and data developed or discovered after the date of this Agreement that the manufacture, use or sale of which would be reasonably necessary in the manufacturing, use or sale of Licensed Products or Processes or would infringe an issued or pending claim within the Patent Rights.

1.8 “Investigator(s)” shall mean Taolin Yi, Ph.D., members of his laboratory during their respective employment by Licensor, and any Licensor employee acting under Dr. Yi’s direction or control.

1.9 “Know-how” shall mean all tangible information (other than those contained in the Patent Rights) whether patentable or not (but which have not been patented), which are reasonably necessary to practice the Patent Rights or to sell Licensed Compound, Licensed Products or practice Licensed Processes, including formulations, processes and procedures, data, drawings and sketches, in vitro and in vivo data, animal data, laboratory data, observations, designs, testing and test results, regulatory information of a like nature, manufacturing processes developed by Investigators and owned by the Licensor, which Licensor have the right to disclose and license to the Company.

1.10 “Licensed Compound” shall mean, separately, (i) Sodium Stibogluconate; (ii) Pentamidine; (iii) each analogue of Sodium Stibogluconate; (iv) each analogue of Pentamidine, and (v) pentavalent antimony-based compounds; provided, however, such compounds in (i)-(v) are covered under the Patent Rights; and (v) any other compound described in the patent or patent application listed on Exhibit A.

1.11 “Licensed Product(s)” shall mean:

1.11.1 Any product that is covered in whole or in part by Patent Rights in the country in which the product is made, used, leased or sold;

1.11.2 Any product which is manufactured using a process which is covered in whole or in part by Patent Rights in the country in which the process is used;

1.11.3 Any product which is used according to a method or use which is covered in whole or in part by Patent Rights in the country in which the method is used.

1.12 “Licensed Process(es)” shall mean any process, use or method, which is covered, in whole, or in part, by Patent Rights in the country in which the process or method is used.

1.13 “Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company or any of its Affiliates or sublicensees, whether invoiced or not, less only the sum of the following:

1.13.1 Usual trade discounts to customers;

1.13.2 Sales, tariff duties and/or taxes directly imposed and with reference to particular sales;

1.13.3 Amounts allowed or credited on returns or rejections;

1.13.4 Licensed Product or Licensed Process revenues deemed uncollectible and actually written off during the accounting period; and

1.13.5 Outbound transportation prepaid or allowed and transportation insurance.

1.14 “Patent Rights” shall mean all U.S. and foreign patents and patent applications set forth in Exhibit A and:

1.14.1 Any other United States and/or foreign patent applications and/or patents filed on behalf of the Investigators by CCF and owned by CCF that claim priority to any of the patents or applications listed in Exhibit A, together with any and all patents issuing thereon, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications;

1.14.2 U.S. and foreign patents and patent applications claiming Improvements developed in the first year immediately following the Effective Date of this Agreement including any continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions thereof;

1.14.3 Any United States and/or foreign patents issuing from any application or other right listed in this Article 1.14.

1.14.4 Any patent or patent application owned as of the Effective Date by Licensor claiming Licensed Compounds or their use or manufacture that that would be reasonably necessary for the Company to manufacture, use, or sell Licensed Products or Licensed Processes.

1.15 “Territory” shall mean the world.

ARTICLE 2 - GRANT

2.1 Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice under the Patent Rights and to utilize the Know-how in the Territory, and (a) to make, have made, use, lease and/or sell the Licensed Products and to practice and have practiced the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided and (b) sublicense to third parties, in accordance with Section 2.2 below, the rights granted under subsection (a) of this Section 2.1. Notwithstanding the foregoing, Licensor reserves the right to practice under the Patent Rights and utilize the Know-How for its own non-commercial research and educational purposes; provided, however, the Licensor shall not conduct any human clinical trials with a Licensed Product without first receiving written permission from Company.

2.2 In accordance with Section 2.1 above, Licensor hereby grants to the Company the right to grant sublicenses to third parties under the license granted hereunder in its sole discretion provided that such sublicenses shall be in writing. Within thirty- (30) days after execution or receipt thereof, as applicable, the Company shall provide Licensor with a copy of each sublicense issued hereunder. Upon termination of this Agreement, any sublicensee shall survive such termination provided that sublicensees agree in writing to fully comply with the terms and conditions this Agreement, provided, further, however, that such sublicensee is in good standing at the time of such termination and that if such sublicensee is not in good standing at the time of termination of this Agreement, the Company shall notify sublicensee of its default and such sublicensee shall have sixty- (60) days to cure any breach of its sublicense agreement. Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 8.

2.3 The licenses granted in Sections 2.1 may be subject to the rights of the United States Government as set forth in 35 U.S.C. § 200 et seq. If there is any conflict between any Government rights and the rights granted herein, such Government rights shall prevail.

2.4 The Licensor hereby grants to the Company, and the Company hereby accepts, the exclusive right to negotiate for a license, on a worldwide basis in all fields of use, and on commercially reasonable terms, any Improvements developed on or after the first anniversary of the Effective Date of this Agreement through the end of the Term (hereinafter “Follow-on Improvements”). In the event that Licensor files a U.S. patent application on any Follow-on Improvements, Licensor shall under confidentiality notify Company of such Follow-on Improvements prior to discussing a license with any third party. Company shall have no longer than thirty- (30) days immediately following the disclosure of such Follow-on Improvements to notify Licensor in writing of its desire to obtain a license to the Follow-on Improvements. Parties shall enter into good-faith negotiations for a license to the Follow-on Improvements for a period of ninety- (90) days. If within such time period, the Parties are not able to agree upon a license, Licensor shall have no further obligation to Company relating to such Follow-on Improvement.

2.5 The Licensor covenants that it will not, during the term of this Agreement, (a) cause or assist in the assertion, instigation, maintenance or pursuit of any claim or litigation against the Company based on or alleging that the Company’s manufacture, use, or sale of Licensed Processes or License Products infringe on any rights under any patents or patent applications having the Investigator as an inventor and owned by the Licensor as of the Effective Date or (b) enter into a license with respect to or otherwise convey rights under, any of the patents and patent applications listed in Exhibit A to any third party.

2.6 Licensor shall, to the extent permitted by applicable law and regulations, provide the Company with, and/or give the Company access to the following information specifically pertaining to the research and development of the Technology to the extent that such information is reasonably available and accessible to Licensor: (i) copies of all regulatory submissions by the Licensor, its Affiliates, contractors or agents, (ii) copies of or access to all patient records and data (including those held by physicians, care facilities, or clinical trial organizations) to the extent the Licensor has copies thereof or can provide access thereto, (iii) copies of all computer data and reports pertaining to clinical trials, (iv) copies of all adverse event reports, (v) copies of all pre-clinical evaluations, (vi) any clinical trial material in the Licensor’s possession that has not expired, (vii) reasonable storage of and access to biological samples, (viii) physicians, CROs and health care administrators involved in trials, to the extent such persons are available, (ix) all drug manufacture files, if any, along with the right to use manufacturing processes, (x) remaining quantities of any active pharmaceutical ingredient intermediates pursuant to the terms of a supply agreement to be negotiated between the parties and (xi) all other information that the Company may reasonably request from the Licensor. All costs related to the duplication and transfer of such materials shall be borne by the Company. In addition, the Licensor shall assign or, if the Licensor is legally prohibited from assigning or the parties agree to cross-reference, cross-reference to the Company all regulatory filings relating to Licensed Products. To the extent that the Licensor has access to patient records, data, computer files, patient samples or other patient clinical trial information, the Licensor, to the extent permitted by law, on written request by the Company, shall arrange for the Company access to such documents, information, and materials. From time to time during the term of this Agreement, at the request and expense of the Company, the Licensor agrees to execute and deliver to the Company such documents and take such other actions as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby. The Licensor shall reasonably cooperate with the Company and provide the Company with such assistance as reasonably may be requested by the Company, including with respect to the transfer of clinical data and filings with the FDA.

ARTICLE 3 - COMMERCIALIZATION

The Company shall use all commercially reasonable efforts to bring a Licensed Product to market through a thorough, vigorous and diligent program for exploitation of the Technology as timely and efficiently as possible. Such program shall include the preclinical and clinical development of Licensed Products, including research and development, manufacturing, laboratory and clinical testing and marketing. The Company shall continue active, diligent marketing efforts for a Licensed Product throughout the term of this Agreement. Company intends to fund and support ongoing research and clinical development at CCF, provided however, the Company funded research or clinical trials are conducted under the direction and control of the Company and such research and clinical development is in the best interest of commercially developing the compounds as determined by the Company in its sole discretion. Should the Company discontinue such research and clinical development with the Technology at the Cleveland Clinic, such action shall not be deemed a breach of this Agreement

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 In partial consideration for the License Grant herein, Company will remit to the Licensor a non-creditable, non-refundable fee of Five Hundred Thousand Dollars ($500,000) within fifteen- (15) days of the Effective Date of this Agreement. Additionally, the Company will remit to Licensor [***] Dollars ($[***]) promptly upon execution of this Agreement to reimburse Licensor for accountable out of pocket expenses incurred directly from the filing, prosecuting, and maintaining of the Licensed Patents accrued prior to the execution of the License Agreement.

4.2 Within thirty- (30) days immediately following the first anniversary of the License Agreement and every anniversary thereafter for the duration of the Term, Company would pay Licensor Thirty Five Thousand Dollars ($35,000) (the “Maintenance Fee”). Maintenance Fees will be fully creditable against Earned Royalties payable pursuant to Section 4.1 and Milestone Payments due Licensor within the twelve- (12) months immediately following each payment.

4.3 As further consideration for the license granted hereunder, the Company will make the following one-time milestone payments (each a “Milestone Payment”) to Licensor. The Company will not pay the same milestone twice on any Licensed Product containing a Licensed Compound already developed by the Company. For clarity, should the Company develop a Licensed Product containing Pentamidine, it would not have to pay the Milestone Payment listed below for the development of a subsequent Licensed Product containing Pentamidine, but would only be obligated to pay the Milestone Payment below if such subsequent Licensed Product contains an active ingredient other than Pentamidine and that is not present in a prior Licensed Product. Payments made pursuant to this Section 4.5 shall be credited against Earned Royalties payable pursuant to Section 4.1 and accrued for the same Licensed Product within the twelve (12) months immediately following the payment of such Milestone Payment. Accordingly, the Company shall remit to the Licensor:

4.3.1 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase II clinical trial (or if in a country other than the United States, a regulatory equivalent of a Phase II Clinical Trial) under a Company-sponsored (or sublicensee-sponsored) Investigational New Drug Application (an “IND”) for such Licensed Product;

4.3.2 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase III clinical trial (or if in a country other than the United States, a regulatory equivalent of a Phase III Clinical Trial) under a Company sponsored (or sublicensee sponsored) IND for such Licensed Product;

4.3.3 [***] Dollars ($[***]) upon the acceptance for review a Company sponsored (or sublicensee sponsored) New Drug Application (an “NDA”) by the United States Food and Drug Administration (the “FDA”) for such Licensed Product (or if in a country other than the United States, that countries regulatory equivalent on an NDA); and

4.3.4 [***] Dollars ($[***]) upon the final approval by the FDA of a Company-sponsored (or sublicensee-sponsored) NDA for such Licensed Product filed by the Company or its sublicensee (or if in a country other than the United States, that countries regulatory equivalent of an NDA).

For clarity, one time payments due to the Licensor in Sections 4.3.1-4.3.4 above shall be due on the first to occur of a United States and foreign clinical event (as applicable), but in no case both. The Company shall be responsible for notifying Licensor in writing of achievement of the milestones listed above within ten- (10) business days of their occurrence and Milestone Payments shall be due within thirty- (30) days following such written notification.

4.4 During the Term, the Company shall pay to the Licensor royalties equal to [***] percent ([***]%) of annual Net Sales by the Company or its sublicensees resulting from the sale of any Licensed Product by the Company or its sublicensees to an end user (hereinafter “Earned Royalty”).

4.5 No multiple Earned Royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

4.6 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the Fair Market Value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate. In the case of a combination product that includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product. In no event shall Licensor’s Earned Royalty be calculated on a pro rata contribution to a combination product of less than [***] percent ([***]%) of the Net Sales.

4.7  Royalty payments shall be paid in United States dollars at such place as Licensor may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country. If Company is required by law, rule or regulation to withhold taxes from the types of payment due Licensor hereunder, the parties shall (a) deduct those taxes from the amount otherwise remittable to Licensor hereunder, (b) pay such taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of payment to Licensor within fifteen- (15) business days following that payment. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.8 Royalties payable to Licensor shall be paid quarterly on or before March 30, June 30, September 30, and December 31 of each calendar year. Each such payment shall be for unpaid royalties that accrued within or prior to the Company’s most recently completed fiscal quarters.

4.9 No Earned Royalty obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no Patent Rights underlying such Licensed Product in such country.

4.10 To the extent that the Company or any Affiliate of the Company is required (i) in its sole discretion after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party in order to use or sell Licensed Products or Licensed Processes under the Patent Rights, the Earned Royalty payable under Section 4.1 shall be reduced by [***] the royalty payable to such third party; provided, however, in no event shall the Earned Royalty be reduced to less than [***] percent ([***]%) of Net Sales.

4.11 Company will pay Licensor a fee of [***] percent ([***]%) of all revenue received from granting of sublicenses to sublicensees, excluding amounts paid by sublicensee to Company directly relating to (a) any issuance of debt or equity securities of the Company; (b) the research and development of the Technology or dedicated to establish a marketing and sales force for sales of the Technology; (c) Net Sales of Licensed Products; and/or (iv) in exchange for goods and/or services relating to a Licensed Product having a Fair Market Value equivalent to the amount received by the Company (the “Sublicense Fee”). For instance, the Company would not owe the Licensor a Sublicense Fee based on royalties it receives from a sublicensee for Net Sales of Licensed Products, other than those described in Section 4.4.

ARTICLE 5 - REPORTS AND RECORDS

5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor by way of royalty as aforesaid. Said books of account shall be kept at the Company’s principal place of business and the supporting data shall be open up to once per year upon reasonable notice to the Company, for three- (3) years following the end of the calendar year to which they pertain, for inspection by Licensor’s internal audit division and/or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company’s royalty statement or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of [***] percent ([***]%) and [***] Dollars ($[***]) for any twelve- (12) month period the Company shall reimburse Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by Section 5.4 of this Agreement. Notwithstanding the foregoing, all payments required under this Article 5 shall be due within thirty- (30) days of the date Licensor provides the Company notice of the payment due.

5.2 Within sixty- (60) days from the end of each quarter of each calendar year, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.3 Deductions applicable in computed Net Sales, if any;

5.2.4 Total Earned Royalties due based on Net Sales by or for the Company or its Affiliates or any sublicensee;

5.2.5 Names and addresses of all sublicensees and Affiliates of the Company;

5.2.6 On an annual basis, the Company’s year-end financial statements.

5.3 With each such quarterly report submitted, the Company shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall indicate so in writing.

5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%).

5.5 The Company agrees to forward to Licensor annually a copy of any report, which is in substance similar to the report required by this Article 5, received from any sublicensee and other documents received from any sublicensee as Licensor may reasonably request, as may be pertinent to an accounting of royalties.

5.6 On a semi-annual basis, the Company shall provide Licensor with a report detailing the clinical progress of Licensed Products that have been made since the previous such report and steps that are being taken to further develop and commercialize Licensed Products.

5.7 Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that Licensor take reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1 Following the Effective Date, at the Company’s expense and providing Licensor has received the Patent Fee, the Company shall diligently prosecute and maintain the Patent Rights set forth in Exhibit A hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications which may be required. The Company agrees to keep Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and take into account Licensor’s comments and requests with respect thereto. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2  The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights. Prior to any such abandonment, the Company shall give Licensor at least sixty- (60) days notice and a reasonable opportunity to take over prosecution of such patent or patent application. In such event, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such patent or patent obligation under its own control and at its expense in which case the license to Company to such patent or patent application in such jurisdiction will terminate. The Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable Licensor to obtain and retain sole ownership and control of such patents or patent applications.

6.3  Licensor hereby authorizes the Company (a) to include in any NDA for a Licensed Product, as the Company may deem appropriate under the Federal Food, Drug and Cosmetic Act (the “Act”), a list of patents included among the Licensed Patents that relate to such Licensed Product and such other information as the Company in its reasonable discretion believes is appropriate to be filed pursuant to the Act; (b) to commence suit for any infringement of the Licensed Patents under §271(e) of Title 35 of the United States Code occasioned by the submission by a third party of an IND, an Abbreviated New Drug Application (as that term is defined in the Act ) for a Licensed Product pursuant to §505(j) of the Act or an NDA for a Licensed Product pursuant to §505(b)(2) of the Act; and (c) to exercise any rights that may be exercisable by Licensor as patent owner under the Act to apply for an extension of the term of any patent included among the Licensed Patents. In the event that applicable law in any other country of the Territory hereafter provides for the extension of the term of any patent included among the Licensed Patents in such country, upon request by and at the expense of the Licensee, the Licensor shall use commercially reasonable efforts to obtain such extension or, in lieu thereof, shall authorize the Company or, if requested by the Company or its sublicensees to apply for such extension, in consultation with Licensor.

6.4  Licensor, at the Company’s expense, agrees to reasonably cooperate with the Company or its sublicensees, as applicable, in the exercise of the authorization granted herein or which may be granted pursuant to this Article 6 and will execute such documents and take such additional actions as the Company may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a proper party in any suit for infringement brought by the Company under Section 6.2 and/or Section 6.3 above.

ARTICLE 7 - TERMINATION

7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

7.2 Upon any material breach or default of this Agreement by the Company, other than as set forth in Section 7.1 above, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety- (90) days prior written notice to the Company. Subject to Article 8, such termination shall become effective immediately upon notice from the Company following such ninety- (90) day period unless the Company shall have cured any such breach or default prior to the expiration of the ninety- (90) day period referred to above. If a dispute regarding termination is addressed according to Article 8, this Agreement shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed provided however, that Company fulfills all rights and obligations to Licensor under this Agreement that are not in dispute.

7.3 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights, for any reason or no reason, by giving thirty- (30) days notice thereof in writing to Licensor.

7.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 4, 5, 8, 10, 13, and 15. The Company and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed twelve- (12) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to Licensor the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

7.5 If not terminated sooner, this Agreement shall terminate, on a country by country basis, on the date of the last to expire claim contained in the Patent Rights (the “Term”), at which time the Company will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, have used, sell and have sold Licensed Products.

ARTICLE 8 - DISPUTE RESOLUTION

8.1 The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to payments required under this Agreement between representatives who have authority to settle the controversy within thirty- (30) days of one party notifying the second party of such dispute in writing.

8.2 If the matter pertaining to payments has not been resolved by negotiation within thirty- (30) days, the parties shall attempt in good faith to settle the dispute by mediation under the then-current rules of the American Arbitration Association (“AAA”). The neutral third party will be selected from the panel of neutrals of the AAA in accordance with the selection process of the AAA.

8.3 If the matter has not been resolved by mediation within ninety- (90) days of the initiation of such procedure, or if either party does not participate in mediation in good faith, the dispute shall be settled by arbitration before a tribunal of three arbitrators in a location mutually agreeable to both parties in accordance with the rules of the AAA. Licensor shall select one- (1) arbitrator, the Company shall select one- (1) arbitrator, and the third arbitrator shall be selected by mutual agreement of the first two- (2) arbitrators.

8.4 Any claim, dispute, or controversy that does not concern payments, including concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.5 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder or any other issue not subject to arbitration, the arbitrators shall, to the extent possible, resolve all issues other than such issues including validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither Party shall raise any issue concerning the validity, enforceability, and/or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

8.6 The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Any court of competent jurisdiction may enter judgment on the arbitration award.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1 The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, Licensor hereby agrees that the Company may join Licensor as a party in any such suit (and will join at the Company’s request), provided that the Company pays all of Licensor’s reasonable out-of-pocket expenses. The Company shall indemnify and hold Licensor harmless against any costs, expenses or liability that may be found or assessed against Licensor in any such suit other than resulting from Licensor’s negligence or willful misconduct. Any recovery of damages pursuant to this Section 9.2 shall be retained entirely by the Company and allocated pursuant to Section 9.4 below.

9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to Section 9.2 above. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Licensor shall have the right, but not the obligation to do so at its sole expense.

9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from any such recovery shall be treated as royalties received by the Company from sublicensees and shared by Licensor and the Company in accordance with Section 4.1.1.

9.5 If within six- (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the eobligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Company may, for such purposes, join the Licensor as a party plaintiff. The total cost of any such infringement action commenced solely by Licensor shall be borne by Licensor and Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

9.6 In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY

10.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

10.2 Nothing in this Agreement should be construed as:

10.2.1 A warranty or representation by Licensor as to the validity or scope of any Patent Rights;

10.2.2 A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

10.2.3 A requirement that Licensor shall file any patent application, secure any patent, or maintain any patent, including without limitation any Licensed Patents, in force.

10.3 The Company agrees to defend, indemnify and hold Licensor harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by the Company or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Licensor’s negligence or willful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sub-licensee providing for the indemnification of Licensor as provided in this Article. The Licensor agrees to defend, indemnify and hold Company harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly out of a negligent or willful act of Licensor including pertaining to clinical evaluations of Licensed Compounds, Processes and Products.

ARTICLE 11 - ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company’s assets or business and/or pursuant to any reorganization qualifying under Section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company.

ARTICLE 12 - PAYMENT OF FEES AND EXPENSES

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

ARTICLE 13 - USE OF NAMES AND PUBLICATION

13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided, however, that Licensor acknowledges and agrees that the Company may use the names of Licensor in various documents used by the Company for capital raising and financing without such prior written consent where the use of such names may be required by law.

13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever.

13.3 In the event that Licensor desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Licensor shall notify the Company in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty- (60) days prior to any speech, lecture or other oral presentation and at least ninety- (90) days before any written or other publication or disclosure. The Licensor shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Licensor, no later than thirty- (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty- (60) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensor shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor. If the Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure.

ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

Notices or other Communications:

CCF Innovations
9500 Euclid Avenue / Mailcode D20
Cleveland, Ohio 44195
Attn: Licensing Coordinator
Tel: 216-444-5757
Fax: 216-445-6515
E-mail: arasr@ccf.org (Dr. Rahul Aras)

For technical/scientific issues, with a copy to:

Taolin Yi, Ph.D. / Mailcode NB40

For legal issues, with a copy to:

Office of General Counsel / Mailcode H18

For use of name and/or publicity issues, with a copy to:

Chief Communications Officer / Mailcode H18

Payments:

The Cleveland Clinic Foundation
Attention: CCF Innovations (Agreement No. 02190-001)
P.O. Lockbox 931532
Cleveland, OH 44193

Licensor’s Federal Tax Identification Number: 34-0714585.

In the case of the Company:

Greenwich Therapeutics, Inc.
787 Seventh Avenue
48th Floor
New York, NY 10019
Attn: President and CEO
Tel: (212) 554 4381
Fax: (212) 554 4490

ARTICLE 15 - CONFIDENTIALITY

Any proprietary or confidential information relating to the Patent Rights (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the “Confidential Information.” The Company and Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of five- (5) years after the termination or expiration date of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

(i) The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same;

(ii) Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company;

(iii) Is independently developed by the Company as demonstrated by written evidence without reference to information disclosed to the Company by Licensor;

(iv) Is disclosed pursuant to the prior written approval of Licensor; or

(v) Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Licensor and Licensor has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

ARTICLE 16 - INSURANCE

16.1 At such time as any product, process, service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company or sublicensee, Company shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than [***] Dollars ($[***]) per incident and naming the Licensor as additional insureds. Such comprehensive general liability insurance shall provide product liability coverage for Company’s indemnification under this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [***] Dollars ($[***]) annual aggregate) such self-insurance program must be acceptable to Licensor. Such insurance will be considered primary as to any other valid and collectible insurance, but only as to acts of the named insured. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification under this Agreement.

16.2 Company shall provide Licensor with written evidence of such insurance upon request of the Licensor. Company shall provide the Licensor with written notice at least sixty- (60) days prior to the cancellation or non-renewal of such insurance; if Company does not obtain replacement insurance providing commercially reasonable coverage within such sixty- (60) day period, the Licensor shall have the right to terminate this Agreement effective at the end of such sixty- (60) day period without notice or any additional waiting periods.

16.3 Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Company or by a sublicensee, and (ii) a commercially reasonable period thereafter.

ARTICLE 17 - MISCELLANEOUS PROVISIONS

17.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of laws.

17.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

17.3 The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

17.4 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

17.6 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.7 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

17.8 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

17.9 Each party hereto shall be excused from any breach of this Agreement that is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.
ARTICLE 18 - REPRESENTATIONS AND WARRANTIES OF LICENSOR

As of the Effective Date of this Agreement, Licensor represents and warrants that to its knowledge and belief:

(i) Licensor has all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, and irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever;

(ii) Licensor has not issued any licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims limiting Licensor’s rights or the rights of the Company under this Agreement or which may reasonably lead to a claim of infringement or invalidity regarding, any part or all of the Patent Rights or Know How or their use;

(iii) None of the Patent Rights, Licensed Products or Licensed Processes infringes or conflicts in any material respect with, and the Licensor has not received any notice of infringement of, or conflict with, any license, patent, or other intellectual property right of any third party and, to the knowledge of the Licensor. There is no claim pending, filed or threatened against Licensor, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use;

(iv) The US and foreign patent applications and patents itemized on Exhibit A set forth all of the patents and patent applications owned by or licensed by Licensor as of the Effective Date claiming the Technology in the Field of Use; and

(v) Licensor has provided Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all funding agencies on Exhibit B.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

THE CLEVELAND CLINIC FOUNDATION (LICENSOR):

By: ______________________________   Date: __________, 2005
Name: Michael P. O’Boyle
Title: Chief Financial Officer

GREENWICH PHARMACEUITICALS, INC.

By: ______________________________   Date: __________, 2005

Name: ______________________________

Title: ______________________________

Acknowledged (not signatories):

By: ______________________________   Date: __________, 2005
Name: Derek Raghavan, M.D., Ph.D.
Title: Chairman and Director, Cleveland Clinic Taussig Cancer Center

By: ______________________________   Date: __________, 2005
Name: Paul DiCorleto, Ph.D.
Title: Chairman, Lerner Research Institute

By: ______________________________   Date: __________, 2005
Name: Taolin Yi, Ph.D.
Title: Staff Scientist

EXHIBIT A

Serial Number	Title	Pub. Date

[* * *]

EXHIBIT B

Funding Sources:

The following National Institute of Health grants to Taolin Yi, Ph.D. have funded the development of the Technology:

1. R01 CA79891 (Principal Investigator: Taolin Yi, Ph.D.);

2. R01 GM58893 (Principal Investigator: Taolin Yi, Ph.D.);

3. R01 CA096636 (Principal Investigator: Taolin Yi, Ph.D.); and

4. R01 CA102481 (Principal Investigator: Taolin Yi, Ph.D.)

Appendix E

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT
(as amended)

This Agreement (hereinafter referred to as this "Agreement"), effective as of this April 19, 2005, is entered into by and between the UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC., a corporation not for profit under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida (“University”) pursuant to section 1004.28 Florida Statutes, having its principal office at 4202 East Fowler Avenue, Tampa, Florida 33620, U.S.A. (hereinafter referred to as “Licensor”), and GREENWICH THERAPEUTICS, INC. a corporation duly organized and existing under the laws of the State of Delaware with head quarters at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (the "Company").

WHEREAS, Licensor is the exclusive licensee under certain “Patent Rights” (as later defined herein) relating to Triciribine a/k/a Triciribine Monphosphate a/k/a Tricyclic Nucleoside a/k/a API-2 for inhibition of AKT with antitumor activity in cancer cells overexpressing AKT (the “Technology”) and has the right to grant sublicenses under said Patent Rights;

WHEREAS, Licensor desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder; and

WHEREAS, Company intends to develop, produce, manufacture, market and/or sell products similar to the “Licensed Product(s)” (as later defined herein) and is willing to commit itself to a diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS, Company desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Affiliate" shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

1.1.1 “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2 “Entity” shall mean any corporation, association, joint venture, partnership, trust, business, individual, or any other organization that can exercise independent legal standing.

1.2 "Company" shall mean Greenwich Therapeutics, Inc., a Delaware corporation.

1.3 “Field of Use” shall mean all uses.

1.4 "Improvements" shall mean any modification of a Licensed Process or Licensed Product or any inventions (whether patentable or not), information and data, in the Field of Use that, created or derived during the term of this Agreement, the manufacture use or sale of which would be commercially important or necessary in the practice of, or would infringe an issued or pending claim within the Patent Rights.

1.5 "Know-how" shall mean all tangible information (other than those contained in the Patent Rights), existing prior to the Effective Date of this Agreement, whether patentable or not (but which have not been patented) and physical objects related to the Licensed Product, including but not limited to formulations, biological samples, tissues, animals, organisms, compounds, intermediates, laboratory notebooks, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned by any of Licensor, which Licensor has the right to disclose and license to the Company.

1.6 “Licensed Product(s)" shall mean:

1.6.1 Any product which is covered in whole or in part by Patent Rights in the country in which the product is made, used, leased or sold;

1.6.2 Any product which is manufactured using a process which is covered in whole or in part by Patent Rights in the country in which the process is used;

1.6.3 Any product which is used according to a method or use which is covered in whole or in part by Patent Rights in the country in which the method is used.

1.7 "Licensed Process(es)" shall mean any process, use or method, which is covered, in whole, or in part, by Patent Rights in the country in which the process or method is used.

1.8 "Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company, any of its Affiliates or sublicensees whether invoiced or not, less only the sum of the following:

1.8.1 Usual trade discounts allowed and provided to customers;

1.8.2 Sales, tariff duties and/or taxes directly imposed and with reference to particular sales;
1.8.3 Amounts allowed or credited on returns or rejections;

1.8.4 Bad debt deductions actually written off during the accounting period; and

1.8.5 Outbound transportation prepaid or allowed and transportation insurance;

1.8.6 No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Notwithstanding anything to the contrary in this Article 1.8, Net Sales does not include sales of Licensed Products at or below the fully burdened cost of manufacturing solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs. Net sales are calculated based on the final sale of the Licensed Product to an independent third party end user. If (i) the end user is a Sublicensee or Affiliate or (ii) if Licensed Product or Licensed Process is sold for consideration other than money, then Net Sales shall be calculated based on the final gross selling price of comparable Licensed Products sold in arm’s length transactions by Licensee to an end user.

1.9 "Patent Rights" shall mean all U.S. and foreign patents and patent applications set forth in Exhibit A and:

1.9.1 Any other United States or foreign patent applications or patents that claim priority to any of the patents or applications listed in Exhibit A, together with any and all patents issuing thereon, including continuations, divisionals, reexaminations, extensions, and reissue applications and any United States or foreign patents granted upon such applications, all of which shall be deemed added to Exhibit A;

1.9.2 Any other intellectual property rights owned or controlled by the Licensor relating to the Technology that the Licensor has the right to license to the Company existing prior to the Effective Date of this Agreement.

1.10 “Territory” shall mean the world.

ARTICLE 2 - GRANT

2.1 Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice under the Patent Rights and to utilize the Know-how in the Territory, and (a) to make, have made, use, lease and/or sell the Licensed Products and to practice and have practiced the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided and (b) to sublicense to third parties, in accordance with Section 2.2 below, the rights granted under subsection (a) of this Paragraph 2.1.

2.2 In accordance with 2.1 above, Licensor hereby grants to the Company the right to grant sublicenses to third parties under the license granted hereunder in its sole discretion, provided, however, that the Company provides Licensor with notice of its intent to enter into each such sublicense and the Company reasonably considers Licensor’s objections to such sublicense, if any, before the Company grants any such sublicense. Company agrees that any sublicenses granted by it shall contain such provisions as are necessary for the Company to meet its obligations under this Agreement. The Company will remain obligated to Licensor under the terms of this Agreement, unless this Agreement terminates in accordance with its terms, without regard to whether the Company has entered into a sublicense with a third party.

2.2.1 Within thirty (30) days after execution or receipt thereof, as applicable, the Company shall provide Licensor with a copy of each sublicense issued hereunder.

2.2.2 Upon termination of this Agreement other than by expiration in accordance with paragraph 7.6, any and all sublicenses shall survive such termination, provided, however, such sublicensee is not in default of such sublicense 90 days after receiving notification from Licensor that (i) Licensor has terminated this Agreement and (ii) Licensor believes that such sublicensee is in default of the sublicense agreement. Moreover, Licensor shall not be required to take on any additional obligations or restrictions in its agreement with sublicensee not already imposed on Licensor by this Agreement. Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 8.

2.3  Licensor reserves to the University, Moffitt Research & Cancer Center, and the inventors the right to practice under the Patent Rights for noncommercial research and education purposes, including research for any sponsors (provided such research is for noncommercial purposes and funded by a not-for-profit sponsor). Licensor, the University, Moffitt Research & Cancer Center, and the inventors shall not have the right to conduct human clinical trials with any Licensed Product or Licensed Process except if (i) other non-licensees would have the right to conduct such clinical trials without the consent of the Company or (ii) Licensor is granted the right to conduct human clinical trials with a Licensed Product or Licensed Process by written agreement with the Company.

2.4  Company shall initially have a right of first refusal to obtain the exclusive rights to Licensor (a) continuations in part relating to the patents or patent applications included in the Patent Rights and (b) United States and foreign patent applications based on research funded by Company that would be commercially important or necessary to practice the Patent Rights, including any continuations, continuations-in-part, divisionals, reissues, reexaminations, or extensions thereof (collectively (a) and (b) shall be the “Future Rights”). Accordingly, promptly after such filing, invention or creation and prior to disclosing to any third party the existence of any Future Rights, the Licensor shall disclose the applicable Future Rights to the Company. If the Company so determines, the Company and the Licensor shall negotiate, in good faith, a commercially reasonable exclusive license of the Future Rights to the Company. If the Company and Licensor do not enter into a definitive exclusive license with ninety (90) days from the date the Company received notice of such Future Right from the Licensor, then the Licensor shall have the right to solicit offers from third parties. If an offer relating to a Future Right(s) is extended to a third party under more favorable terms than those offered to the Company for such Future Right(s), such terms presented to the third party shall be presented to Company and Company shall have fifteen (15) days to accept such license on such offered terms (the Company’s “Right of First Refusal”). Both the Licensor and the Company shall be obligated to negotiate such terms in good faith. If an offer is extended to a third party for less favorable terms then the last offer to the Company than Licensor has no obligation to present such offer to the Company. The Right of First Refusal under this paragraph 2.4 shall extend for one year after the ninety (90) day negotiation period between the Company and the Licensor has expired under this paragraph 2.4 for the Future Rights being negotiated after which Licensor shall have the right to solicit offers from third parties relating to such Future Rights with no further obligation to Company.

2.5  The Company shall have the exclusive first option to negotiate in good faith for a license agreement to obtain the exclusive rights to any Improvement relating to the Technology created by or under the direction or control of the Inventor(s), filed, created or invented after the date of this Agreement (“Option Rights”). Accordingly, promptly after such filing, invention or creation and prior to disclosing to any third party the existence of any Improvement, the Licensor shall disclose the applicable Option Rights to the Company. If the Company so determines, the Company and the Licensor shall negotiate, in good faith, a commercially reasonable exclusive license of the Option Rights to the Company. If the Company and Licensor do not enter into a definitive exclusive license with ninety (90) days from the date the Company received notice of such Option Rights from the Licensor, then the Licensor shall have the right to solicit offers from third parties relating to such Option Rights with no further obligation to Company.

2.6  The license granted hereunder shall not be construed to confer any rights upon Company by implication, estoppel or otherwise as to any technology except as specifically set forth herein.
ARTICLE 3 - COMMERCIALIZATION

3.1 The Company shall use its commercially reasonable efforts to meet the Milestones under Article 4.5 and to bring a Licensed Product to market through a thorough, vigorous and diligent program for exploitation of the Licensed Products and Licensed Processes as timely and efficiently as possible. Such program shall include the preclinical and clinical development of Licensed Products and Licensed Processes, including research and development, manufacturing, laboratory and clinical testing and marketing. The Company shall continue active, diligent marketing efforts for Licensed Product(s) throughout the term of this Agreement.

3.2 A Development Committee (the “Committee”) shall be organized to monitor the clinical progress of the Licensed Products at the Company’s expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the field of each Licensed Product and at least one representative from each of Licensor and the Company. The Committee will be responsible for (i) making recommendations to the Company’s management relating to the pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each Licensed Product; and (iii) assisting the Company to prepare pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential, however, the Licensor representative may report clinical updates to a designated senior official at the Licensor who will agree to keep such information confidential. The Committee will meet at least two (2) times per year.

3.3 The Company will conduct its first clinical study entitled "Targeted Inhibition of Akt Activation in patients with metastatic colorectal, pancreatic, breast and ovarian cancer: A phase I/II study and pharmacodynamic/pharmacokinetic evaluation of the Akt activation inhibitor, Triciribine (TCN-P)." at the facilities of the Licensor. The Company will reasonably consider using the facilities of the Licensor to conduct future clinical studies.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 The Company agrees to pay to Licensor the royalties set forth below, and in accordance with the provisions of Articles 4.5 and 4.6, to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

    4.1.1 During the term of the License Agreement, the Company shall pay to the Licensor “Running Royalties” equal to [***] percent ([***]%) of Net Sales of Licensed Products, by the Company or its sublicensees, of up to [***] Dollars ($[***]) in any calendar year; [***] percent ([***]%) of Net Sales of Licensed Products, by the Company or its sublicensees in excess of [***] Dollars ($[***]) but less than [***] Dollars ($[***]) in any calendar year; and [***] percent ([***]%) of Net Sales of Licensed Products, by the Company or its sublicensees equal to or in excess of [***] Dollars ($[***]) in any calendar year.

4.2 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the Fair Market Value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate. In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

4.3  Royalty payments shall be paid in United States dollars in Tampa, Florida or at such place as Licensor may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country. Any taxes which the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Licensor. The Company shall furnish Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.4 Royalties payable to Licensor shall be paid semi-annually on or before June 30 and December 31 of each calendar year. Each such payment shall be for unpaid royalties which accrued within or prior to the Company's two most recently completed fiscal quarters.

4.5 As further consideration for the license granted hereunder, the Company shall pay to Licensor the following one time “Milestone Payments” which shall not be deducted from royalties otherwise owed or which may in the future be owing payable to Licensor on account of sublicensing royalties and/or lump sum payments received by the Company or its Affiliate from sublicensees pursuant to paragraph 4.1.2:

4.5.1  $40,000 upon execution of this Agreement.

4.5.2  Reimbursement for costs incurred by Licensor with respect to Patent Rights upon execution of this Agreement, which in no case shall exceed $[***].

    4.5.3  [***] Dollars ($[***]) upon the acceptance by the Food and Drug Administration (the “FDA”) of a Company sponsored Investigative New Drug Application (“an IND”) for a Licensed Product. For the purposes of this section 4.5.3, the IND shall be deemed “accepted” by the FDA sixty (60) days after submission of the IND to the FDA by the Company, provided, however, that the FDA has not notified the Company that it will not allow human clinical trials to commence under such IND;

    4.5.4 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase II clinical trial sponsored by the Company or its sublicensee in any country under a Company sponsored IND or equivalent;

4.5.5 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase III clinical trial sponsored by the Company or its sublicense in any country under a Company sponsored IND or equivalent;

4.5.6 [***] Dollars ($[***]) upon the acceptance for review of the first Company sponsored (or sublicensee sponsored) New Drug Application (and “NDA”) by the FDA;

    4.5.7 [***] Dollars ($[***]) upon the final approval by the FDA of the first Company sponsored (or sublicensee sponsored) NDA for a Licensed Product filed by the Company or its sublicensee;

4.6 No payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no issued Patent Rights underlying such Licensed Product in such country.

4.7 Should the Company or their sublicensees fail to file an IND for a Licensed Product with the FDA by the first anniversary of this Agreement (the “Penalty Date”), the Company shall remit a payment to the Licensor equal to [***] Dollars ($[***]) The Company shall remit an additional [***] Dollars ($[***]) (each a “Penalty Payment”) for each thirty (30) day period following the Penalty Date that it does not file an IND for a Licensed Product with the FDA. Upon submission of an IND for a Licensed Product with the FDA, the Company shall no longer be required to make Penalty Payments.

4.8 To the extent that the Company or any Affiliate of the Company is required (i) after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party in order to practice the rights purported to be granted to the Company by Licensor hereunder under Patent Rights in such jurisdiction, then up to [***] percent ([***]%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder, provided that in no event shall the aggregate royalties payable to Licensor in any semi-annual period in such jurisdiction be reduced by more than [***] percent ([***]%) as a result of any such deduction.

4.9  Upon each anniversary of this Agreement, the Company shall commit at least twenty-five thousand dollars ($25,000) specifically to be used in research and development related to potential products, research or development of Licensed Process or Licensed Product (the “Sponsored Research Funds”).

4.9.1 To the extent consistent with University’s rules and policy, and Florida Law, the “Sponsored Research Funds” will be placed in a designated University of South Florida Research Foundation Research Fund(s) and disbursed to researchers by mutual agreement of Company and University’s Director of Sponsored Research, as further described in a Sponsored Research Agreement.

4.10 Company agrees to provide Licensor [***] percent ([***]%) of any Fees received by Company prior to meeting the milestone contained hereunder Article 4.5.3 and [***] percent ([***]%) of any Fees received by the Company thereafter. As used herein, the term “Fees” means any fees, payments, or monies received by Company directly related to the sublicensing by the Company of rights to commercialize Licensed Products or Licensed Processes, excluding (a) payments received from the sale or issuance of debt or equity securities of the Company; (b) payments received by the Company that are specifically designated in any agreement with a third party to be dedicated to the research and development of the Technology or dedicated to establish a marketing and sales force for sales of the Technology; and (c) payments resulting from the sale of one or more Licensed Products, including royalties which shall be subject to Article 4.1.1.

ARTICLE 5 - REPORTS AND RECORDS

5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor by way of royalty as aforesaid. Said books of account shall be kept at the Company's principal place of business and the supporting data shall be open upon reasonable notice to the Company, for three (3) years following the end of the calendar year to which they pertain, for inspection by Licensor’s internal audit division and/or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company's royalty statement or compliance in other respects with this Agreement. Such obligation to maintain accurate books of account and the right to inspect them shall survive termination of this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of [***] Dollars ($[***]) or [***] percent ([***]%) of royalties payable for any quarter then the Company shall reimburse Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by paragraph 5.4 of this Agreement. All payments required under this Article 5 shall be due within thirty (30) days of the date Licensor provides the Company notice of the payment due.

5.2 Within sixty (60) days from the end of each quarter of each calendar year, specifically sixty days from March 31, June 30, September 30, and December 31, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder, in a format similar to Exhibit D and shall include at least the following along with the information requested in Exhibit D:

5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.3 Deductions applicable in computed Net Sales, if any;

5.2.4 Total royalties due based on Net Sales by or for the Company or its Affiliates or any sublicensee;

5.2.5 Names and addresses of all sublicensees and Affiliates of the Company;
5.2.6 On an annual basis, the Company's year-end financial statements.

5.3 With each such quarterly report submitted, the Company shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall indicate such in the report.

5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%), compounded annually.

5.5 The Company agrees to forward to Licensor annually a copy of any report, which is in substance similar to the report required by this Article 5, received from any sublicensee and other documents received from any sublicensee as may be pertinent to an accounting of royalties.

5.6 Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that Licensor take reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order. However, it is understood and agreed that according to Florida Statute 1004.22, Licensor shall make available upon request the title and description of a research project, the name of the researcher, and the amount and source of funding provided for such project.

5.7 Company may submit a new statement correcting for an unintentional and newly discovered overpayment for a period of one (1) year after the receipt of any such report and payment. Company’s sole remedy for such overpayment shall be credit against the following years payments due Licensor.

5.8 Company shall provide Development Reports, of which a sample is attached hereto as Exhibit C, semiannually, the first report being due six (6) months after the Effective Date of this Agreement.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1 The Company shall diligently prosecute and maintain the Patent Rights as set forth in Exhibit A hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications which may be required. The Company agrees to keep Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and take into account Licensor’s comments and requests with respect thereto. The Company will provide Licensor, under confidentiality, with copies of all filings covering products incorporating the Technology. Company shall ensure that Licensor is simultaneously copied with Company on all communication from patent counsel, including attachments related to Patent Rights between Company and patent counsel. The Licensor shall be given the opportunity to review and comment upon the breadth and coverage of said patent applications, and patent counsel chosen by the Company and approved by Licensor, such approval not to be unreasonably withheld, shall use all due care to address and incorporate any comments offered by the Licensor. In addition, Licensor shall have the right to designate its own separate counsel, at Licensor’s expense, to review and comment upon the prosecution and drafting of any applications, prosecution or maintenance documents and said comments shall also be given due consideration. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2 The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights, in which case the Company shall have no further royalty obligation to Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent Rights. Prior to any such abandonment, the Company shall give Licensor at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its expense and the Company shall then have no royalty or other obligation to Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such Patent Rights. The Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable Licensor to obtain and retain sole ownership and control of such Patent Rights.

ARTICLE 7 - TERMINATION

7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

7.2 Should the Company fail to make payment to Licensor of royalties due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between Licensor and the Company, Licensor shall have the right to terminate this License Agreement within seventy five (75) days after giving written notice of termination unless the Company shall pay to Licensor, within the seventy five (75) day period, all such royalties due and payable. In the event of a bona fide dispute over royalties, the parties shall resolve such dispute in accordance with Article 8. Subject to Article 8 and the immediately preceding sentence, upon the expiration of the seventy five (75) day period, if the Company shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall, at the option of Licensor, terminate.

7.3 Upon any material breach or default of this Agreement by the Company, other than as set forth in Paragraph 7.1 and 7.2 above, which shall always take precedence in that order over any material breach or default referred to in this Section 7.3, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving seventy five (75) days prior written notice to the Company. Such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of the seventy five (75) day period referred to above. If a dispute regarding termination is addressed according to Article 7, this license shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed.

7.4 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights, for any reason or no reason, by giving six (6) months notice thereof in writing to Licensor, and upon payment of all amounts due Licensor through the effective date of the termination.

7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 4, 5, 8, 10, 13, and 15, or as specifically specified in such Article. The Company and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to Licensor the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

7.6 In the event of termination under this Article 7, Licensor shall have the right to cross-reference and rely upon any such approvals and use all data submitted by Company to any regulatory agency in connection with Licensed Products, Licensed Processes or any products covered under the Patent Rights that Licensor or its other Licensee’s may seek approval on and, following termination of this Agreement, Licensor shall have the unrestricted right to provide such data to third parties.

7.7 If not terminated sooner, this Agreement shall terminate, on a country by country basis, on the date of the last to expire claim contained in the Patent Rights, at which time the Company will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, have used, sell and have sold Licensed Products and Licensed Processes.

ARTICLE 8 - DISPUTE RESOLUTION

8.1 Any dispute arising from or relating to this Agreement, excluding any dispute relating to patent validity or infringement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Tampa, Florida, in accordance with the rules of the American Arbitration Association. One arbitrator shall be selected by Licensor, one arbitrator shall be selected by the Company and the third arbitrator shall be selected by mutual agreement of the first two arbitrators. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Florida or in the United States District Court for the Middle District of Florida, to whose jurisdiction for such purposes Licensor and Company each hereby irrevocably consents and submits.

8.2 Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

8.4  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

8.5 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1 The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement. Licensor and Company shall consult one another in a timely manner concerning any appropriate response to the infringement.

9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, Licensor hereby agrees that the Company may join Licensor as a party in any such suit (and will join at the Company’s request), provided that the Company pay all of Licensor’s reasonable out-of-pocket expenses. The Company shall indemnify and hold Licensor harmless against any costs, expenses, liability, claims or damages made against or sustained by Licensor in connection with such involvement, other than resulting from Licensor's negligence or willful misconduct. Company may not settle or compromise any such suit in a manner that imposes additional obligations or restrictions on Licensor not already imposed by this Agreement without Licensor’s written permission. Any recovery of damages pursuant to this Paragraph 9.2 shall be retained entirely by the Company and allocated pursuant to 9.4 below.

9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Licensor shall have the right, but not the obligation to do so at its sole expense.

9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from any such recovery shall be treated as royalties received by the Company from sublicensees and shared by Licensor and the Company in accordance with Paragraphs 4.1 and 4.2 hereof as applicable.

9.5 The Company may credit the cost of any litigation costs incurred by the Company in any country pursuant to this Article 9 including all amounts paid in judgment or settlement of litigation within the scope of this Article 9 against royalties or other fees thereafter payable to the Licensors hereunder for such country. If the costs of such litigation in such country exceeds the royalties payable to the Licensors in any year in which such costs are incurred then the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

9.6 If within six (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Company may, for such purposes, join the Licensor as a party plaintiff. The total cost of any such infringement action commenced solely by Licensor shall be borne by Licensor and Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

9.7 In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY
10.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

10.2 The Company agrees to defend, indemnify and hold Licensor, the University and their trustees, inventors, officers, employees and affiliates, harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company, Company’s Affiliates, sublicensees, or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by the Company, Company’s Affiliates, sublicensees, or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Licensor's negligence or willful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sub-licensee providing for the indemnification of Licensor as provided in this Article.

10.3  Licensor shall not be liable to Company or Company’s customers or sublicensees for any damages, including but not limited to, direct, special, incidental, indirect, economic, or consequential damages resulting from design defects, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed or sold pursuant to this Agreement.

10.4  Company shall procure and maintain commercial general liability insurance, including without limitation, product liability insurance, in amounts customary in the relevant industry in which Company commercially exploits Licensed Products or Licensed Process. Such insurance coverage shall extend to indemnities of Company and Licensor shall be named as an insured. Insurance coverage shall be obtained through insurance carriers reasonably acceptable to Licensor. Product liability insurance shall be maintained prior to the first commercial sale of a Licensed Product and shall be continued for a commercially reasonable amount of time after the expiration of this Agreement.

10.5 LICENSEE shall promptly notify RESEARCH FOUNDATION of all claims involving the Indemnities.

10.6 Nothing in this Agreement shall be construed as a warranty or representation by RESEARCH FOUNDATION or University that it will not grant licenses to others to make, use or sell products or processes not covered by the claims of the Patent Rights which may be similar to or compete with products made or sold by LICENSEE or its sublicensee.

ARTICLE 11 - ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company. In either such case, Company shall notify Licensor in writing within thirty (30) days of such assignment. Notwithstanding the foregoing, Licensor may assign this Agreement or any individual sections or paragraphs under this Agreement, without the consent of Company, to Moffitt Research & Cancer Center.

ARTICLE 12 - PAYMENT OF FEES AND EXPENSES

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

ARTICLE 13 - USE OF NAMES AND PUBLICATION

13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor, the inventors, the University nor any of its employees, any of its units (including contraction, abbreviation or simulation of any of the foregoing), nor any adaptation thereof, without the prior, written consent of Licensor; provided, however, Company may state that such has been licensed by Licensor under one or more of the patents and/or applications comprising the Patent Rights.

13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever.

13.3 In the event that Licensor desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Licensor shall notify the Company and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least ninety (90) days before any written or other publication or disclosure. The Licensor shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Licensor, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty (60) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensor shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor. If the Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure.

ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:
In the case of Licensor:

USF Research Foundation, Inc.
USF Box 30445
Tampa, Florida 33620-3044
Attention: Assistant Director
Tel: 813-974-4903
Fax: 813-974-3348

In the case of the Company:
Greenwich Therapeutics, Inc.
787 Seventh Avenue, 48th Floor
New York, NY 10019
Attn: President
Tel: 212-554-4300
Fax: 212-554-4355

15. CONFIDENTIALITY

15.1 Any proprietary or confidential information relating to the Patent Rights (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the “Confidential Information." The Company and Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

15.1.1 The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

15.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company.

15.1.3 Is independently developed by the Company as demonstrated by written evidence without reference to information disclosed to the Company by Licensor.

15.1.4 Is disclosed pursuant to the prior written approval of Licensor.

15.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Licensor and Licensor has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

16.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

16.3  The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

16.4  The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.5  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.6 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.7 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one. The provision of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

16.8 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

16.9 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

16.10 Company agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.
16.11 It is understood that Licensor is subject to United States laws and regulations controlling the export or transfer of defense articles, technical data, computer software, laboratory prototypes, and other commodities (collectively “technical information”). Said laws include but are not limited to: the Export Control Act, International Traffic in Arms Regulations and the Export Administration Act of 1979. Licensor’s obligations hereunder are contingent on compliance with said laws and regulations. It is understood that compliance with said laws and regulations may require of both Licensor and Company: (1) export license(s); (2) written compliance plan(s) with said laws and regulations; or (3) modification(s) to existing facilities. Licensor does not represent that a license(s), compliance plan(s) or modification(s) will or will not be required. In the event that an export license(s) is required, Licensor does not represent that it shall be issued by the cognizant governmental agencies. In the event that a compliance plan(s) or modification(s) is required, Licensor does not represent that said plan(s) or modification(s) will be approved by the cognizant governmental agencies. In all cases the cost of any (1) export licenses for Company or Company’s employees; (2) compliance plans required of Company; and (3) modifications to Company’s facilities shall be the sole responsibility of Company. Company hereby agrees to comply with any export controls or federal regulations which may apply to the Licensed Products or Licensed Processes.

ARTICLE 17-REPRESENTATIONS AND WARRANTIES

17.1 Licensor, to the best of its knowledge, represents and warrants that:

17.1.1 Licensor has all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

17.1.2 There are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Licensor’s rights or the rights of the Company under this Agreement, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Patent Rights or Know How or their use.

17.1.3 There is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use.

17.1.4 The US and foreign patent applications and patents itemized on Exhibit A set forth all of the patents and patent applications for the Technology in the Field of Use owned by or licensed by Licensor on the Effective Date.

17.1.5 There are no inventors of Patent Rights other than those listed as inventors on the patent filings.

17.1.6 Licensor has provided Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all funding agencies on Exhibit B.

17.2 It is understood that the United States Government (through its agencies or otherwise) or the Government of the State of Florida may have funded research during the course of or under which some of the inventions of the Patent Rights may have been conceived or made. The United States Government and the Government of the State of Florida are entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations and other federal and state regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Patent Rights for governmental purposes. Any license granted to LICENSEE in this Agreement shall be subject to such right, if any.

17.3 Each of Company and Licensor warrants and represents that the persons signing this Agreement on its behalf have authority to execute this Agreement and that execution of this Agreement does not violate any law, rule, or regulation applicable to it or any contract or other agreement by which it is bound.

(signatures on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

GREENWICH THERAPEUTICS, INC.	UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, Inc.
/s/	/s/

Name: Title: Date:	Name: Rod Casto, Ph.D. Title: Executive Director & Secretary Date:

UNIVERSITY OF SOUTH FLORIDA BOARD OF TRUSTEES, a public body corporate
/s/

Name Title More Title

(signature page to the License Agreement by and among
the parties above date April 19, 2005)

EXHIBIT A
[***]

EXHIBIT B

Support & funding leading to Patent Rights and Know How:

National Cancer Institute
CA89242 & CA77935

EXHIBIT C
Form of Development Report

THIS REPORT IS CONFIDENTIAL AND MAY CONTAIN MATERIAL NON PUBLIC INFORMATION

When appropriate, indicate estimated start date and finish date for activities.

A. Date Development Plan Initiated and Time Period Covered by this Report.

B. Development Report

1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities

1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2. Estimated total development time remaining before a product will be commercialized.

D. Changes to Initial Development Plan
1. Reasons for change.

2. Variables that may cause additional changes.

E. Items to be Provided if Applicable:

1. Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

2. Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

4.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of South Florida Research Foundation, Inc.	University of South Florida
4202 E. Fowler Avenue, FAO126	Division of Patents & Licensing
Tampa, FL 33620	4202 E. Fowler Avenue, FAO126
ATTN: Assistant Director	Tampa, FL 33620
Phone No.: 813-974-4903	ATTN: Director
Fax No.: 813-974-3348	Phone No.: 813-974-0994
Fax No.: 813-974-8490

Exhibit D
USF Royalty Report

Licensee:__________________________ Agreement No:_______________________

Inventor(s):_______________________ USF Ref: No:_______________________

Period Covered: From:____/_____/_____ Through:_______/_______/_____________

Prepared By:_______________________ Approved by:________________________

If License covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ___Single Product Line Report ________________________________
___Multiproduct Summary Report Page __ of ___ Pages

Report Currency: ___US Dollars ___Other_________________________

Royalty Due
Country	Gross Sales	*Less Allowances	Net Sales	Royalty Rate	This Year	Last Year
U.S.A.
Canada
Europe

Japan
Others:

TOTAL:

Total Royalty:________Conversion Rate(s):___________Royalty in U.S. Dollars:________________

Milestone Payment 1:_________;Milestone Payment 2:_________Milestone Payment 3:__________

The following Royalty forecast is non-binding and for USF’s internal planning purposes only:

Royalty Forecast Under this Agreement: Next Quarter:________Q2:______Q3:______Q4:______

On a separate page, please indicate the reason for returns or other adjustments if significant. Also, note any unusual occurrences that affect royalty amounts during this period. To assist USF’s forecasting, please comment on any significant expected trends in sales volume.

Appendix F

CERTIFICATE OF INCORPORATION
of
VIOQUEST DELAWARE, INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies as follows:

1.    Name. The name of the corporation is “VioQuest Delaware, Inc.” (the “Corporation”).

2.    Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in New Castle County; and the name of its registered agent at such address is The Corporation Trust Company. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Delaware.

3.    Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.    Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares consisting of: One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (“Common Stock”); and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

The Preferred Stock may be divided into, and may be issued from time to time in one or more series. The Board of Directors of the Corporation (“Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board from time to time with respect to each such series shall include, but not be limited to, determination of the following:

(a)    The designation of the series;

(b)    The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;

(c)    The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;

(d)    The redemption rights, if any, and price or prices for shares of the series;

(e)    The terms and amounts of any sinking fund provided for the purchase or redemption of the series;

(f)    The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)    Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(h)    The voting rights, if any, of the holders of such series; and

(i)    Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

5.    Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Christopher J. Melsha, Esq., 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402.

6.    Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7.    Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8.    Indemnification.

8.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).

8.2    Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3    Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

8.6    Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7    Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.    Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws.

10.   Powers of Incorporators. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who is to serve as the initial director of the Corporation, or until his successor is duly elected and qualified, are:

Daniel Greenleaf
7 Deer Park Drive, Suite E
Monmouth Junction, NJ 08852

11.   Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section.

WITNESS the signature of this Certificate of Incorporation this [ ] day of [ ], 2005.

__________________________________
Christopher J. Melsha, Incorporator

VioQuest Pharmaceuticals, Inc.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS - [    ], 2005

The undersigned, a shareholder of VioQuest Pharmaceuticals, Inc., hereby appoints Daniel Greenleaf and Brian Lenz, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of Shareholders of VioQuest Pharmaceuticals, Inc. to be held on [     ], 2005 at [     ] (Eastern time) at [         ], and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

To approve and adopt a proposal to reincorporate the Company under the laws of the State of Delaware by merging the Company with and into VioQuest Delaware, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the "Reincorporation"), as more fully described in the Company’s Proxy Statement relating to the Special Meeting.

FOR ❑   AGAINST ❑   ABSTAIN ❑

The Board of Directors Recommends a Vote FOR this Proposal.

To approve and adopt a proposal to amend the Company’s articles of incorporation to authorize an increased number of shares of common stock and the issuance of shares of preferred stock (the "Charter Amendment"), as more fully described in the Company’s Proxy Statement relating to the Special Meeting.

FOR ❑   AGAINST ❑   ABSTAIN ❑

The Board of Directors Recommends a Vote FOR this Proposal.

If necessary, to approve and adopt a proposal to to adjourne the Special Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the Charter Amendment.

FOR ❑   AGAINST ❑   ABSTAIN ❑

The Board of Directors Recommends a Vote FOR this Proposal.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Special Meeting of Shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the Reincorporation, Charter Amendment and, if necessary, Adjournment.

Dated ___________, 2005

×_____________________________

×_____________________________

(When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. If shares are held in joint tenancy, both joint tenants must sign.)